SECURITIES AND EXCHANGE COMMISSION
                     Washington, DC 20549
                          FORM 10-K

  For Annual and Transition reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

[x] Annual report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 for the fiscal year ended
December 31, 1999
[ ] Transition report pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934.

                Commission File No.: 0-21628
                     HAVEN BANCORP, INC.
      (exact name of registrant as specified in its charter)

                          DELAWARE
 (State or other jurisdiction of incorporation or organization)

                         11-3153802
                  (I.R.S. Employer I.D. No.)

         615 Merrick Avenue, Westbury, New York 11590
           (Address of principal executive offices)

                        (516) 683-4100
      (Registrant's telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act: NONE
Securities registered pursuant to Section 12(g) of the Act:
   Common Stock par value $0.01 per share (Title of class)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. [x] Yes [ ] No

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of the registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of the Form 10-K or any amendment to this Form 10-K. [x] Yes [ ] No

The aggregate market value of the voting stock held by non-affiliates of the registrant, i.e., persons other than directors and executive officers of the registrant is $134,843,707 and is based upon the last sales price as quoted on the Nasdaq Stock Market for March 29, 2000.

The registrant had 9,026,661 shares outstanding as of March 29, 2000.
             DOCUMENTS INCORPORATED BY REFERENCE

Portions of the Annual Report to Stockholders for the fiscal year ended December 31, 1999, are incorporated by reference into Parts
I and II of this Form 10-K.

Portions of the Proxy Statement for the 2000 Annual Meeting of
Stockholders are incorporated by reference into Part III of this Form 10-K.

                             INDEX

                             PART I                             Page

Item 1.   Description of Business ..........................    1 - 50
            Business .......................................    1 - 2
            Recent Developments ............................    2 - 3
            Market Area and Competition ....................    3 - 4
            Lending Activities .............................    4 - 11
            Delinquencies and Classified Assets ............   11 - 15
            Allowances for Loan and REO Losses .............   15 - 18
            Investment Activities ..........................   18 - 20
            Mortgage-Backed Securities .....................   21 - 25
            Sources of Funds ...............................   25 - 29
            Borrowings .....................................   30 - 32
            Subsidiary Activities ..........................   33 - 34
            Personnel ......................................     34
            Regulation and Supervision .....................   34 - 46
            Federal and State Taxation .....................   46 - 48
Item 2.   Properties .......................................   48 - 50
Item 3.   Legal Proceedings ................................     50
Item 4.   Submission of Matters to a Vote of Security
            Holders ........................................     50

                            PART II

Item 5.   Market for Registrant's Common Equity and
          Related Stockholder Matters ......................     51
Item 6.   Selected Financial Data ..........................     52
Item 7.   Management's Discussion and Analysis of Financial
          Condition and Results of Operations ..............     52
Item 7a.  Quantitative and Qualitative Disclosures
          about Market Risk ................................     52
Item 8.   Financial Statements and Supplementary Data ......     52
Item 9.   Changes In and Disagreements with Accountants on
          Accounting and Financial Disclosure ..............     52

                            PART III

Item 10.  Directors and Executive Officers of the
            Registrant ......................................    52
Item 11.  Executive Compensation ...........................     53
Item 12.  Security Ownership of Certain Beneficial
          Owners and Management ............................     53
Item 13.  Certain Relationships and Related Transactions ...     53

                             PART IV

Item 14.  Exhibits, Financial Statements, Schedules and
          Reports on Form 8-K ..............................  53 - 56

PRIVATE SECURITIES LITIGATION REFORM ACT SAFE HARBOR STATEMENT Statements made herein that are forward-looking in nature within the meaning of the Private Securities Litigation Reform Act of 1995, are subject to risks and uncertainties that could cause actual results to differ materially. Such risks and uncertainties include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Haven Bancorp, Inc. that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, those related to overall business conditions, particularly in the consumer financial services, mortgage and insurance markets in which Haven Bancorp, Inc. operates, fiscal and monetary policy, competitive products and pricing, credit risk management, the ability of Haven Bancorp, Inc. to undertake a suitable transaction with respect to its residential mortgage lending division and changes in regulations affecting financial institutions.

                             PART I

ITEM 1.   DESCRIPTION OF BUSINESS

                           BUSINESS
Haven Bancorp, Inc. ("Haven Bancorp" or the "Company") was incorporated under Delaware law on March 25, 1993 as the holding company for CFS Bank ("CFS" or the "Bank") in connection with the Bank's conversion from a federally chartered mutual savings bank to a federally chartered stock savings bank. The Company is a savings and loan holding company and is subject to regulation by the Office of Thrift Supervision ("OTS"), the Federal Deposit Insurance Corporation ("FDIC") and the Securities and Exchange Commission ("SEC"). The Company is headquartered in Westbury, New York and its principal business currently consists of the operation of its wholly owned subsidiary, the Bank. At December 31, 1999, the Company had consolidated total assets of $2.97 billion and stockholders' equity of $105.6 million.

Currently, the Company does not transact any material business other than through its subsidiary, the Bank.

The Bank was established in 1889 as a New York-chartered building and loan association and converted to a New York-chartered savings and loan association in 1940. The Bank converted to a federally chartered mutual savings bank in 1983. As the Bank expanded its presence in the New York tri-state area it changed its name to CFS Bank in 1997. The Bank is a member of the Federal Home Loan Bank ("FHLB") System, and its deposit accounts are insured to the maximum allowable amount by the FDIC. At December 31, 1999, the Bank had total assets of $2.96 billion and stockholders' equity of $147.0 million.

The Bank's principal business has been and continues to be attracting retail deposits from the general public and investing those deposits, together with funds generated from operations and borrowings, primarily in one- to four-family, owner-occupied residential mortgage loans. Since 1994, the Bank has gradually increased its activity in multi-family and commercial real estate lending. In addition, the Bank will invest in debt, equity and mortgage-backed securities and other marketable securities to supplement its lending portfolio. Effective January 1, 1999, the Bank indefinitely discontinued offering certain consumer loans, including home equity loans and home equity lines of credit.

On May 1, 1998, the Bank completed the purchase of the loan production franchise of Intercounty Mortgage, Inc. ("IMI"). The business operates as a division of the Bank under the name CFS Mortgage originating and purchasing residential loans for the Bank's portfolio and for sale in the secondary market, primarily through six loan origination offices located in New York, New Jersey and Pennsylvania. Loan sales in the secondary market are primarily on a servicing-released basis, for which the Bank earns servicing-released premiums. The Company has retained an investment banking firm to pursue various strategic alternatives for the Company including the sale of parts of CFS Mortgage, which the Company expects to complete in early 2000.

On November 2, 1998, the Company purchased 100% of the outstanding common stock of Century Insurance Agency, Inc. The insurance agency operates as a wholly owned subsidiary of the Company under the name CFS Insurance Agency, Inc. ("CIA"), providing automobile, homeowners and casualty insurance to individuals, and various lines of commercial insurance to individuals.

The Bank's results of operations are dependent primarily on its net interest income, which is the difference between the interest income earned on its loan and securities portfolios and its cost of funds, which consists of the interest paid on its deposits and borrowed funds. The Bank's net income is also affected by its non-interest income, its provision for loan losses and its operating expenses consisting primarily of compensation and benefits, occupancy and equipment, federal deposit insurance premiums and other general and administrative expenses. The earnings of the Bank are significantly affected by general economic and competitive conditions, particularly changes in market interest rates, and to a lesser extent by government policies and actions of regulatory authorities.

                      RECENT DEVELOPMENTS

On March 24, 2000, the Company announced that it retained the investment banking firm of Lehman Brothers Inc. to advise the

Board of Directors on strategic alternatives for the Company. In addition, the Company formed a three-person committee of outside Board members to work with Lehman Brothers in these efforts. Chaired by Michael A. McManus, Jr., the committee includes Hanif Dahya and Robert M. Sprotte. The Company had previously announced that it had engaged Lehman Brothers to assist in evaluating options with respect to the Company's residential mortgage origination division. The Company expects a resolution regarding its residential mortgage division in the near future, which will result in the Company recording a restructuring charge, the amount of which cannot be determined at this time.
In addition, the Board approved a plan to reduce operating expenses through a reduction in the Company's workforce and elimination of certain other expenses across all departments and divisions. The Company expects to realize approximately $7 million in annualized savings as a result of these measures. The Company started to implement these initiatives as of March 24, 2000.

                  MARKET AREA AND COMPETITION

The Bank has been, and continues to be, a community oriented savings institution offering a variety of traditional financial services to meet the needs of the communities in which it operates. Management considers the Bank's reputation and customer service as its major competitive advantage in attracting and retaining customers in its market area.

The Bank's primary market area is concentrated in the neighborhoods surrounding its eight full service banking and sixty-three in-store banking facilities located in the New York City boroughs of Queens, Brooklyn, Manhattan and Staten Island, the New York counties of Nassau, Suffolk, Rockland and Westchester and in New Jersey and Connecticut. During 1999, the Bank opened six in-store branches. Management believes that in-store branching is a cost effective way to extend the Bank's franchise and put its sales force in touch with more prospective customers than possible through conventional bank branches. Management believes that all of its branch offices are located in communities that can generally be characterized as stable, residential neighborhoods of predominantly one- to four-family residences and middle income families.

During the past five years, the Bank's expanded loan work-out and resolution efforts have successfully contributed toward reducing non-performing assets to manageable levels. Although there are encouraging signs in the local economy and the Bank's real estate markets, it is unclear how these factors will affect the Bank's asset quality in the future. See "Delinquencies and Classified Assets."

The New York City metropolitan area has a large number of financial institutions, many of which are significantly larger and have greater financial resources than the Bank, and all of which are competitors of the Bank to varying degrees. The Bank's competition for loans and deposits comes principally from savings and loan associations, savings banks, commercial banks, mortgage banking companies, insurance companies and credit unions. In addition, the Bank faces increasing competition for deposits from non-bank institutions such as brokerage firms and insurance companies in such areas as short-term money market funds, corporate and government securities funds, mutual funds and annuities and insurance. Competition may also increase as a result of the lifting of restrictions on the interstate operations of financial institutions and the recent passage of the Gramm-Leach-Bliley Act. See "Regulation and Supervision."

                   LENDING ACTIVITIES

LOAN PORTFOLIO COMPOSITION. The Bank's loan portfolio consists primarily of conventional first mortgage loans secured by owner occupied one- to four-family residences, and, to a lesser extent, multi-family residences, commercial real estate and construction and land loans. Also, the Bank's loan portfolio includes cooperative loans, which the Bank has not originated since 1990 except to facilitate the sale of real estate owned ("REO") or to restructure a problem asset. During 1999, loan originations and purchases totaled $1.38 billion (comprised of $1.20 billion of residential one- to four-family mortgage loans, $158.7 million of commercial and multi-family real estate loans, $11.2 million of construction loans and $8.9 million of consumer loans). One- to four-family mortgage loan originations and purchases included $634.8 million of loans originated and purchased for sale in the secondary market. During 1999, the Bank sold $561.7 million of one- to four-family mortgage loans in the secondary market on a servicing-released basis.

At December 31, 1999, the Bank had total mortgage loans outstanding of $1.77 billion, of which $1.33 billion were one- to four-family residential mortgage loans, or 74.0% of the Bank's total loans. At that same date, multi-family residential mortgage loans totaled $268.4 million, or 14.9% of total loans.

The remainder of the Bank's mortgage loans, included $167.5 million of commercial real estate loans, or 9.3% of total loans, $3.7 million of cooperative apartment loans, or 0.2% of total loans and $3.2 million of construction and land loans, or 0.2% of total loans. Other loans in the Bank's portfolio principally consisted of home equity lines of credit and consumer loans totaling $25.9 million, or 1.4% of total loans at December 31, 1999.

The following table sets forth the composition of the Bank's loan portfolio, excluding loans held for sale, in dollar amounts and in percentages of the respective portfolios at the dates indicated.

                                                             At December 31,
                                                             ---------------
                              1999              1998              1997              1996              1995
                         ---------------   ---------------   ---------------   ---------------   ---------------
                                 Percent           Percent           Percent           Percent           Percent
                                   of                of                of                of                of
                         Amount   Total    Amount   Total    Amount   Total    Amount   Total    Amount   Total
                         ------  -------   ------  -------   ------  -------   ------  -------   ------  -------
                                                          (Dollars in thousands)
Mortgage loans:
  One- to four-family $1,332,169  73.98%  $888,610  67.85%  $805,690  69.93%  $556,818  65.63%  $325,050  57.03%
  Multi-family           268,358  14.90    215,542  16.46    143,559  12.46    105,341  12.42     79,008  13.86
  Commercial             167,518   9.30    163,935  12.52    148,745  12.91    127,956  15.08    111,038  19.48
  Cooperative              3,669   0.20      3,970   0.30     19,596   1.70     19,936   2.35     10,187   1.79
  Construction and land    3,168   0.18      2,731   0.20      2,263   0.20      4,227   0.50      5,737   1.01
                       ---------  -----  ---------  -----    -------  -----    -------  -----    -------  -----
Total mortgage loans   1,774,882  98.56  1,274,788  97.33  1,119,853  97.20    814,278  95.98    531,020  93.17

Other loans:
  Home equity lines of
    credit                11,328   0.63     15,173   1.16     15,449   1.34     15,677   1.85     16,454   2.89
  Property improvement
    loans                  1,502   0.08      2,634   0.20      4,392   0.38      6,957   0.82     10,248   1.80
  Loans on deposit
    accounts                 749   0.04        957   0.07        895   0.08        809   0.10        821   0.14
  Commercial loans           422   0.02        445   0.03        453   0.04        351   0.04        479   0.08
  Guaranteed student loans   667   0.04        774   0.06        882   0.08        985   0.12      1,181   0.21
  Unsecured consumer loans   978   0.05      2,029   0.16        450   0.04        809   0.10      1,950   0.34
  Other loans             10,302   0.58     12,914   0.99      9,770   0.84      8,506   0.99      7,834   1.37
                       --------- ------  --------- ------    ------- ------    ------- ------    ------- ------
Total other loans         25,948   1.44     34,926   2.67     32,291   2.80     34,094   4.02     38,967   6.83
                       --------- ------  --------- ------    ------- ------    ------- ------    ------- ------
Total loans            1,800,830 100.00% 1,309,714 100.00% 1,152,144 100.00%   848,372 100.00%   569,987 100.00%
                                 ======            ======            ======            ======            ======
Less:
  Unearned discounts,
   premiums and deferred
   loan fees, net          5,995               966            (1,363)             (786)           (1,029)
  Allowance for loan
   losses                (16,699)          (13,978)          (12,528)          (10,704)           (8,573)
                       ---------         ---------           -------           -------           -------
Loans, net            $1,790,126        $1,296,702        $1,138,253          $836,882          $560,385
                       =========         =========           =======           =======           =======


The following table shows the estimated contractual maturity of the Bank's loan portfolio at December 31, 1999, assuming no prepayments.

                                 At December 31, 1999
                              Mortgage   Other      Total
                               Loans     Loans      Loans
                              --------   -----     -------
                                    (In thousands)
Amounts due:
 Within one year              $ 75,797  $16,497     92,294
                               -------   ------    -------
 After one year:
  One to three years           171,079    1,390    172,469
  Three to five years          335,096    1,652    336,748
  Five to ten years            595,617    2,337    597,954
  Ten to twenty years          354,481    4,072    358,553
  Over twenty years            242,812      -      242,812
                             ---------   ------  ---------
    Total due after one year 1,699,085    9,451  1,708,536
                             ---------   ------  ---------
    Total                   $1,774,882  $25,948 $1,800,830
                             =========   ======  =========


The following table sets forth at December 31, 1999, the dollar amount of all loans due after December 31, 2000, and whether such loans have fixed interest rates or adjustable interest rates.

                                  Due After December 31, 2000
                                  Fixed    Adjustable    Total
                                  -----    ----------    -----
                                         (In thousands)
Mortgage loans:
  One- to four-family           $534,265 $  759,164   $1,293,429
  Multi-family                    38,586    217,360      255,946
  Commercial                      28,475    117,566      146,041
  Cooperative                        954      2,715        3,669
Other loans                        7,466      1,985        9,451
                                 -------  ---------    ---------
  Total                         $609,746 $1,098,790   $1,708,536
                                 =======  =========    =========


The following table sets forth the Bank's loan originations, loan purchases, sales and principal repayments for the periods indicated:

                                                 Years Ended December 31,
                                     1999       1998      1997      1996      1995
                                    ------     ------    ------    ------    ------
                                                     (In thousands)
Mortgage loans (gross):
At beginning of year             $1,274,788 $1,119,853   $814,278  $531,020  $483,232
  Mortgage loans originated(1):
   One- to four-family              568,072    177,544    121,498    98,783    64,139
   Multi-family                     102,305     88,504     64,181    46,310    11,726
   Commercial real estate            56,395     68,319     69,495    35,886    26,047
   Cooperative                         -            34       -         -           63
   Construction and land loans       11,188      2,806      3,773     1,562     4,367
                                  ---------    -------    -------   -------   -------
     Total mortgage loans
      originated                    737,960    337,207    258,947   182,541   106,342
  Mortgage loans purchased             -       297,906    200,900   172,300    26,241
  Transfer of mortgage loans
    to REO                             (622)      (623)    (1,695)   (3,470)   (4,638)
  Transfer of mortgage loans from/
    (to) loans held for sale         44,569       -          -       10,594   (12,038)
  Principal repayments             (259,143)  (269,164)  (151,215)  (78,209)  (67,274)
  Sales of mortgage loans (2)       (22,670)  (104,700)    (1,362)     (498)     (845)
  Transfer of loans to MBSs            -      (105,691)      -         -         -
                                  ---------  ---------  ---------   -------   -------
At end of year                   $1,774,882 $1,274,788 $1,119,853  $814,278  $531,020
                                  =========  =========  =========   =======   =======
Other loans (gross):
At beginning of year               $ 34,926   $ 32,291   $ 34,094  $ 38,967  $ 41,025
  Other loans originated              8,874     16,413     11,491     8,735    10,746
  Principal repayments              (17,852)   (13,778)   (13,294)  (13,608)  (12,804)
                                    -------    -------    -------   -------   -------
At end of year                     $ 25,948   $ 34,926   $ 32,291  $ 34,094  $ 38,967
                                    =======    =======    =======   =======   =======

(1)  Includes wholesale loan purchases.
(2) During 1999, the Bank sold $20.5 million of adjustable-rate mortgage loans previously held in the Bank's portfolio. During 1998, the Bank sold $83.3 million of adjustable-rate mortgage loans in several bulk sale transactions. Also during 1998, the Bank sold $14.0 million of cooperative apartment loans.

ONE- TO FOUR-FAMILY MORTGAGE LENDING. The Bank offers both fixed-rate and adjustable-rate mortgage ("ARM") loans secured by one- to four-family residences located primarily in Long Island (in the New York counties of Nassau and Suffolk), the New York City boroughs of Queens, Manhattan, Brooklyn and Staten Island, the New York counties of Rockland and Westchester, as well as in Albany and Rochester, New York, New Jersey, Pennsylvania and Connecticut.

Loan originations are generally obtained from existing or past customers, members of the local communities, local real estate brokers and attorney referrals. The substantial majority of the Bank's loans are originated through efforts of Bank-employed sales representatives who solicit loans from the communities served by the Bank by calling on real estate attorneys, brokers and individuals who have expressed an interest in obtaining a mortgage loan. The Bank also originates loans from its customer base in its branch offices. In 1995, the Bank also began purchasing loans on a flow basis from correspondent mortgage bankers in New York, New Jersey and Connecticut to supplement its one- to four-family loan originations.

The Bank generally originates one- to four-family residential mortgage loans in amounts up to 95% of the lower of the appraised value or selling price of the property securing the loan. Properties securing such loans are primarily owner-occupied principal residences. One- to four-family mortgage loans may be originated with loan-to-value ratios of up to 97% of the appraised value of the property under the Fannie Mae ("FNMA") Community Home Buyers Program, which targets low to low/moderate income borrowers. Residential condominium loans are originated in amounts up to a maximum of 95% of the appraised value of the condominium unit. Private Mortgage Insurance ("PMI") is required whenever loan-to-value ratios exceed 80% of the price or appraised value of the property securing the loan. Loan amounts generally conform to Federal Home Loan Mortgage Corporation ("FHLMC") limits. Mortgage loans originated by the Bank generally include due-on-sale clauses that provide the Bank with the contractual right to deem the loan immediately due and payable in the event that the borrower transfers ownership of the property without the Bank's consent. Due-on-sale clauses are an important means of enabling the Bank to redeploy funds at current rates thereby causing the Bank's loan portfolio to be more interest rate sensitive. The Bank has generally exercised its rights under these clauses.

The Bank currently offers fixed-rate loans up to $1.0 million on one- to four-family residences with terms up to 30 years, as well as 30 year and 15 year fixed-rate bi-weekly loans. Interest rates charged on fixed-rate mortgage loans are competitively priced based on market conditions and the Bank's cost of funds. Origination fees on fixed-rate loans typically range from 0% to 3% of the principal amount of the loan. Generally, the Bank's standard underwriting guidelines conform to the FNMA/FHLMC guidelines.

The Bank currently offers ARM loans up to $1.0 million which adjust either annually, or in 3, 5, 7, 10 or 15 years with maximum loan terms of 30 years. The Bank's ARM loans typically carry an initial interest rate below the fully-indexed rate for the loan. For one year ARMs, the Bank qualifies borrowers based upon a rate of 2% over the initial rate. The initial discounted rate is determined by the Bank in accordance with market and competitive factors. The Bank currently charges origination fees ranging from 0% to 2.0% for its one- to four-family ARM loans. ARM loans generally pose a risk that as interest rates rise, the amount of a borrower's monthly loan payment also rises, thereby increasing the potential for delinquencies and loan losses. This potential risk is mitigated by the Bank's policy of originating ARM loans with annual and lifetime interest rate caps that limit the amount that a borrower's monthly payment may increase and by qualifying borrowers based upon a rate of 2% over the initial rate. During 1999, the Bank originated or purchased $443.6 million of one- to four-family ARM loans for portfolio.

The Bank originates 30 year and 15 year fixed-rate loans for immediate sale, primarily to private investors, while it generally retains ARM loans, 10, and 20 year fixed-rate loans, and 15 and 30 year bi-weekly fixed-rate loans for portfolio. The Bank arranges for the sale of such loans at the acceptance of the commitment by the applicant to the investor through "assignments of trade" or "best efforts" commitments. The Bank sells loans on a servicing-released basis. For the year ended December 31, 1999, the Bank originated and purchased approximately $634.8 million of primarily fixed rate, one- to four-family loans for sale in the secondary market, $561.7 million of which were sold in 1999 and $44.6 million of which were transferred to portfolio.

COOPERATIVE APARTMENT LOANS. Until 1990, the Bank originated loans secured by cooperative units. Since 1990, the Bank has not originated any loans secured by cooperative units with the exception of loans to facilitate the restructuring of a classified asset or sale of REO. In 1994, the Bank was approved as a seller/servicer in a FNMA pilot program, enabling it to originate cooperative apartment loans for immediate sale to FNMA.

MULTI-FAMILY LENDING. The Bank originates multi-family loans with contractual terms of up to 15 years where the interest rate generally reprices during the term of the loan and is tied to matching U.S. Treasury Notes plus a margin. These loans are generally secured by apartment and mixed-use (commercial and residential, with the majority of income coming from the residential units) properties, located in the Bank's primary market area and are made in amounts of up to 75% of the appraised value of the property. In making such loans, the Bank bases its underwriting decision primarily on the net operating income generated by the real estate to support the debt service, the financial resources, credit history and ownership/ management experience of the principals/guarantors, and the marketability of the property. The Bank generally requires a debt service coverage ratio of at least 1.20x and sometimes requires personal guarantees from borrowers. As of December 31, 1999, $268.4 million, or 14.9% of the Bank's total loan portfolio, consisted of multi-family residential loans.

Multi-family, commercial real estate and construction and land lending are generally believed to involve a higher degree of credit risk than one- to four-family lending because such loans typically involve higher principal amounts and the repayment of such loans generally is dependent on income produced by the property to cover operating expenses and debt service. Economic events that are outside the control of the borrower or lender could adversely impact the value of the security for the loan or the future cash flows from the borrower's property. In recognition of these risks, the Bank applies stringent underwriting criteria for all of its loans. See "Commercial Real Estate Lending" and "Construction and Land Lending".

COMMERCIAL REAL ESTATE LENDING. The Bank originates commercial real estate loans that are generally secured by properties used exclusively for business purposes such as retail stores, mixed-use properties (residential and retail or professional office combined where the majority of the income from the property comes from the commercial business), light industrial and small office buildings located in the Bank's primary market area. The Bank's commercial real estate loans are generally made in amounts up to the lesser of 70% of the appraised value of the property or 65% for owner occupied properties. Commercial real estate loans are made on a negotiated basis for terms of up to 15 years where the interest rate generally reprices during the term of the loan and is tied to the prime rate or the U.S. Treasury Note rate matched to the repricing frequency of the loan. The Bank's underwriting standards and procedures are similar to those applicable to its multi-family loans, whereby the Bank considers the net operating income of the property and the borrower's expertise, credit history and profitability. The Bank generally requires that the properties securing commercial real estate loans have debt service coverage ratios of not less than 1.30x and also generally requires personal guarantees from the borrowers or the principals of the borrowing entity. At December 31, 1999, the Bank's commercial real estate loan portfolio totaled $167.5 million, or 9.3% of the Bank's total loan portfolio.

CONSTRUCTION AND LAND LENDING. The Bank's construction loans primarily have been made to finance the construction of one- to four-family residential properties, multi-family residential properties and retail properties. The Bank's policies provide that construction and land development loans may generally be made in amounts up to 70% of the value when completed for commercial properties and 75% for multi-family. The Bank generally requires personal guarantees and evidence that the borrower has invested an amount equal to at least 20% of the estimated cost of the land and improvements. Construction loans generally are made on a floating rate basis (subject to daily adjustment) and a maximum term of 18 months, subject to renewal. Construction loans are generally made based on pre-sales or pre-leasing. Loan proceeds are disbursed in increments as construction progresses and as inspections warrant. As of December 31, 1999, the Bank had $3.2 million, or 0.2% of its total loan portfolio invested in construction and land loans.

OTHER LOANS. As of December 31, 1999, other loans totaled $25.9 million, or 1.4% of the Bank's total loan portfolio. Effective January 1, 1999, the Bank indefinitely discontinued offering consumer loan products, including home equity loans and home equity lines of credit, due to shrinking volume and spreads coupled with high origination costs.

LOAN APPROVAL PROCEDURES AND AUTHORITY. For one- to four-family real estate loans each loan is reviewed and approved by an underwriter and another departmental officer with credit authority appropriate for the loan amount and type in accordance with the policies approved by the Board of Directors. Multi-family, commercial and construction loans are approved by designated lending officers respective of the amounts within their lending authorities which are approved by the Board of Directors. Commercial loans up to $3.0 million must be approved by the Officers Loan Committee, whereas, loans exceeding $3.0 million must be approved by the Board of Directors Loan Committee. Loans not secured by real estate as well as unsecured loans, depending on the amount of the loan and the loan-to-value ratio, where applicable, require the approval of at least one lending officer and/or underwriter designated by the Board of Directors.

For all loans originated by the Bank, upon receipt of a completed loan application from a prospective borrower, a credit report is ordered and certain other information is verified by the Bank's loan underwriters and, if necessary, additional financial information is requested. An appraisal of the real estate intended to secure the proposed loan is performed, as required by OTS regulations and prepared by an independent appraiser designated and approved by the Bank. The Board of Directors annually approves the independent appraisers used by the Bank and approves the Bank's appraisal policy. It is the Bank's policy to obtain title insurance on all real estate first mortgage loans. Borrowers must also obtain hazard insurance prior to closing and flood insurance and PMI where required. Borrowers generally are required to advance funds on a monthly basis together with each payment of principal and interest to a mortgage escrow account from which the Bank makes disbursements for items such as real estate taxes, and in some cases, hazard insurance premiums.

LOAN CONCENTRATIONS. Under OTS regulations, the Bank may not extend credit to a single borrower or related group of borrowers in an amount greater than 15% of the Bank's unimpaired capital and surplus. An additional amount of credit may be extended, equal to 10% of unimpaired capital and surplus, if the loan is secured by readily marketable collateral, which does not include real estate.

At December 31, 1999, the Bank's loans-to-one borrower limit was $24.6 million. None of the Bank's borrowers exceeded this limit in accordance with applicable regulatory requirements.

           DELINQUENCIES AND CLASSIFIED ASSETS

DELINQUENT LOANS. The Bank entered into a sub-servicing agreement with Norwest Mortgage, Inc. ("Norwest"), commencing on November 16, 1998, under which Norwest performs all residential mortgage loan servicing functions on behalf of the Bank for the Bank's portfolio loans, as well as for loans serviced for third party investors. Norwest's collection procedures for mortgage loans include sending a notice after the loan is 16 days past due. In the event that payment is not received after the late notice, phone calls are made to the borrower by Norwest's collection department. When contact is made with the borrower at any time prior to foreclosure, the collection department attempts to obtain full payment or the loss mitigation department attempts to work out a repayment schedule with the borrower to avoid foreclosure. Generally, foreclosure procedures are initiated when a loan is over 95 days delinquent. Loss mitigation efforts continue throughout the foreclosure process.

CLASSIFIED ASSETS. Federal regulations and the Bank's Classification of Assets Policy provide for the classification of loans and other assets considered by the Bank to be of lesser quality as "substandard", "doubtful" or "loss" assets. An asset is considered substandard if it is inadequately protected by the current net worth and paying capacity of the obligor and/or of the collateral pledged, if any. Substandard assets include those characterized by the "distinct possibility" that the insured institution will sustain "some loss" if the deficiencies are not corrected. Assets classified as doubtful have all of the weaknesses inherent in those classified substandard with the added characteristic that the weaknesses present make "collection or liquidation in full," on the basis of currently existing facts, conditions, and values, "highly questionable and improbable." Assets classified as loss are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. Pursuant to OTS guidelines, the Bank is no longer required to classify assets as "special mention" if such assets possess weaknesses but do not expose the Bank to sufficient risk to warrant classification in one of the aforementioned categories. However, the Bank continues to classify assets as "special mention" for internal monitoring purposes.

Non-performing loans (consisting of non-accrual loans and restructured loans) decreased each year during the five-year period ended December 31, 1999 from $16.9 million at December 31, 1995 to $7.7 million at December 31, 1999. The continued decline in the balance of non-performing loans during this period was due to the Bank's ongoing efforts to reduce non-performing assets, as well as to an improved economy. REO decreased each year during this period from $2.0 million at December 31, 1995 (net of an allowance for REO of $178,000) to a balance at December 31, 1999 of $324,000. The Bank intends to continue its efforts to reduce non-performing assets in the normal course of business, but it may continue to seek opportunities to dispose of its non-performing assets through sales to investors or otherwise. The Bank also has restructured loans, which has enabled the Bank to avoid the costs involved with foreclosing on the properties securing such loans while continuing to collect payments on the loans under their modified terms. Troubled debt restructurings ("TDRs") are loans for which certain concessions, such as the reduction of interest rates or the deferral of interest or principal payments, have been granted due to the borrower's financial condition.

At December 31, 1999, the Bank had 8 restructured loans with an aggregate principal balance of $0.7 million. Of this amount, 68.6% were residential loans (including cooperative apartment loans) and 31.4% were multi-family loans. Management is able to avoid the costs of foreclosing on loans that it has restructured. However, restructured loans have a higher probability of becoming delinquent than loans that have no previous history of delinquency. To the extent that the Bank is unable to return these loans to performing status, the Bank would have to foreclose on such loans, which would increase the Bank's REO.

The Bank's policy is to recognize income on a cash basis for restructured loans for a period of six months, after which such loans are returned to an accrual basis if they are performing in accordance with their modified terms. At December 31, 1999, the Bank had 7 restructured loans with an aggregate principal balance of $0.6 million that were on accrual status. For restructured loans that are 90 days or more past due, the loan is returned to non-accrual status and previously accrued but uncollected interest is reversed.

At December 31, 1999, the Bank's classified assets consisted of $6.5 million of loans and REO of which $133,000 were classified as a loss or doubtful. The Bank's assets classified as substandard at December 31, 1999 consisted of $6.1 million of loans and $324,000 of gross REO. Classified assets in total declined $4.6 million, or 41.1% since December 31, 1997. At December 31, 1999, the Bank also had $6.1 million of commercial real estate loans that it had designated special mention. These loans were performing in accordance with their terms at December 31, 1999 but were deemed to warrant close monitoring by management due to one or more factors, such as the absence of current financial information relating to the borrower and/or the collateral, financial difficulties of the borrower or inadequate cash flow from the security property.

At December 31, 1999, 1998 and 1997, delinquencies in the Bank's loan portfolio were as follows:

                             At December 31, 1999               At December 31, 1998
                      --------------------------------   ---------------------------------
                         60-89 Days    90 Days or More      60-89 Days    90 Days or More
                      ---------------- ---------------   ---------------- ----------------
                      Number Principal Number Principal  Number Principal Number Principal
                        of    Balance    of    Balance     of    Balance    of    Balance
                      Loans  of Loans  Loans  of Loans   Loans  of Loans  Loans  of Loans
                      ------ --------  ------ ---------  ------ --------  ------ ---------
                                             (Dollars in thousands)
One- to four-family    28    $   991    31    $ 3,485     50    $ 5,201    40    $ 3,843
Multi-family           -         -       2      1,139      2        591     -       -
Commercial             -         -       5      1,365      2        306     7      2,175
Cooperative            11         36    10        384     -        -       26        303
Construction and
 land loans            -         -      -         -       -        -        -       -
Other loans            30        104    52        621     94      1,177    47        207
                       --     ------   ---     ------    ---     ------   ---     ------
   Total loans         69    $ 1,131   100    $ 6,994    148    $ 7,275   120    $ 6,528
                       ==     ======   ===     ======    ===     ======   ===     ======
   Delinquent loans
    to total loans (1)         0.06%            0.39%             0.56%            0.50%
                               ====             ====              ====             ====

                             At December 31, 1997
                      ---------------------------------
                         60-89 Days    90 Days or More
                      ---------------- ----------------
                      Number Principal Number Principal
                        of    Balance    of    Balance
                      Loans  of Loans  Loans  of Loans
                      ------ --------- ------ ---------
                           (Dollars in thousands)
One- to four-family     8    $ 1,339    42    $ 3,534
Multi-family           -         -       9      2,362
Commercial              1         33     9      3,305
Cooperative             3        128     8        699
Construction and
 land loans            -         -       1        100
Other loans            26        452    19        396
                      ---     ------   ---     ------
   Total loans         38    $ 1,952    88    $10,396
                      ===     ======   ===     ======
   Delinquent loans
    to total loans (1)         0.17%            0.90%
                               ====             ====

(1) Restructured loans that have become seasoned for the required six month period and are currently performing in accordance with their restructured terms are not included in delinquent loans. There were no restructured loans included in loans delinquent 90 days or more at December 31, 1999. At December 31, 1998, there was 1 restructured loan for $183,000 that was included in loans delinquent 90 days or more because it had not yet performed in accordance with its modified terms for the required six-month seasoning period.

NON-PERFORMING ASSETS. The Bank does not accrue interest on loans 90 days past due and restructured loans that have not yet performed in accordance with their modified terms for at least six months. If non-accrual loans had been performing in accordance with their original terms, the Bank would have recorded interest income from such loans of approximately $468,000, $425,000 and $736,000 for the years ended December 31,
1999, 1998 and 1997, respectively, compared to $144,000, $117,000 and $146,000, which was recognized on non-accrual loans for such periods, respectively. If all restructured loans, as of December 31, 1999, 1998 and 1997, had been performing in accordance with their original loan terms (prior to being restructured), the Bank would have recognized interest income from such loans of approximately $180,000, $396,000 and $197,000 for the years ended December 31, 1999, 1998 and 1997, respectively. The following table sets forth information regarding all non-accrual loans (which consist of loans 90 days or more past due and restructured loans that have not yet performed in accordance with their modified terms for the required six-month seasoning period), restructured loans and REO.

                                                        At December 31,
                                         1999      1998      1997      1996      1995
                                        ------    ------    ------    ------    ------
                                                     (Dollars in thousands)
Non-accrual mortgage loans             $  6,373  $  6,321  $ 10,000  $ 10,358   $ 9,116
Restructured mortgage loans                 717     1,857     2,136     3,160     7,072
Non-accrual other loans                     621       207       396       375       689
                                        -------   -------   -------   -------   -------
   Total non-performing loans             7,711     8,385    12,532    13,893    16,877
Real estate owned, net of
  related reserves                          324       200       455     1,038     2,033
                                        -------   -------   -------   -------   -------
   Total non-performing assets         $  8,035  $  8,585  $ 12,987  $ 14,931  $ 18,910
                                        =======   =======   =======   =======   =======
Non-performing loans to total loans        0.42%     0.64%     1.09%     1.64%     2.97%
Non-performing assets to total assets      0.27      0.36      0.66      0.94      1.28
Non-performing loans to total assets       0.26      0.35      0.63      0.88      1.15

             ALLOWANCES FOR LOAN AND REO LOSSES

The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Impaired loans and related reserves have been identified and calculated in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan", and the amendment thereof, SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income

Recognition and Disclosures". The total allowance for loan losses has been determined in accordance with the provisions of SFAS No. 5, "Accounting for Contingencies". The Bank's allowance for loan losses is intended to be maintained at a level sufficient to absorb all estimable and probable losses inherent in the loan portfolio. The Bank reviews the adequacy of the allowance for loan losses on a monthly basis taking into account past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, current and prospective economic conditions and current regulatory guidance.

During the five years ended December 31, 1999, the allowance for loan losses as a percentage of non-performing loans increased steadily to 216.56% at December 31, 1999. The increase is a direct result of the steady decline in non-performing loans during that five year period. Non-performing loans as a percentage of total loans declined steadily from 2.97% at December 31, 1995 to 0.42% at December 31, 1999. The decline is due to the decrease in non-performing loans, as well as an increase in total loans.

The Bank's provision for loan losses has remained relatively stable over the last five years. Specifically, the Bank made provisions for loan losses of $3.6 million, $2.7 million, $2.8 million, $3.1 million and $2.8 million for December 31, 1999, 1998, 1997, 1996 and 1995, respectively.

The Bank will continue to monitor and modify its allowances for loan and REO losses as conditions dictate. Although the Bank maintains its allowances at levels that it considers adequate to provide for potential losses, there can be no assurance that such losses will not exceed the estimated amounts.

The following table sets forth the changes in the Bank's allowance for loan losses at the dates indicated.

                                       At or For the Years Ended December 31,
                                    1999      1998      1997      1996      1995
                                   ------    ------    ------    ------    ------
                                              (Dollars in thousands)
Balance at beginning of year      $13,978   $12,528   $10,704   $ 8,573   $10,847
Charge-offs:
  One- to four-family                (314)     (435)     (964)     (771)     (472)
  Cooperative                         (34)     (256)     (370)     (524)   (2,142)
  Multi-family                       -         (708)     -          (30)   (1,299)
  Non-residential and other        (1,002)     (935)     (352)     (560)   (1,541)
                                   ------    ------    ------    ------    ------
    Total charge-offs              (1,350)   (2,334)   (1,686)   (1,885)   (5,454)
Recoveries                            446     1,119       760       891       405
                                   ------    ------    ------    ------    ------
Net charge-offs                      (904)   (1,215)     (926)     (994)   (5,049)
Provision for loan losses           3,625     2,665     2,750     3,125     2,775
                                   ------    ------    ------    ------    ------
Balance at end of year            $16,699   $13,978   $12,528   $10,704   $ 8,573
                                   ======    ======    ======    ======    ======
Ratio of net charge-offs during
 the year to average loans out-
 standing during the year            0.06%    0.09%     0.09%     0.15%     0.93%
Ratio of allowance for loan
 losses to total loans at
 the end of year (1)                 0.92     1.07      1.09      1.26      1.51
Ratio of allowance for loan
 losses to non-performing loans
 at the end of the year (2)        216.56   166.70     99.97     77.05     50.80

(1) The steady decline in the ratio of allowance for loan losses to total loans is attributable to a decline in non-performing loans as previously mentioned coupled with growth in the Bank's total loans outstanding.

(2) The ratio of allowance for loan losses to non-performing loans has increased significantly over the last five years as non-performing loans have declined.

The following table sets forth the Bank's allocation of its allowance for loan losses to the total amount of loans in each of the categories listed.

                                                   At December 31,
                        1999            1998            1997            1996            1995
                       ------          ------          ------          ------          ------
                            % of            % of            % of            % of            % of
                          Loans in        Loans in        Loans in        Loans in        Loans in
                          Category        Category        Category        Category        Category
                          to Total        to Total        to Total        to Total        to Total
                   Amount  Loans   Amount  Loans   Amount  Loans   Amount  Loans   Amount  Loans
                   ------ -------- ------ -------- ------ -------- ------ -------- ------ --------
                                                  (Dollars in thousands)
Mortgage loans:
  Residential (1)  $12,112  89.08% $10,139  84.62%  $7,039  84.09%  $5,929  80.40%  $3,838  72.67%
  Commercial         4,372   9.30    3,579  12.51    5,201  12.91    4,340  15.08    4,175  19.48
  Construction        -      0.18     -      0.21      -     0.20      -     0.50       69   1.00
Other loans            215   1.44      260   2.66      288   2.80      435   4.02      491   6.85
                    ------ ------   ------ ------    ----- ------   ------ ------   ------ ------
Total allowance for
  loan losses (2)  $16,699 100.00% $13,978 100.00% $12,528 100.00% $10,704 100.00%  $8,573 100.00%
                    ====== ======   ====== ======    ===== ======   ====== ======   ====== ======

(1) Includes one- to four-family, multi-family and cooperative loans.

(2) In order to comply with certain regulatory reporting requirements, management has prepared the above allocation of the Bank's allowance for loan losses among various categories of the loan portfolio for each of the years in the five-year period ended December 31, 1999. In management's opinion, such allocation has, at best, a limited utility. It is based on management's assessment as of a given point in time of the risk characteristics of each of the component parts of the total loan portfolio and is subject to changes as and when the risk factors of each such component change. Such allocation is not indicative of either the specific amounts or the loan categories in which future charge-offs may be taken, nor should it be taken as an indicator of future loss trends. In addition, by presenting such allocation, management does not mean to imply that the allocation is exact or that the allowance has been precisely determined from such allocation.

                   INVESTMENT ACTIVITIES

The investment policy of the Bank, which is established by the Board of Directors and implemented by the Bank's Asset/Liability Committee ("ALCO"), is designed primarily to provide and maintain liquidity, to generate a favorable return on investments without incurring undue interest rate and credit risks, and to complement the Bank's lending activities. Federally chartered savings institutions have the authority to invest in various types of liquid assets, including U.S. Treasury obligations, securities of various federal agencies, certain certificates of deposit of insured banks and savings institutions, certain bankers' acceptances, repurchase agreements and federal funds. Subject to various restrictions, federally chartered savings institutions may also invest their assets in commercial paper, investment grade corporate debt securities and mutual funds whose assets conform to the investments that a federally chartered savings institution is otherwise authorized to make directly. Additionally, the Bank must maintain minimum levels of investments that qualify as liquid assets under OTS regulations. See "Regulation and Supervision-Federal Savings Institution Regulation-Liquidity." Historically, the Bank has maintained liquid assets above the minimum OTS requirements and at a level believed to be adequate to meet its normal daily activities. At December 31, 1999, the Bank had money market investments and debt and equity securities available for sale with aggregate carrying amounts of $1.2 million and $195.4 million, respectively.

On June 30, 1998, the Company transferred the then remaining $138.2 million of MBSs and $45.4 million of debt securities held to maturity to securities available for sale ("AFS"). The transfer was done to enhance liquidity and take advantage of market opportunities. At December 31, 1999, the securities AFS portfolio totaled $937.3 million, of which $184.5 million were adjustable-rate securities and $752.8 million were fixed-rate securities.

The following table sets forth certain information regarding the carrying and market values of the Company's money market investments, debt and equity securities and FHLB-NY stock at the dates indicated:

                                                  At December 31,
                                   1999                  1998                   1997
                                  ------                ------                 ------
                           Carrying    Market    Carrying     Market     Carrying   Market
                            Value      Value       Value      Value        Value    Value
                           --------    ------    --------     ------      -------   ------
                                               (In thousands)
Debt and Equity Securities:
U.S. Government and
  agency obligations      $ 92,142    $ 92,142    $ 77,705    $ 77,705    $135,672    $135,715
Corporate debt securities   93,798      93,798      19,684      19,684      45,390      45,315
Preferred stock              9,453       9,453      11,590      11,590       4,123       4,123
                           -------     -------     -------     -------     -------     -------
     Subtotal              195,393     195,393     108,979     108,979     185,185(1)  185,153(1)
                           -------     -------     -------     -------     -------     -------
Federal Funds sold            -           -           -           -           -           -
FHLB-NY stock               27,865      27,865      21,990      21,990      12,885      12,885
Money market investments     1,238       1,238       1,720       1,720       4,561       4,561
                           -------     -------     -------     -------     -------     -------
     Total                $224,496     224,496    $132,689    $132,689    $202,631    $202,599
                           =======     =======     =======     =======     =======     =======

(1) Includes debt and equity securities held to maturity at December 31, 1997, with a carrying value and market value of $66.4 million.

The table below sets forth certain information regarding the carrying value, weighted average yields and maturities of the Company's money market investments and debt and equity securities at December 31, 1999.


                                                              At December 31, 1999
               ----------------------------------------------------------------------------------------------------------------
                                                                                             Total Money Market Investments
                                     More than       More than Five                          and Debt and Equity Securities
               One Year or Less  One to Five Years    to Ten Years   Due After 10 Years ---------------------------------------
               ----------------- -----------------   --------------- ------------------  Average
                        Weighted          Weighted          Weighted          Weighted  Remaining           Estimated  Weighted
               Carrying Average  Carrying Average  Carrying Average  Carrying Average   Years to  Carrying    Fair     Average
                Value    Yield     Value   Yield    Value    Yield    Value    Yield    Maturity   Value      Value     Yield
               -------- -------- -------- -------- -------- -------- -------- --------  --------- --------   --------  --------
                                                           (Dollars in thousands)
U.S. Government
  securities and
  agency
  obligations  $     15  8.13%  $ 38,665   5.59%  $ 22,803   6.00%  $ 30,659   7.60       10.3   $ 92,142    $ 92,142     6.36%
Corporate debt
  securities       -      -       19,943   7.50       -       -       73,855   7.85       23.9     93,798      93,798     7.78
Money market
  investments     1,238  4.08       -       -         -       -         -       -           -       1,238       1,238      -
                -------          -------           -------           -------                      -------     -------
     Total     $  1,253  4.13%  $ 58,608   6.24%  $ 22,803   6.00%  $104,514   7.78%      17.1   $187,178    $187,178     7.06%
                =======          =======           =======           =======
Preferred Stock                                                                                  $  9,453    $  9,453     5.00%
FHLB-NY stock                                                                                    $ 27,865    $ 27,865     7.00%
                                                                                                  -------     -------
Total                                                                                             224,496     224,496
                                                                                                  =======     =======

                  MORTGAGE-BACKED SECURITIES

The Bank also invests in mortgage-backed securities ("MBSs"). At December 31, 1999, total MBSs, net, aggregated $741.9 million, or 25.0% of total assets. At December 31, 1999, 42.8% of the MBS portfolio, including Collateralized Mortgage Obligations ("CMOs") and Real Estate Mortgage Investment Conduits ("REMICs"), were insured or guaranteed by either FNMA, FHLMC or the Government National Mortgage Association ("GNMA"). At December 31, 1999, $184.5 million, or 24.9% of total MBSs were adjustable-rate and $557.4 million, or 75.1% of total MBSs were fixed-rate.

The following table sets forth the carrying amount of the Company's MBS portfolio in dollar amounts and in percentages at the dates indicated.

                                                           At December 31,
                                              1999              1998              1997
                                             ------            ------            ------
                                                 Percent           Percent           Percent
                                        Carrying   of     Carrying   of     Carrying   of
                                         Value    Total    Value    Total    Value    Total
                                        -------- -------  -------- -------  -------- -------
                                                        (Dollars in thousands)
MBSs(1):
  CMOs and REMICS - Agency-backed(2)    $164,272  22.14%  $106,552  13.66%  $174,707  32.14%
  CMOs and REMICS - Non-agency(2)        424,709  57.25    442,352  56.69    169,480  31.17
  FHLMC                                   32,509   4.38     52,167   6.69     91,110  16.76
  FNMA                                   120,178  16.20    178,767  22.91    107,377  19.75
  GNMA                                       238   0.03        434   0.05        982   0.18
                                         ------- ------    ------- ------    ------- ------
Net MBSs                                $741,906 100.00%  $780,272 100.00%  $543,656 100.00%
                                         ======= ======    ======= ======    ======= ======

(1) Includes MBSs held to maturity at December 31, 1997, with an aggregate carrying value of $163.1 million and an aggregate fair value of $163.3 million.
(2) Included in total MBSs are CMOs and REMICs, which, at December 31, 1999, had a gross carrying value of $589.0 million. A CMO is a special type of pass-through debt in which the stream of principal and interest payments on the underlying mortgages or MBSs is used to create classes with different maturities and, in some cases, amortization schedules, as well as a residual interest, with each such class possessing different risk characteristics. The Bank has in recent periods increased its investment in REMICs and CMOs because these securities generally exhibit a more predictable cash flow than mortgage pass-through securities. The Bank's policy is to limit its purchases of REMICs to non high-risk securities as defined by the OTS.

The following tables set forth certain information regarding the carrying and market values and percentage of total carrying values of the Bank's mortgage-backed and related securities portfolio.

                                                         At December 31,
                                     1999                       1998                      1997
                                    ------                     ------                    ------
                          Carrying  % of    Market   Carrying  % of    Market   Carrying  % of    Market
                           Value    Total   Value     Value    Total   Value     Value    Total   Value
                          --------  -----   ------   --------  -----   ------   --------  -----   ------
                                                      (Dollars in thousands)
Held to maturity:
MBSs:
   FHLMC                  $   -       -  % $   -     $   -       -    $   -     $ 27,472   5.05% $ 27,769
   FNMA                       -       -        -         -       -        -       61,492  11.31    61,093
                           -------  -----   -------   -------  -----   -------   -------  -----   -------
Total MBSs                    -       -        -         -       -        -       88,964  16.36    88,862
                           -------  -----   -------   -------  -----   -------   -------  -----   -------
Mortgage-related securities:
  CMOs and REMICS-Agency
     backed                   -       -        -         -       -        -       21,217   3.90    21,101
  CMOs and REMICS-
     Non-agency               -       -        -         -       -        -       52,876   9.73    53,363
                           -------  -----   -------   -------  -----   -------   -------  -----   -------
Total mortgage-related
  securities                  -       -        -         -       -        -       74,093  13.63    74,464
                           -------  -----   -------   -------  -----   -------   -------  -----   -------
Total mortgage-backed and
  related securities
  held to maturity            -       -        -         -       -        -      163,057  29.99   163,326
                           -------  -----   -------   -------  -----   -------   -------  -----   -------
Available for sale:
MBSs:
   GNMA                        238   0.03       238       434   0.05       434       982   0.18       982
   FHLMC                    32,509   4.38    32,509    52,167   6.69    52,167    63,638  11.71    63,638
   FNMA                    120,178  16.20   120,178   178,767  22.91   178,767    45,885   8.44    45,885
                           -------  -----   -------   -------  -----   -------   -------  -----   -------
Total MBSs                 152,925  20.61   152,925   231,368  29.65   231,368   110,505  20.33   110,505
                           -------  -----   -------   -------  -----   -------   -------  -----   -------
Mortgage-related securities:
  CMOs and REMICs-Agency
    backed                 164,272  22.14   164,272   106,552  13.66   106,552   153,490  28.23   153,490
  CMOs and REMICs-
    Non-agency             424,709  57.25   424,709   442,352  56.69   442,352   116,604  21.45   116,604
                           -------  -----   -------   -------  -----   -------   -------  -----   -------
Total mortgage-related
  securities               588,981  79.39   588,981   548,904  70.35   548,904   270,094  49.68   270,094
                           ------- ------   -------   -------  -----   -------   -------  -----   -------
Total mortgage-backed
  and mortgage-related
  securities available
  for sale                 741,906 100.00   741,906   780,272 100.00   780,272   380,599  70.01   380,599
                           ------- ------   -------   -------  -----   -------   -------  -----   -------
Total mortgage-backed and
  related securities      $741,906 100.00% $741,906  $780,272 100.00% $780,272  $543,656 100.00% $543,925
                           ======= ======   =======   ======= ======   =======   ======= ======   =======

The table below sets forth certain information regarding the carrying value, weighted average yields and maturities of the Company's mortgage-backed and related securities at December
31, 1999.

                                                     At December 31, 1999
                                     Over One to      Over Five to                                Mortgage-Backed
                One Year or Less     Five Years        Ten Years       Over Ten Years       and Related Securities Totals
                ----------------     -----------      ------------     --------------       -----------------------------
                                                                                        Average
                         Weighted          Weighted          Weighted          Weighted Remaining          Estimated Weighted
                Carrying Average  Carrying Average  Carrying Average  Carrying Average  Years to  Carrying  Market   Average
                 Value    Yield    Value    Yield    Value    Yield    Value    Yield   Maturity   Value    Value     Yield
                -------- -------- -------- -------- -------- -------- -------- -------- --------- -------- --------- --------
                                                           (Dollars in thousands)
Available for sale:
 FNMA           $  -        -  %  $ 3,014    6.00%   $ 4,912   6.21%  $112,252   6.71%       18  $120,178   $120,178  6.68%
 FHLMC             -        -       3,331    6.85      3,813   7.64     25,365   6.96        21    32,509     32,509  7.03
 GNMA              -        -        -        -         -       -          238   6.88        24       238        238  6.88
 CMOs and REMICs 12,084    6.81      -        -       15,028   6.65    561,869   6.44        26   588,981    588,981  6.45
                 ------    ----    ------    ----     ------   ----    -------   ----      ----   -------    -------  ----
Total mortgage-
  backed and
  related
  securities    $12,084    6.81   $ 6,345    6.45%   $23,753   6.72%  $699,724   6.50%       24  $741,906  $741,906   6.51%
                 ======    ====    ======    ====     ======   ====    =======   ====      ====   =======   =======   ====

At December 31, 1999, the weighted average contractual maturity of the Bank's mortgage-backed and related securities portfolio was 24.5 years.

The following table shows the carrying value, maturity or period to repricing of the Company's mortgage-backed and related securities portfolio at December 31, 1999.

                                      At December 31, 1999
                                                                 Total
                                    Adjustable  Fixed- Adjust-  Mortgage-
                                      Rate      Rate    able     Backed
                        Fixed-Rate    MBSs &    CMOs &  Rate   and Related
                           MBSs       REMICs    REMICs  CMOs   Securities
                        ----------  ----------  ------  ----   -----------
                                        (In thousands)
Amounts due or repricing:
 Within one year         $   -     $ 38,962   $  -    $140,812  $179,774
                          -------   -------    ------  -------   -------
After one year:
 One to three years            19      -       12,770     -       12,789
 Three to five years        6,532      -         -        -        6,532
 Five to 10 years           8,987      -         -        -        8,987
 10 to 20 years            58,922      -       12,582     -       71,504
 Over 20 years             43,751      -      452,012     -      495,763
                          -------   -------   -------  -------   -------
Total due or repricing
  after one year          118,211      -      477,364     -      595,575
                          -------   -------   -------  -------   -------
Total
Adjusted for:
  Unrealized gain(loss)    (4,510)      360   (28,618)    (675)  (33,443)
                          -------   -------   -------  -------   -------
Total mortgage-backed and
  related securities     $113,701  $ 39,322  $448,746 $140,137  $741,906
                          =======   =======   =======  =======   =======

The following table sets forth the carrying value and the activity in the Company's mortgage-backed and related securities portfolio during the periods indicated.

                                For the Years Ended December 31,
                                   1999       1998       1997
                                  ------     ------     ------
                                            (In thousands)
Mortgage-backed and related
   securities:
At beginning of period          $780,272   $543,656   $421,964
 Loans securitized                  -       105,691       -
 MBSs purchased                     -          -        56,941
 MBSs sold                          -        (6,618)   (18,932)
 CMOs and REMICs purchased       403,658    687,923    365,002
 CMOs and REMICs sold           (156,203)  (349,464)  (206,901)
 Amortization and repayments    (250,264)  (199,636)   (76,771)
Change in unrealized gain (loss) (35,557)    (1,280)     2,353
                                --------    -------    -------
 Balance of mortgage-backed and
   related securities at end
   of period                    $741,906   $780,272   $543,656(1)
                                 =======    =======    =======

(1) Includes mortgage-backed and related securities held to maturity at December 31, 1997, with a carrying amount and fair value of $163.1 million and $163.3 million, respectively.

The Banks ALCO Committee determines when to make substantial changes in the MBS portfolio. In 1999, the Company purchased $403.7 million of CMOs and REMICs, of which $55.2 million were adjustable-rate and $348.4 million were fixed-rate securities. During 1999, the Bank continued to emphasize MBSs reflecting management's strategy to improve duration and yield of the AFS portfolio. At December 31, 1999, $152.9 million, or 20.6% of the Bank's MBS portfolio, was directly insured or guaranteed by the FNMA, FHLMC or GNMA. FNMA and FHLMC provide the certificate holder a guarantee of timely payments of interest and scheduled principal payments, whether or not they have been collected. The GNMA MBSs provide a guarantee to the holder of timely payments of principal and interest and are backed by the full faith and credit of the U.S. Government. The privately-issued CMOs and REMICs contained in the Bank's AFS portfolio at December 31, 1999 totaling $589.0 million, or 79.4% of MBSs have generally been underwritten by large investment banking firms with the timely payment of principal and interest on these securities supported (credit enhanced) in varying degrees by either insurance issued by a financial guarantee insurer, letters of credit or subordination techniques. Substantially all such securities are rated AAA by one or more of the nationally recognized securities rating agencies.

MBSs generally yield less than the loans that underlie such securities, because of the cost of payment guarantees or credit enhancements that result in nominal credit risk. The MBS portfolio had a weighted average yield of 6.51% for the year ended December 31, 1999. In addition, MBSs are more liquid than individual mortgage loans and may be used to collateralize obligations of the Bank. In general, MBSs issued or guaranteed by FNMA and FHLMC and certain AA-rated mortgage-backed pass-through securities are weighted at no more than 20% for risk-based capital purposes, and MBSs issued or guaranteed by GNMA are weighted at 0% for risk-based capital purposes, compared to an assigned risk weighting of 50% to 100% for whole residential mortgage loans. These types of securities thus allow the Bank to optimize regulatory capital to a greater extent than non-securitized whole loans.

                    SOURCES OF FUNDS

GENERAL. Deposits, loan, mortgage-backed and debt securities repayments, retained earnings and, to a lesser extent, FHLB advances are the primary source of the Company's and the Bank's funds for use in lending, investing and for other general purposes.

DEPOSITS. The Bank offers a variety of deposit accounts having a range of interest rates and terms. The Bank's deposits consist of savings, NOW, checking, money market and certificate accounts. The flow of deposits is influenced significantly by general economic conditions, changes in money market rates, prevailing interest rates and competition.

During 1996, the Bank implemented its in-store banking program. During September of 1996, the Bank and Pathmark Stores, Inc. entered into a fifteen year contract to open approximately 44 full-service bank branches in Pathmark supermarkets then existing in New York by early 1999. The contract also provides that the Bank will open a branch in all new Pathmark supermarkets that open in the counties of New York (excluding one store in New York
City), Bronx, Queens, Kings, Richmond, Nassau, Suffolk, Westchester and Rockland. By the end of 1996, the Bank had opened four in-store branches with deposits totaling $12.1 million.

During 1998, the Bank opened twenty-eight in-store branches resulting in a total of thirty-two locations at December 31, 1998 with deposits totaling $157.2 million. During 1999, the Bank opened an additional six in-store branches resulting in a total of sixty-three locations at December 31, 1999 with deposits totaling $842.3 million. The in-store branches are located in the New York City boroughs of Queens, Brooklyn, Manhattan and Staten Island, the New York counties of Nassau, Suffolk, Rockland and Westchester and in New Jersey and Connecticut. At December 31, 1999, the Bank had 39 branches in Pathmark Stores, Inc., 15 in ShopRite Supermarket, Inc., 5 in Edward Super Food Stores, 2 in Big Y Food Stores, 1 in Shaws and 1 mini-branch in The Grand Union Co. Core deposits equaled 46.7% of total in-store branch deposits, compared to 44.1% in traditional branches. Overall core deposits represented 45.4% of total deposits at December 31, 1999 compared to 47.7% at December 31, 1998. The Bank believes that in-store branching is a cost-effective way to extend its franchise and put its sales force in touch with a significant number of prospective customers. The branches are open seven days a week and provide a broad range of traditional banking services, as well as the full package of financial services offered by CFS Investments, Inc. ("CFSI"). The Bank has established a relationship with ShopRite Stores under which the Bank has the right to open in-store branches in all new or renovated ShopRite Stores in New Jersey and Connecticut. In 2000, the Bank anticipates opening one additional in-store branch in a new Pathmark location. Pathmark, has, however, announced that it recently initiated discussions with its bondholders toward developing consensual restructuring plan to reduce its debt. The restructuring could take a variety of forms, including, without limitation, a consensual out-of-court restructuring of Pathmark or an in-court restructuring under a bankruptcy proceeding. If, as part of any restructuring, Pathmark sells a supermarket where the Bank operates a branch, the sale would be subject to the Bank's license related to that supermarket. If Pathmark closes a supermarket where the Bank operates a branch, the license would be subject to termination, and the Bank would be entitled to, among other things, a rebate of some of the costs it incurred to open the branch. Management cannot predict to what extent any restructuring of Pathmark will affect the Bank's in-store branches.

The Bank's deposits are obtained primarily from the areas in which its branch offices are located. The Bank relies primarily on customer service and long-standing relationships with customers to attract and retain these deposits. Certificate accounts in excess of $100,000 are not actively solicited by the Bank nor does the Bank use brokers to obtain deposits. During 1999, the Bank continued to offer competitive rates without jeopardizing the value of existing core deposits. During 1997, the Bank experienced a shift in deposits from certificate of deposit accounts into savings and checking accounts which continued in 1998. However, during the second half of 1999 market interest rates increased, therefore, certificates of deposit increased from 52.3% of total deposits at December 31,

1998 to 54.6% of total deposits at December 31, 1999. During 1998, the Bank introduced a "Liquid Asset" savings account in all in-store branches which pays the account holder a fixed-rate of interest in the first year on account balances of $2,500 or more. The Liquid Asset account currently pays 4.25% for the first year. The Company has been able to maintain a substantial level of core deposits which the Company believes helps to limit interest rate risk by providing a relatively stable, low cost long-term funding base. The Company expects to attract a higher percentage of core deposits from its in-store branch locations as these locations continue to grow and mature.

The following table presents the deposit activity of the Bank for the periods indicated.

                                 Years Ended December 31,
                                1999       1998       1997
                               ------     ------     ------
                                      (In thousands)
Deposits                     $7,667,241 $5,753,644 $3,208,355
Withdrawals                   7,380,765  5,458,274  3,031,457
                              ---------  ---------  ---------
Net deposits                    286,476    295,370    176,898
Interest credited on deposits    71,427     62,328     50,326
                              ---------  ---------  ---------
Total increase in deposits   $  357,903  $ 357,698 $  227,224
                              =========  =========  =========

Time deposits by maturity at December 31, 1999 over $100,000 are as follows:

           Maturity Period                        Amount
           ---------------                        ------
                                              (In thousands)
           Three months or less                  $27,007
           Over three through six months          36,213
           Over six through 12 months             34,653
           Over 12 months                         15,927
                                                 -------
                Total                           $113,800
                                                 =======

The following table sets forth the distribution of the Bank's deposit accounts for the periods indicated and the weighted average nominal interest rates for each category of deposits presented.

                                                          Years Ended December 31,
                                           1999                     1998                     1997
                                          ------                   ------                   ------
                                         Percent Weighted         Percent Weighted         Percent Weighted
                                            of   Average             of   Average            of    Average
                                 Average  Total  Nominal  Average  Total  Nominal  Average  Total  Nominal
                                 Balance Deposits Rate    Balance Deposits Rate    Balance Deposits Rate
                                 ------- -------- ------  ------- -------- ------  ------- -------- ------
                                                          (Dollars in thousands)
Savings accounts                $626,428  32.77%  3.14%   $441,759  28.22%  2.81%   $371,872  30.01%  2.51%
Checking accounts                239,614  12.53   0.70     187,297  11.96   0.73     134,546  10.86   1.31
                                 -------  -----   ----     -------  -----  -----     -------  -----  -----
Total savings and checking
   accounts                      866,042  45.30   2.46     629,056  40.18   2.19     506,418  40.87   2.07
                                 -------  -----   ----     -------  -----  -----     -------  -----  -----
Money market accounts             57,132   2.99   3.21      57,597   3.68   3.54      54,107   4.37   3.37
                                 -------  -----   ----     -------  -----  -----     -------  -----  -----
Certificate accounts:
  91 days                          5,022   0.26   3.40       5,620   0.36   3.87       5,799   0.47   3.83
  6 months                       192,686  10.09   4.91     164,647  10.52   5.33      85,558   6.90   5.37
  7 months                         9,062   0.47   4.14       4,519   0.29   3.93      13,116   1.06   5.26
  One year                       508,995  26.63   5.26     382,497  24.43   5.62     265,891  21.45   5.69
  13 months                       59,361   3.10   5.15      27,514   1.76   5.53      21,314   1.72   5.79
  18 months                        9,050   0.47   4.50      33,985   2.17   5.77      34,321   2.77   5.79
  2 to 4 years                   115,928   6.06   5.63     160,667  10.26   5.99     145,081  11.71   6.04
  Five years                      82,684   4.32   6.22      93,898   5.99   6.23     101,972   8.23   6.23
  7 to 10 years                    5,831   0.31   6.31       5,644   0.36   6.31       5,547   0.45   6.31
                               --------- ------   ----    -------- ------   ----    ------- ------   ----
Total certificate accounts       988,619  51.71   5.29     878,991  56.14   5.68     678,599  54.76   5.79
                               --------- ------   ----   --------- ------   ----   --------- ------   ----
Total deposits                $1,911,793 100.00%  3.95% $1,565,644 100.00%  4.20% $1,239,124 100.00%  4.16%
                               ========= ======   ====   ========= ======   ====   ========= ======   ====

The following table presents, by various rate categories, the amount of certificate accounts outstanding at December 31, 1999, 1998 and 1997 and the periods to maturity of the certificate accounts outstanding at December 31, 1999.

                                                Period of Maturity from December 31, 1999
                                                -----------------------------------------
                                                Within   One to  Two to  Over
                            At December 31,       One      Two    Three   Three
                        1999     1998     1997    Year    Years   Years   Years    Total
                       ------   ------   ------  ------   ------  ------  -----   -------
                                                      (In thousands)
Certificate accounts:
  3.99% or less      $ 34,563 $ 31,712 $  6,682 $ 24,581 $ 4,973 $   732 $ 4,277  $  34,563
  4.00% to 4.99%       78,062  131,330    6,942   74,311   2,916     393     442     78,062
  5.00% to 5.99%      911,169  610,219  548,849  835,255  61,808   2,036  12,070    911,169
  6.00% to 6.99%      107,204  123,436  211,302   37,513  23,800  41,943   3,948    107,204
  7.00% to 7.99%        4,435    5,052    7,808    4,435    -       -       -         4,435
                    ---------  -------  -------  ------- -------  ------  ------  ---------
     Total         $1,135,433 $901,749 $781,583 $976,095 $93,497 $45,104 $20,737 $1,135,433
                    =========  =======  =======  ======= =======  ======  ======  =========

                        BORROWINGS

Although deposits are the Bank's primary source of funds, the Bank has from time to time utilized borrowed funds as an alternative or less costly source of funds. The Bank's primary source of borrowed funds is advances from the FHLB-NY. These advances are collateralized by the capital stock of the FHLB-NY held by the Bank and certain of the Bank's MBSs. See "Regulation and Supervision-Federal Home Loan Bank System." Such advances are made pursuant to several different credit programs, each of which has its own interest rate and range of maturities. The maximum amount that the FHLB-NY will advance to member institutions, including the Bank, for purposes other than meeting withdrawals, fluctuates from time to time in accordance with the policies of the OTS and the FHLB-NY. At December 31, 1999, the Bank had $537.0 million of advances outstanding from the FHLB-NY.

In addition, the Bank may, from time to time, enter into sales of securities under agreements to repurchase ("reverse repurchase agreements") with terms generally up to 30 days with nationally recognized investment banking firms. Reverse repurchase agreements are accounted for as borrowed funds by the Bank and are secured by designated securities. The proceeds of these transactions are used to meet cash flow or asset/liability needs of the Bank. At December 31, 1999, the Bank had $160.8 million of reverse repurchase agreements outstanding.

On February 12, 1997, Haven Capital Trust I ("Trust I"), a trust formed under the laws of the State of Delaware, issued $25.0 million of 10.46% capital securities. The Company is the owner of all the beneficial interests represented by common securities of Trust I. Trust I used the proceeds from the sale of capital securities and the common securities to purchase the Company's 10.46% junior subordinated deferrable interest debentures due in 2027. See Note 9 of Notes to Consolidated Financial Statements in the Registrant's 1999 Annual Report to Stockholders on page 35 which is incorporated herein by reference.

On May 26, 1999, Haven Capital Trust II, a trust formed under the laws of the State of Delaware ("Trust II"), issued $22.0 million of 10.25% capital securities. On June 18, 1999, an additional $3.3 million of capital securities were issued in connection with the exercise of the over-allotment option by the underwriters. The Company is the owner of all of the beneficial interests represented by common securities of the Trust II. The Trust II used the proceeds from the sale of the capital securities and the common securities to purchase the Company's 10.25% junior subordinated deferrable interest debentures due in 2029. See
Note 9 of the Notes to Consolidated Financial Statements in the Registrant's 1999 Annual Report to Stockholders on page 35 which is incorporated herein by reference.

The Bank has an ESOP loan from an unrelated third party lender with an outstanding balance of $1.2 million and an interest rate of 7.81% at December 31, 1999. See Note 12 of Notes to Consolidated Financial Statements in the Registrant's 1999 Annual Report to Stockholders on page 40 which is incorporated herein by reference. The loan, as amended on December 29, 1995, is payable in thirty-two equal quarterly installments beginning December 1995 through September 2003. The loan bears interest at a floating rate based on the federal funds rate plus 250 basis points.

The following table sets forth certain information regarding borrowed funds for the dates indicated:

                                At or For the Years Ended December 31,
                                         1999      1998      1997
                                        ------    ------    ------
                                          (Dollars in thousands)
FHLB-NY Advances:
  Average balance outstanding          $445,926  $301,557  $191,550
  Maximum amount outstanding at any
    month-end during the period         537,000   431,000   247,000
  Balance outstanding at end of period  537,000   325,200   247,000
  Weighted average interest rate
    during the period                     5.28%     5.19%     5.69%
  Weighted average interest rate
    at end of period                      5.42%     5.13%     5.86%
Securities Sold under Agreements to
  Repurchase:
  Average balance outstanding          $180,298  $142,348  $172,310
  Maximum amount outstanding at any
    month-end during the period         242,429   191,291   229,280
  Balance outstanding at end of period  160,786    88,690   193,028
  Weighted average interest rate
    during the period                     5.40%     5.71%     5.68%
  Weighted average interest rate
    at end of period                      6.42%     5.50%     5.94%
Other Borrowings (1):
  Average balance outstanding          $ 41,029  $ 26,626  $ 25,231
  Maximum amount outstanding at any
    month-end during the period          51,543    26,766    30,120
  Balance outstanding at end of period   51,446    26,456    26,766
  Weighted average interest rate
    during the period                    10.35%    10.32%     8.15%
  Weighted average interest rate
    at end of period                     10.24%    10.20%    10.29%
Total Borrowings:
  Average balance outstanding          $667,253  $470,531  $389,091
  Maximum amount outstanding at any
    month-end during the period         780,478   649,057   466,794
  Balance outstanding at end of period  749,232   440,346   466,794
  Weighted average interest rate
    during the period                     5.61%     5.95%     5.86%
  Weighted average interest rate
    at end of period                      5.97%     5.51%     6.15%

(1)  Includes the CMO, ESOP loan and Capital Securities issued by
Haven Capital Trust I and Haven Capital Trust II.

                 SUBSIDIARY ACTIVITIES
COLUMBIA RESOURCES CORP ("Columbia Resources"). Columbia Resources is a wholly owned subsidiary of the Bank and was formed in 1984 for the sole purpose of acting as a conduit for a partnership to acquire and develop a parcel of property in New York City. Columbia Resources acquired the property, but never developed it. The property was later sold. During 1996, two REO commercial properties totaling $524,000 were transferred from the Bank to Columbia Resources to limit exposure to the Bank from unknown creditors. By December 31, 1996 the properties were written down to a combined value of $440,000. The properties were subsequently sold during 1998 and the subsidiary is inactive.

CFS INVESTMENTS, INC. ("CFSI"). CFSI is a wholly owned subsidiary of the Bank organized in 1989 that is engaged in the sale of tax deferred annuities, securities brokerage activities and insurance. CFSI participates with FISERV Investor Services, Inc., which is registered as a broker-dealer with the SEC, NASD, and state securities regulatory authorities. All employees of CFSI engaged in securities brokerage activities are dual employees of FISERV. Products offered through FISERV include debt and equity securities, mutual funds, unit investment trusts and variable annuities. Fixed annuities, life and health insurance, and long term nursing care products are offered through CFSI, which is a licensed general agent with the New York State Department of Insurance.

HAVEN CAPITAL TRUST I. On February 12, 1997, Haven Capital Trust I, a statutory business trust formed under the laws of the State of Delaware issued $25 million of 10.46% capital securities. See
Note 9 of Notes to Consolidated Financial Statements in the Registrant's 1999 Annual Report to Stockholders which is incorporated herein by reference.

HAVEN CAPITAL TRUST II. On May 26, 1999, Haven Capital Trust II, a trust formed under the laws of the State of Delaware, issued $22.0 million of 10.25% capital securities. On June 18, 1999, an additional $3.3 million of capital securities were issued in connection with exercise of the over-allotment option by the underwriters. See Note 9 of Notes to Consolidated Financial Statements in the Registrant's Annual Report to Stockholders.

COLUMBIA PREFERRED CAPITAL CORPORATION ("CPCC"). On June 9, 1997, the Bank established a real estate investment trust ("REIT") subsidiary, CPCC. At December 31, 1999, the REIT held $414.3 million of the Bank's residential loan portfolio. The establishment of the REIT enables the Bank to achieve certain business goals including providing the Bank with a contingency funding mechanism without disrupting its investment policies and enhancing the Bank's ability to track and manage the mortgage portfolio transferred to CPCC since the transferred portion of its mortgage loan portfolio is segregated into a separate legal entity.

CFS INVESTMENTS NEW JERSEY, INC. ("CFSI NJ"). On December 23, 1999, the Bank established a New Jersey Investment Company, a Delaware corporation. CFSI NJ is a wholly owned subsidiary of the Bank. The Bank contributed 100% of its interest in CPCC to CFSI NJ in exchange for 100% of CFSI NJ's voting common stock. CFSI NJ was established to provide the Bank with the opportunity to expand its current New Jersey operations. CFSI NJ will primarily engage in investment activities in which the Bank may currently engage, including the investment in CPCC, whose primary investment activity is the purchase of residential and commercial real estate loans originated by the Bank. CFSI NJ will also enhance the Bank's income through the recognition of certain income tax benefits.

CFS TRAVEL SERVICES, INC. The Company, through its wholly owned subsidiary, CFS Travel Services, Inc. ("CFS Travel"), established February 28, 1998, offered customers and their families and friends, organized, escorted day long excursions and overnight trips. This subsidiary was subsequently dissolved on March 31, 1999.

CFS INSURANCE AGENCY, INC. On November 2, 1998, the Company completed the purchase of 100% of the outstanding common stock of CIA. CIA, headquartered in Centereach, New York, provides automobile, homeowners and casualty insurance to individuals and various lines of commercial insurance to businesses. CIA operates as a wholly-owned subsidiary of the Company.

                        PERSONNEL

As of December 31, 1999, the Bank had 985 full-time employees and 41 part-time employees. Although the employees are not represented by a collective bargaining unit, the Bank considers its relationship with its employees to be good.

                REGULATION AND SUPERVISION

GENERAL

The Bank is subject to regulation, examination and supervision by the OTS, as its chartering agency, and the FDIC, as the deposit insurer. The Bank is a member of the FHLB System and its deposit accounts are insured up to applicable limits by the Savings Association Insurance Fund ("SAIF") managed by the FDIC. The Bank must file reports with the OTS and the FDIC concerning its activities and financial condition in addition to obtaining regulatory approvals prior to entering into certain transactions such as mergers with, or acquisitions of, other financial institutions. Periodic examinations by the OTS and the FDIC monitor the Bank's compliance with various regulatory requirements. This regulation and supervision establishes a comprehensive framework of activities in which an institution can engage and is intended primarily for the protection of the insurance fund and depositors.

       IMPACT OF ENACTMENT OF THE GRAMM-LEACH-BLILEY ACT

On November 12, 1999, President Clinton signed the Gramm-Leach-Bliley Act (the "GLB Act"), which, among other things, establishes a comprehensive framework to permit affiliations among commercial banks, insurance companies and securities firms. Generally, the new law (i) repeals the historical restrictions and eliminates many federal and state law barriers to affiliations among banks and securities firms, insurance companies and other financial service providers, (ii) provides a uniform framework for the activities of banks, savings institutions and their holding companies, (iii) broadens the activities that may be conducted by subsidiaries of national banks and state banks, (iv) provides an enhanced framework for protecting the privacy of information gathered by financial institutions regarding their customers and consumers, (v) adopts a number of provisions related to the capitalization, membership, corporate governance and other measures designed to modernize the Federal Home Loan Bank System, (vi) requires public disclosure of certain agreements relating to funds expended in connection with an institution's compliance with the Community Reinvestment Act, and (vii) addresses a variety of other legal and regulatory issues affecting both day-to-day operations and long-term activities of financial institutions, including the functional regulation of bank securities and insurance activities.

The GLB Act also restricts the powers of new unitary savings and loan association holding companies. Unitary savings and loan holding companies that are "grandfathered," i.e., unitary savings and loan holding companies in existence or with applications filed with the OTS on or before May 4, 1999, such as the Company, retain their authority under the prior law. All other unitary savings and loan holding companies are limited to financially related activities permissible for bank holding companies, as defined under the GLB Act. The GLB Act also prohibits non-financial companies from acquiring grandfathered unitary savings and loan association holding companies, such as the Company.

The GLB Act also requires financial institutions to disclose on ATM machines any non-customer fees and to disclose to their customers upon the issuance of an ATM card any fees that may be imposed by the institutions on ATM users. For older ATMs, financial institutions will have until December 31, 2004 to provide such notices.

Banking holding companies are permitted to engage in a wider variety of financial activities than permitted under the prior law, particularly with respect to insurance and securities activities. In addition, in a change from the prior law, bank holding companies are in a position to be owned, controlled or acquired by any company engaged in financially related activities.

We do not believe that the new law will have a material adverse affect upon our operations in the near term. However, to the extent that the new law permits banks, securities firms and insurance companies to affiliate, the financial services industry may experience further consolidation. This type of consolidation could result in a growing number of larger financial institutions that offer a wider variety of financial services than we currently offer and that can aggressively compete in the markets we currently serve.

            FEDERAL SAVINGS INSTITUTION REGULATION

Business Activities. The activities of federal savings institutions are governed by the Home Owners' Loan Act, as amended (the "HOLA") and, in certain respects, the Federal Deposit Insurance Act ("FDI Act") and the regulations issued by the agencies to implement these statutes. These laws and regulations delineate the nature and extent of the activities in which federal associations may engage. In particular, many types of lending authority for federal associations, (e.g., commercial, non-residential real property loans, consumer loans), are limited to a specified percentage of the institutions's capital or assets.

Loans to One Borrower. Under the HOLA, savings institutions are generally subject to the national bank limit on loans to one borrower. Generally, this limit is 15% of the Bank's unimpaired capital and surplus, plus an additional 10% of unimpaired capital and surplus if such loan is secured by readily-marketable collateral, which is defined to include certain financial instruments and bullion. At December 31, 1999, the Bank's unimpaired capital and surplus was $163.7 million and its limit on loans to one borrower was $24.6 million. At December 31, 1999, the Bank's largest aggregate amount of loans to one borrower had an aggregate balance of $12.7 million.

QTL Test. The HOLA requires savings institutions to meet a Qualified Thrift Lender ("QTL") test. Under the QTL test, a savings association is required to maintain at least 65% of its "portfolio assets" (total assets less: (i) specified liquid assets up to 20% of total assets; (ii) intangibles, including goodwill; and (iii) the value of property used to conduct business) in certain "qualified thrift investments" (primarily residential mortgages and related investments, including certain mortgage-backed and related securities) in at least 9 months out of each 12 month period. A savings association that fails the QTL test must either convert to a bank charter or operate under certain restrictions. As of December 31, 1999, the Bank maintained 75.07% of its portfolio assets in qualified thrift investments and had more than 65% of its portfolio assets in qualified thrift investments in each of the prior 12 months. Therefore, the Bank met the QTL test.

Limitation on Capital Distributions. OTS regulations impose limitations upon all capital distributions by savings institutions, such as cash dividends, payments to repurchase or otherwise acquire its shares, payments to shareholders of another institution in a cash-out merger and other distributions charged against capital. Effective April 1, 1999, the OTS amended its capital distribution regulations. Under these regulations, as the subsidiary of a savings and loan holding company, the Bank currently must file a notice with the OTS for each capital distribution. However, if the total amount of all capital distributions (including a proposed capital distribution) for the applicable calendar year exceeds net income for that year to date plus the retained net income for the preceding two years, then the Bank must file an application to receive the approval of the OTS for the proposed capital distribution.

In addition to the OTS limits, the Bank may not pay dividends if, after paying those dividends, it would fail to meet the required minimum levels under risk-based capital guidelines and the minimum leverage and tangible capital ratio requirements or the OTS notified the Bank that it was in need of more than normal supervision. Under the Federal Deposit Insurance Act ("FDIA"), an insured depositary institution such as the Bank is prohibited from making capital distributions, including the payment of dividends, if, after making such distribution, the institution would become "undercapitalized" (as such term is used in the FDIA). Payment of dividends by the Bank also may be restricted at any time at the discretion of the appropriate regulator if it deems the payment to constitute an unsafe and unsound banking practice.

Liquidity. The Bank is required to maintain an average daily balance of specified liquid assets equal to a monthly average of not less than a specified percentage (currently 4%) of its net withdrawable deposit accounts plus short-term borrowings. Monetary penalties may be imposed for failure to meet the liquidity requirements. The Bank's average liquidity ratio for December 31, 1999 was 4.31% which exceeded the then applicable requirement. The Bank has never been subject to monetary penalties for failure to meet its liquidity requirements.

Assessments. Savings institutions are required by regulation to pay assessments to the OTS to fund the agency's operations. The general assessment, paid on a semi-annual basis, is computed upon the savings institution's total assets, including consolidated subsidiaries, as reported in the Bank's latest quarterly Thrift Financial Report. The assessments paid by the Bank for the years ended December 31, 1999 and 1998, totaled $371,000 and $322,000, respectively. The OTS adopted amendments to its regulations, effective January 1, 1999, that are intended to assess savings associations on a more equitable basis. The new regulations base the assessment for an individual savings association on three components: the size of the association on which the basic assessment is based; the association's supervisory condition, which results in an additional assessment based on a percentage of the basic assessment for any savings institution with a composite rating of 3, 4 or 5 in its most recent safety and soundness examination; and the complexity of the association's operations, which results in an additional assessment based on a percentage of the basic assessment for any savings association that managed over $1 billion in trust assets, serviced for others loans aggregating more than $1 billion, or had certain off-balance sheet assets aggregating more than $1 billion. In order to avoid a disproportionate impact on smaller savings institutions, which are those whose total assets never exceeded $100 million, the regulations provide that the portion of the assessment based on asset size will be the lesser of the assessment under the amended regulations or the regulations before the amendment. Management believes that any change in its rate of OTS assessments under the amended regulations will not be material.

Branching. OTS regulations permit federally chartered savings associations to branch nationwide under certain conditions. Generally, federal savings associations may establish interstate networks and geographically diversify their loan portfolios and lines of business. The OTS authority preempts any state law purporting to regulate branching by federal savings associations.

Transactions with Related Parties. The Bank's authority to engage in transactions with related parties or "affiliates" (i.e., any company that controls or is under common control with an institution, including the Company and its non-savings institution subsidiaries) is limited by Sections 23A and 23B of the Federal Reserve Act ("FRA"). Section 23A limits the aggregate amount of covered transactions with any individual affiliate to 10% of the capital and surplus of the savings institution and also limits the aggregate amount of transactions with all affiliates to 20% of the savings institution's capital and surplus. Certain transactions with affiliates are required to be secured by collateral in an amount and of a type described in Section 23A, and the purchase of low quality assets from affiliates is generally prohibited. Section 23B generally requires that certain transactions with affiliates, including loans and asset purchases, must be on terms and under circumstances, including credit underwriting standards, that are substantially the same or at least as favorable to the institution as those prevailing at the time for comparable transactions with non-affiliated companies. Notwithstanding Sections 23A and 23B, savings institutions are prohibited from lending to any affiliate that is engaged in activities that are not permissible for bank holding companies under Section 4(c) of the Bank Holding Company Act ("BHC Act"). Further, no savings institution may purchase the securities of any affiliate other than a subsidiary.

The Bank's authority to extend credit to its executive officers, directors and 10% shareholders, as well as to entities controlled by such persons, is currently governed by Sections 22(g) and 22(h) of the FRA, and Regulation O thereunder. Among other things, these regulations require that such loans be made on terms and conditions, including credit underwriting standards, substantially the same as those offered to unaffiliated individuals and not involve more than the normal risk of repayment. Regulation O also places individual and aggregate limits on the amount of loans the Bank may make to such persons based, in part, on the Bank's capital position, and requires that certain board approval procedures be followed. HOLA and the OTS regulations, with certain minor variances, apply Regulation O to savings institutions.

Enforcement. Under the FDI Act, the OTS has primary enforcement responsibility over savings institutions and has the authority to bring action against all "institution-affiliated parties," including controlling stockholders, and any stockholders, attorneys, appraisers and accountants who knowingly or recklessly participate in any violation of applicable law or regulation or breach of fiduciary duty or certain other wrongful actions that causes or is likely to cause a more than a minimal loss or other significant adverse effect on an insured savings association. Formal enforcement action may range from the issuance of a capital directive or cease and desist order to removal of officers or directors, receivership, conservatorship or termination of deposit insurance. Civil penalties cover a wide range of violations and can amount to $5,000 per day for less serious violations, and up to $1 million per day in more egregious cases. Under the FDI Act, the FDIC has the authority to recommend to the Director of the OTS that enforcement action be taken with respect to a particular savings institution. If action is not taken by the Director of the OTS, the FDIC has authority to take such action under certain circumstances. Federal law also establishes criminal penalties for certain violations.

Standards for Safety and Soundness. The FDI Act requires each federal banking agency to prescribe for all insured depository institutions standards relating to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, and compensation, fees and benefits and such other operational and managerial standards as the agency deems appropriate. The OTS and the federal banking agencies have adopted a final rule and Interagency Guidelines Prescribing Standards for Safety and Soundness ("Guidelines") to implement these safety and soundness standards. The Guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. The Guidelines address internal controls and information systems; internal audit system; credit underwriting; loan documentation; interest rate risk exposure; asset growth; asset quality; earnings; and compensation, fees and benefits. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the Guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard, as required by the FDI Act. The final rule establishes deadlines for the submission and review of such safety and soundness compliance plans, when such plans are required.

Capital Requirements. The OTS capital regulations require savings institutions to meet three minimum capital standards: a tangible capital ratio requirement, a core capital ratio requirement and a risk-based capital ratio requirement. Tangible capital is defined, generally, as common stockholders' equity (including retained earnings), certain noncumulative perpetual preferred stock and related earnings, minority interests in equity accounts of fully consolidated subsidiaries, less intangibles other than certain mortgage servicing rights and investments in and loans to subsidiaries engaged in activities not permissible for a national bank. Core capital (also called "Tier 1" capital) is defined similarly to tangible capital, but core capital also includes certain qualifying supervisory goodwill and certain purchased credit card relationships; (i) the core capital ratio was effectively increased from 3.0% to 4.0% because under these regulations an institution with less than 4% core capital is classified as "undercapitalized" (the core capital ratio may be reduced to 3.0% for a depository institution that has been assigned the highest composite rating of 1 under the Uniform Financial Institution Rating System) and (ii) the tangible capital requirement was effectively increased from 1.5% to 2.0% because under these regulations an institution with less than 2.0% tangible capital is classified as "critically undercapitalized." See "- Prompt Corrective Regulatory Action."

The risk-based capital standard for savings institutions requires the maintenance of total capital (which is defined as core capital and supplementary capital) to risk-weighted assets of at least 8%. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight of 0% to 100%, as assigned by the OTS capital regulations based on the risks OTS believes are inherent in the type of asset. The components of supplementary capital currently include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible debt securities, subordinated debt and intermediate preferred stock and, within specified limits, the allowance for loan and lease losses. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital.

The OTS has incorporated an interest rate risk component into its risk-based capital rule. Under the rule, savings associations with "above normal" interest rate risk exposure would be subject to a deduction from total capital for purposes of calculating their risk-based capital requirements. A savings association's interest rate risk is measured by the decline in the net portfolio value of its assets (i.e., the difference between incoming and outgoing discounted cash flows from assets, liabilities and off-balance sheet contracts) that would result from a hypothetical 200-basis point increase or decrease in market interest rates divided by the estimated economic value of the association's assets, as calculated in accordance with guidelines set forth by the OTS. A savings association whose measured interest rate risk exposure exceeds 2% must deduct an interest rate component in calculating its total capital under the risk-based capital rule. The interest rate risk component is an amount equal to one-half of the difference between the institution's measured interest rate risk and 2%, multiplied by the estimated economic value of the association's assets. That dollar amount is deducted from an association's total capital in calculating compliance with its risk-based capital requirement. Under the rule, there is a two quarter lag between the reporting date of an institution's financial data and the effective date for the new capital requirement based on that data. A savings association with assets of less than $300 million and risk-based capital ratios in excess of 12% is not subject to the interest rate risk component, unless the OTS determines otherwise. The rule also provides that the Director of the OTS may waive or defer an association's interest rate risk component on a case-by-case basis. The OTS has indefinitely deferred the implementation of the interest rate risk component in the computation of an institution's risk-based capital requirement. The OTS continues to monitor the interest rate risk of individual institutions and retains the right to impose additional capital requirements on individual institutions. If the Bank had been subject to an interest rate risk capital component as of

December 31, 1999, there would have been no material effect on the Bank's risk-weighted capital.

At December 31, 1999, the Bank met each of its capital requirements. A chart which sets forth the Bank's compliance with its capital requirements appears in Note 15 to Notes to Consolidated Financial Statements in the Registrant's 1999 Annual Report to Stockholders and is incorporated herein by reference.

            PROMPT CORRECTIVE REGULATORY ACTION
Under the OTS prompt corrective action regulations, the OTS is required to take certain supervisory actions against undercapitalized institutions, the severity of which depends upon the institution's degree of capitalization. Generally, a savings institution that has a total risk-based capital ratio of less than 8.0% or either a leverage ratio or a Tier 1 risk-based capital ratio that is less than 4.0% is considered to be undercapitalized. A savings institution that has a total risk-based capital ratio of less than 6.0%, a Tier 1 risk-based capital ratio of less than 3.0% or a leverage ratio that is less than 3.0% is considered to be "significantly undercapitalized" and a savings institution that has a tangible capital to assets ratio equal to or less than 2.0% is deemed to be "critically undercapitalized." Subject to a narrow exception, the institutions regulator is required to appoint a receiver or conservator for an institution that is critically undercapitalized. The regulation also provides that a capital restoration plan must be filed with the OTS within 45 days of the date an association receives notice that it is "under-capitalized", "significantly undercapitalized" or "critically undercapitalized." Compliance with the plan must be guaranteed by any parent holding company. In addition, numerous mandatory supervisory actions become immediately applicable to the institution depending upon its category, including, but not limited to, increased monitoring by regulators, restrictions on growth,and capital distributions and limitations on expansion. The OTS could also take any one of a number of discretionary supervisory actions, including the issuance of a capital directive and the replacement of senior executive officers and directors.

                INSURANCE OF DEPOSIT ACCOUNTS
The FDIC has adopted a risk-based insurance assessment system. The FDIC assigns an institution to one of three capital categories based on the institution's financial information, as of the reporting period ending seven months before the assessment period, consisting of (1) well capitalized, (2) adequately capitalized or (3) undercapitalized, and one of three supervisory subcategories within each capital group. The supervisory subgroup to which an institution is assigned is based on a supervisory evaluation provided to the FDIC by the institution's primary federal regulator and information which the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds. An institution's assessment rate depends on the capital category and supervisory category to which it is assigned.

Assessment rates currently range from 0.0% of deposits for an institution in the highest category (i.e., well-capitalized and financially sound, with no more than a few minor weaknesses) to 0.27% of deposits for an institution in the lowest category (i.e., undercapitalized and substantial supervisory concern).
The FDIC is authorized to raise the assessment rates as necessary to maintain the required reserve ratio of 1.25%. As a result of the Deposit Insurance Funds Act of 1996 (the "Funds Act"), both the BIF and the SAIF currently satisfy the reserve ratio requirement. If the FDIC determines that assessment rates should be increased, institutions in all risk categories could be affected. The FDIC has exercised this authority several times in the past and could raise insurance assessment rates in the future. If such action is taken by the FDIC, it could have an adverse effect on the earnings of the Bank.

The Funds Act also amended the FDI Act to expand the assessment base for the payments on the Financing Corporation ("FICO") obligations. Beginning January 1, 1997, the assessment base included the deposits of both BIF- and SAIF-insured institutions. As of December 31, 1999, the rate of assessment for BIF-assessable deposits is one-fifth of the rate imposed on SAIF-assessable deposits. The annual rate of assessments for the payments on the FICO obligations for the quarterly period beginning on January 1, 2000 is 0.0212% for BIF-assessable deposits and 0.0212% for SAIF-assessable deposits.

The OTS has recently proposed regulations implementing the privacy protection provisions of the GLB Act. The proposed regulations would require each financial institution to adopt procedures to protect their customers' and consumers' "nonpublic personal information" by November 13, 2000. The Bank would be required to disclose its privacy policy, including identifying with whom it shares "nonpublic personal information," to customers at the time of establishing the customer relationship and annually thereafter. In addition, the Bank would be required to provide its customers with the ability to "opt-out" of having their personal information shared with unaffiliated third parties. The Bank currently has a privacy protection policy in place and intends to review and amend that policy, if necessary, for compliance with the regulations when they are adopted in final form.

The GLB Act also provides for the ability of each state to enact legislation that is more protective of consumers' personal information. Currently, there are a number of privacy bills pending in the New York State Assembly. No action has been taken on any of these bills, and the Company cannot predict what impact, if any, these bills would have.

              FEDERAL HOME LOAN BANK SYSTEM
The Bank is a member of the FHLB System, which consists of 12 regional FHLBs. The FHLB provides a central credit facility primarily for member institutions. The Bank, as a member of the FHLB of New York, is required to acquire and hold shares of capital stock in the FHLB in an amount at least equal to 1% of the aggregate principal amount of its unpaid residential mortgage loans and similar obligations at the beginning of each year, or 1/20 of its advances (borrowings) from the FHLB, whichever is greater. The Bank was in compliance with this requirement with an investment in FHLB stock at December 31, 1999 of $27.9 million. FHLB advances must be secured by specified types of collateral, and all long-term advances may only be obtained for the purpose of providing funds for residential housing finance.

The FHLBs are required to provide funds for the resolution of insolvent thrifts and to contribute funds for affordable housing programs. These requirements could reduce the amount of dividends that the FHLBs pay to their members and could also result in the FHLBs imposing a higher rate of interest on advances to their members. For the years ended December 31, 1999, 1998 and 1997, dividends from the FHLB to the Bank amounted to $1.6 million, $1.2 million and $710,000, respectively. If dividends were reduced or interest on future FHLB advances increased, the Bank's net interest income would likely also be reduced. Further, there can be no assurance that the impact of recent legislation on the FHLBs will not also cause a decrease in the value of the FHLB stock held by the Bank.

Pursuant to the GLB Act, the foregoing minimum share ownership requirements will be replaced by regulations to be promulgated by FHLB. The GLB Act specifically provides that the minimum requirements in existence immediately prior to adoption of the GLB Act shall remain in effect until such regulations are adopted. Formerly, federal savings associations were required to be members of the FHLB Bank System. The new law removed the mandatory membership requirement and authorized voluntary membership for federal savings associations, as is the case for all other eligible institutions.

                   FEDERAL RESERVE SYSTEM
The Federal Reserve Board regulations require depository institutions, including savings institutions, to maintain non-interest-earning reserves against their transaction accounts (primarily NOW and regular checking accounts). The current Federal Reserve Board regulations generally require that reserves be maintained against aggregate transaction accounts as follows: for accounts aggregating $44.3 million (subject to adjustment by the Federal Reserve Board) the reserve requirement is 3%; and for accounts greater than $44.3 million, the reserve requirement is $1,329,000 plus 10% (subject to adjustment by the Federal Reserve Board between 8% and 14%) against that portion of total transaction accounts in excess of $44.3 million. The first $5.0 million of otherwise reservable balances (subject to adjustments by the Federal Reserve Board) are exempted from the reserve requirements. The Bank is in compliance with the foregoing requirements. Because required reserves must be maintained in the form of either vault cash, a non-interest-bearing account at a Federal Reserve Bank or a pass-through account as defined by the Federal Reserve Board, the effect of this reserve requirement is to reduce the Bank's interest-earning assets. FHLB System members are also authorized to borrow from the Federal Reserve "discount window," but Federal Reserve Board regulations require institutions to exhaust all FHLB sources before borrowing from a Federal Reserve Bank.

                 HOLDING COMPANY REGULATION
The Company is a non-diversified unitary savings and loan holding company within the meaning of the HOLA. As such, the Company is required to be registered with the OTS and is subject to OTS regulations, examinations, supervision and reporting requirements. In addition, the OTS has enforcement authority over the Company and its non-savings institution subsidiaries. Among other things, this authority permits the OTS to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings institution.

As a unitary savings and loan holding company, the Company generally is not restricted under existing laws as to the types of business activities in which it may engage, provided that the Bank continues to be a QTL. See "- Federal Savings Institution Regulation - QTL Test" for a discussion of the QTL requirements. Upon any non-supervisory acquisition by the Company of another savings association, the Company would become a multiple savings and loan holding company (if the acquired institution is held as a separate subsidiary) and would be subject to extensive limitations on the types of business activities in which it could engage. The HOLA limits the activities of a multiple savings and loan holding company and its non-insured institution subsidiaries primarily to activities permissible for bank holding companies under Section 4(c)(8) of the BHC Act, subject to the prior approval of the OTS, and to other activities authorized by OTS regulation.

The HOLA prohibits a savings and loan holding company, directly or indirectly, or through one or more subsidiaries, from acquiring more than 5% of the voting stock of another savings institution or holding company thereof, without prior written approval of the OTS; and from acquiring or retaining, with certain exceptions, more than 5% of a non-subsidiary holding company, or a non-subsidiary company engaged in activities other than those permitted by the HOLA; or acquiring or retaining control of a depository institution that is not insured by the FDIC. In evaluating applications by holding companies to acquire savings institutions, the OTS must consider the financial and managerial resources and future prospects of the company and institution involved, the effect of the acquisition on the risk to the insurance funds, the convenience and needs of the community and competitive factors.

The OTS is prohibited from approving any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, except: (i) the approval of interstate supervisory acquisitions by savings and loan holding companies, and (ii) the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisitions. The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.

                  FEDERAL SECURITIES LAWS
The Company's Common Stock is registered with the Securities and Exchange Commission under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company is subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Exchange Act.

                   FEDERAL AND STATE TAXATION

FEDERAL TAXATION
General. The Company and the Bank report their income on a calendar year basis using the accrual method of accounting and will be subject to federal income taxation in the same manner as other corporations with some exceptions. The following discussion of tax matters is intended only as a summary and does not purport to be a comprehensive description of the tax rules applicable to the Bank or the Company. The Company and its subsidiaries file a consolidated Federal income tax return on a calendar-year basis. The Bank and the Company have not been audited by the Internal Revenue Service during the last five fiscal years.

Under the Small Business Job Protection Act of 1996 ("1996 Act"), signed into law in August 1996, the special rules for bad debt reserves of thrift institutions no longer apply and, therefore, the Bank cannot make additions to the tax bad debt reserves but is permitted to deduct bad debts as they occur. Additionally, under the 1996 Act, the Bank is required to recapture (that is, include in taxable income) the excess of the balance of its bad debt reserves as of December 31, 1995 over the balance of such reserves as of December 31, 1987 ("base year"). The Bank's federal tax bad debt reserves at December 31, 1995 exceeded its base year reserves by $2.7 million which will be recaptured into taxable income ratably over a six year period. This recapture was suspended for 1996 and 1997, whereas, one-sixth of the excess reserves was recaptured into taxable income for both 1998 and 1999. The base year reserves will be subject to recapture, and the Bank could be required to recognize a tax liability, if (i) the Bank fails to qualify as a "bank" for Federal income tax purposes; (ii) certain distributions are made with respect to the stock of the Bank (see "Distributions"); (iii) the Bank uses the bad debt reserves for any purpose other than to absorb bad debt losses; or (iv) there is a change in Federal tax law. Management is not aware of the occurrence of any such event.

Distributions. To the extent that the Bank makes "non-dividend distributions" to stockholders, such distributions will be considered as made from the Bank's base year reserve to the extent thereof, and then from the supplemental reserve for losses on loans and an amount based on the amount distributed will be included in the Bank's taxable income. Non-dividend distributions include distributions in excess of the Bank's current and accumulated earnings and profits, distributions in redemption of stock, and distributions in partial or complete liquidation. However, dividends paid out of the Bank's current or accumulated earnings and profits, as calculated for federal income tax purposes, will not be considered to result in a distribution from the Bank's bad debt reserves.

Corporate Alternative Minimum Tax. The Internal Revenue Code of 1986, as amended, imposes a tax on alternative minimum taxable income ("AMTI") at a rate of 20%. AMTI is increased by an amount equal to 75% of the amount by which a corporation's adjusted current earnings exceeds its AMTI (determined without regard to this adjustment and prior to reduction for net operating losses).

Dividends Received Deduction and Other Matters. The Company may exclude from its income 100% of dividends received from the Bank as a member of the same affiliated group of corporations. The corporate dividends received deduction is generally 70% in the case of dividends received from unaffiliated corporations with which the Company and the Bank will not file a consolidated tax return, except that if the Company or the Bank owns more than 20% of the stock of a corporation distributing a dividend, 80% of any dividends received may be deducted.

STATE AND LOCAL TAXATION
New York State and New York City Taxation.  The Bank and the

Company are subject to New York State and City franchise taxes on net income or one of several alternative bases, whichever results in the highest tax. "Net income" means Federal taxable income with adjustments. The Company's annual tax liability for each year is the greatest of a tax on allocated entire net income; allocated alternative entire net income; allocated assets to New York State and/or New York City; or a minimum tax. Operating losses cannot be carried back or carried forward for New York State or New York City tax purposes. The Bank is also subject to the 17% Metropolitan Commuter District Surcharge on its New York State tax after the deduction of credits. The Company is also subject to taxes in New Jersey and Connecticut due to the establishment of in-store branches.

In response to the 1996 Act, the New York State and New York City tax laws have been amended to prevent the recapture of existing tax bad debt reserves and to allow for the continued use of the PTI method to determine the bad debt deduction in computing New York City and New York State tax liability.

Delaware Taxation. As a Delaware holding company not earning income in Delaware, the Company is exempted from Delaware Corporate income tax but is required to file an annual report with and pay an annual franchise tax to the State of Delaware.

ITEM 2.  PROPERTIES

The Bank conducts its business through eight full-service banking and sixty-three in-store banking facilities located in the New York City boroughs of Queens, Brooklyn, Manhattan and Staten Island, the New York counties of Nassau, Suffolk, Rockland and Westchester and in New Jersey and Connecticut. The Bank provides residential mortgage banking services through its CFS Mortgage division operating from six loan origination offices in New York, New Jersey and Pennsylvania. The Company provides casualty insurance through its subsidiary, CIA, from three offices located in Long Island, New York. In December 1997, the Company purchased an office building and land in Westbury, New York for its new administrative headquarters. The purchase was consummated under the terms of a lease agreement and Payment-in-lieu-of-Tax ("PILOT") agreement with the Town of Hempstead Industrial Development Agency ("IDA"). The Company completed improvements to the building and began using the building as its corporate headquarters in July 1998. The cost of the land and building, including improvements was $12.8 million. The total net book value of the Company's and the Bank's premises and equipment was $35.9 million at December 31, 1999, which included sixty-three in-store branches. The Company believes that the Bank's current facilities are adequate to meet the present and immediately foreseeable needs of the Bank and the Company.

                                                                                  Net Book Value
                                                                                  of Property or
                                                                                     Leasehold
                                                            Date                   Improvements
                                                Leased or Leased or Date of Lease at December 31,
     Location                                     Owned   Acquired  Expiration(1)       1999
     --------                                   --------- --------- ------------- ---------------
                                                                                (in thousands)
Former Main Office Complex(2):
  93-22/93-30 Jamaica Avenue                       Leased    1999         -          $  -
  Woodhaven, NY 11421
Traditional Branches:
  80-35 Jamaica Avenue, Woodhaven, NY 11421        Owned     1979         -             240
  82-10 153rd Avenue, Howard Beach, NY 11414       Owned     1971         -             550
  98-16 101st Avenue, Ozone Park, NY 11416         Owned     1976         -             435
  244-19 Braddock Avenue, Bellerose, NY 11426(3)   Leased    1973        2003            88
  106-17 Continental Ave, Forest Hills, NY 11375   Leased    1959        2013            -
  343 Merrick Road, Amityville, NY 11701           Leased    1977        2001           393
  104-08 Rockaway Beach Blvd., Rockaway
    Beach, NY 11693                                Leased    1996        2008            31
Supermarket Branches:
  700-60 Patchogue Rd., Medford, NY 11763          Leased    1996        2001           150
  1121 Jerusalem Avenue, Uniondale, NY 11553       Leased    1996        2001           166
  533 Montauk Highway, Bayshore, NY 11708          Leased    1996        2001           195
  625 Atlantic Avenue, Brooklyn, NY 11217          Leased    1996        2001           173
  575 Montauk Highway, W. Babylon, NY 11704        Leased    1997        2002           178
  2335 New Hyde Park Rd, New Hyde Park, NY 11040   Leased    1997        2002           195
  1251 Deer Park Ave., N. Babylon, NY 11703        Leased    1997        2002           186
  101 Wicks Road, Brentwood, New York 11717        Leased    1997        2002           195
  3635 Hempstead Turnpike, Levittown, NY 11756     Leased    1997        2002           200
  6070 Jericho Turnpike, Commack, NY 11726         Leased    1997        2002           199
  2150 Middle Country Rd., Centereach, NY 11720    Leased    1997        2002           200
  1897 Front Street, East Meadow, NY 11554         Leased    1997        2002           206
  8101 Jericho Turnpike, Woodbury, NY 11796        Leased    1997        2002           200
  92-10 Atlantic Avenue, Ozone Park, NY 11416      Leased    1997        2002           202
  395 Route 112, Patchogue, NY 11772               Leased    1997        2002           193
  1764 Grand Avenue, Baldwin, NY 11510             Leased    1997        2002           201
  5145 Nesconset Hwy., Port Jefferson, NY 11776    Leased    1997        2002           219
  31-06 Farrington Street, Whitestone, NY 11357    Leased    1997        2002           199
  5801 Sunrise Highway, Sayville, NY 11741         Leased    1997        2002           193
  531 Montauk Highway, W. Babylon, NY 11776        Leased    1997        2002           202
  155 Islip Avenue, Islip, NY 11751                Leased    1997        2002           205
  800 Montauk Highway, Shirley, NY 11967           Leased    1997        2002           208
  253-01 Rockaway Turnpike, Woodmere, NY 11422     Leased    1997        2002           200
  227 Cherry Street, New York, NY 10002            Leased    1997        2002           201
  45 Route 59 Monsey, NY 10952                     Leased    1997        2002           206
  195 Rockland Center, Rte. 59, Nanuet, NY 10954   Leased    1997        2002           217
  1905 Sunrise Highway, Bayshore, NY 11708         Leased    1997        2002           214
  941 Carmens Road, Massapequa, NY 11758           Leased    1997        2002            75
  500 South River Street, Hackensack, NJ 07470     Leased    1997        2002           159
  1 Pathmark Plaza, Mount Vernon, NY               Leased    1997        2002           238
  2875 Richmond Avenue, Staten Island, NY 10306    Leased    1997        2002           229
  111-10 Flatlands Avenue, Brooklyn, NY 11230      Leased    1997        2002           209
  1245 61st Street, Boro Park, NY 11219            Leased    1998        2003           230
  2650 Sunrise Highway, East Islip, NY 11730       Leased    1998        2003           220
  492 E. Atlantic Avenue, E. Rockaway, NY 11554    Leased    1998        2003           218
  1-37 12th Street, Brooklyn, NY 11205             Leased    1998        2003           216
  130 Wheatley Plaza, Greenvale, NY 11548          Leased    1998        2003           230
  335 Nesconset Highway, Hauppauge, NY 11788       Leased    1998        2003           257
  360 No. Broadway, Jericho, NY 11753              Leased    1998        2003           218
  42-02 Northern Blvd., L.I.C., NY 11100           Leased    1998        2003           211
  2540 Central Park Ave, No. Yonkers, NY 10710     Leased    1998        2003           198
  130 Midland Avenue, Portchester, NY 10573        Leased    1998        2003           247
  1351 Forest Avenue, Staten Island, NY 10302      Leased    1998        2003           247
  2424 Hylan Blvd., Staten Island, NY 10306        Leased    1998        2003           191
  1757 Central Park Ave, Yonkers, NY 10710         Leased    1998        2003           263
  Route 28 and Union Ave, Bound Brook, NJ 08805    Leased    1998        2003           199
  Rte 70 & Chambers Bridge Rd, Bricktown, NJ 08723 Leased    1998        2003           191
  367 Highway 22 West, Hillside, NJ 07205          Leased    1998        2003           207
  201 Roosevelt Place, Palisades Park, NJ 07650    Leased    1998        2003           190
  625 Hamburg Turnpike, Wayne, NJ 07470            Leased    1998        2003           168
  145 Highway 36 West, Long Branch, NJ 07764       Leased    1998        2003           295
  23 Marshall Hill Road, West Milford, NJ 07480    Leased    1998        2003           220

                                                                                           49

  404 Main Street, Ansonia, CT 06401               Leased    1998        2003           154
  500 Sylvan Avenue, Bridgeport, CT 06610          Leased    1998        2003           205
  533 South Broad Street, Meridan, CT 06450        Leased    1998        2003           207
  157 Cherry Street, Milford, CT 06460             Leased    1998        2003           157
  6 Queen Street, Newtown, CT 06460                Leased    1998        2003           180
  650 Wolcott Street, Waterbury, CT 06705          Leased    1998        2003           203
  131 Campbell Avenue, West Haven, CT 06516        Leased    1998        2003           157
  2350 N. Ocean Avenue, Farmingville, NY 11738     Leased    1999        2004           242
  4055 Merrick Road, Seaford, NY 11783             Leased    1999        2004           229
  460 Franklin Avenue, Franklin Square, NY 11010   Leased    1999        2004           196
Corporate Headquarters:
  615 Merrick Avenue, Westbury, NY                 Owned     1997          -         11,053

(1) Rent expense for the year ended December 31, 1999 was $5.2 million.
(2) On March 25, 1999, the Bank sold the properties, consisting of land, buildings and building improvements located at 93-22 and 93-30 Jamaica Avenue, Woodhaven, New York. During the second quarter of 1999, the Bank sold properties located at 94-09 and 94-13 Jamaica Avenue and 87-14 and 86-35 94th Street, Woodhaven, New York.
(3) Includes land that is adjacent to the branch office that was acquired by the Bank in 1973.

ITEM 3.  LEGAL PROCEEDINGS

In February, 1983, a burglary of the contents of safe deposit boxes occurred at a branch office of the Bank. At December 31, 1999 and currently, the Bank has a class action lawsuit related thereto pending, whereby the plaintiffs are seeking recovery of approximately $12.9 million in actual damages and an additional $12.9 million in unspecified damages. The Bank's ultimate liability, if any, which might arise from the disposition of these claims cannot presently be determined. Management believes it has meritorious defenses against this action and has and will continue to defend its position. Accordingly, no provision for any liability that may result upon adjudication of this action has been recognized in the accompanying consolidated financial statements.

The Company is involved in various legal actions arising in the ordinary course of business, which in the aggregate, are believed by management to be immaterial to the financial position of the Company.


ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS
None.

                          PART II

ITEM 5.  MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED
         STOCKHOLDER MATTERS

Information relating to the market for Company's common equity and related stockholder matters appears under "Common Stock
Information" in the Registrant's 1999 Annual Report to
Stockholders on page 56, and is incorporated herein by reference.

Information relating to the payment of dividends by the Company appears in Note 15 to Notes to Consolidated Financial
Statements in the Registrant's Annual Report on page 47 and is incorporated herein by reference.

The Company initiated a quarterly cash dividend of $0.05 per share in the third quarter of 1995 paid on October 20, 1995. The following schedule summarizes the cash dividends paid for 1997, 1998 and 1999:

  Dividend Payment      Dividend Paid
        Date            Per Share (1)        Record Date
  ----------------      -------------        -----------
  January 1997              .075             December 1996
  April 1997                .075             April 1997
  July 1997                 .075             June 1997
  October 1997              .075             September 1997
  January 1998              .075             December 1998
  April 1998                .075             March 1998
  July 1998                 .075             June 1998
  October 1998              .075             September 1998
  January 1999              .075             December 1998
  April 1999                .075             April 1999
  July 1999                 .075             July 1999
  October 1999              .075             October 1999
  January 2000              .075             December 1999

(1) As adjusted to reflect the 2-for-1 stock split effective
November 1997 ("stock split").

The following schedule summarizes the dividend payout ratio
(dividends declared per share divided by net income per share)

                Dividends        Net income
  Year        Paid per share     per share       Payout ratio
 ------       --------------     ----------      ------------
  1997            $0.30            $1.32             .227%
  1998             0.30             0.95             .316
  1999             0.30             1.44             .206

ITEM 6.  SELECTED FINANCIAL DATA

The above-captioned information appears in the Registrant's 1999
Annual Report to Stockholders on pages 10 and 11 and is incorporated herein by reference.

ITEM 7.  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
         CONDITION AND RESULTS OF OPERATIONS

The above-captioned information appears under "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's 1999 Annual Report to Stockholders on pages 12 through 24 and is incorporated herein by reference.

The information in the eighth paragraph under Item 1 -
Description of Business in this Report on Form 10-K is incorporated herein by reference.

ITEM 7A.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT
          MARKET RISK

The above-captioned information appears under "Management's Discussion and Analysis of Financial Condition and Results of Operations - Asset/Liability Management" in the Registrant's 1999 Annual Report to Stockholders on pages 13 through 15 and is incorporated herein by reference.

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The Consolidated Financial Statements of Haven Bancorp, Inc. and its subsidiaries, and the notes related thereto together with the report thereon by KPMG LLP appears in the Registrant's 1999 Annual Report to Stockholders on pages 25 through 54 and are incorporated herein by reference.

ITEM 9.  CHANGE IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
         ACCOUNTING AND FINANCIAL DISCLOSURE

None.

                          PART III

ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT
The information relating to Directors and Executive Officers of the Company is incorporated herein by reference to the Company's Proxy Statement for the Annual Meeting of Stockholders to be held on May 17, 2000, under the caption "Information with Respect to Nominees, Continuing Directors and certain Executive Officers.

ITEM 11.  EXECUTIVE COMPENSATION

The information relating to executive compensation is incorporated herein by reference to the Company's Proxy Statement for the Annual Meeting of Stockholders to be held on May 17, 2000, under the captions "Directors' Compensation" and "Executive Compensation" (excluding the Report of the Compensation Committee and the Stock Performance Graph).

ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
          MANAGEMENT

The information relating to security ownership of certain beneficial owners and management is incorporated herein by reference to the Company's Proxy Statement for the Annual Meeting of Stockholders to be held on May 17, 2000, under the captions
"Security Ownership of Certain Beneficial Owners" and
"Information with Respect to the Nominees, Continuing Directors and Certain Executive Officers."

ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The information relating to certain relationships and related transactions is incorporated herein by reference to the Registrant's Proxy Statement for the Annual Meeting of
Stockholders to be held on May 17, 2000.

                          PART IV

ITEM 14.  EXHIBITS, FINANCIAL STATEMENTS, SCHEDULES AND REPORTS
          ON FORM 8-K

(a)  The following documents are filed as a part of this report:
(1) Consolidated Financial Statements of the Company are incorporated by reference to the following indicated pages of the 1999 Annual Report to Stockholders.
                                                            Pages
     Consolidated Statements of Financial Condition
     as of December 31, 1999 and 1998 ...................    25
     Consolidated Statements of Income for the Years
     Ended December 31, 1999, 1998 and 1997 .............    26
     Consolidated Statements of Changes In Stockholders'
     Equity for the Three Years Ended December 31, 1999 .    27
     Consolidated Statements of Cash Flows for the Years
     Ended December 31, 1999, 1998 and 1997 .............    28
     Notes to Consolidated Financial Statements ......... 29 - 53
     Independent Auditors' Report .......................    54

The remaining information appearing in the Annual Report to Stockholders is not deemed to be filed as part of this report, except as expressly provided herein.

(2) All schedules are omitted because they are not required or applicable, or the required information is shown in the consolidated financial statements or the notes thereto.

(3)  Exhibits (filed herewith unless otherwise noted)
     (a) The following exhibits are filed as part of this report:
     3.1     Amended Certificate of Incorporation of Haven
             Bancorp, Inc.(1)
     3.2 Certificate of Designations, Preferences and Rights of Series A Junior Participating Preferred Stock(2)
     3.3     Bylaws of Haven Bancorp, Inc.(3)
     3.3(A)  Fifth Amendment to the Bylaws of Haven Bancorp,
             Inc. (filed herewith)
     4.0 Rights Agreement between Haven Bancorp, Inc. and Chase Manhattan Bank (formerly Chemical Bank)(2)
     10.1(A) Employment Agreement between Haven Bancorp, Inc. and
             Philip S. Messina dated as of 9/21/95(4)
     10.1(B) Amendatory Agreement to the Employment Agreement between Haven Bancorp, Inc. and Philip S. Messina dated as of 5/28/97(5)
     10.1(C) Employment Agreement between CFS Bank and Philip S.
             Messina dated as of 5/28/97(5)
     10.1(D) Employment Agreement between Haven Bancorp, Inc. and
             Philip S. Messina dated as of November 22, 1999
             (filed herewith)
     10.1(E) Termination of the Bank Employment Agreement between
             Haven Bancorp, Inc. and Philip S. Messina dated as of November 22, 1999 (filed herewith)
     10.2(A) Form of Change in Control Agreement between
             Columbia Federal Savings Bank and certain executive officers, as amended(4)
     10.2(B) Form of Amendment to Change in Control Agreement
             between CFS Bank and certain executive officers(5) 10.2(C) Form of Change in Control Agreement between Haven
             Bancorp, Inc. and certain executive officers, as amended(4)
     10.2(D) Form of Amendment to Change in Control Agreement between Haven Bancorp, Inc. and certain executive officers (5)
     10.2(E) Change in Control Agreement between Haven Bancorp,
             Inc. and Mark A. Ricca dated as of April 10, 1998(8) 10.2(F) Change in Control Agreement between CFS Bank and Mark A. Ricca dated as of April 10, 1998(8)
     10.4 (a) Amended and Restated Columbia Federal Savings Bank Recognition and Retention Plans for Officers and Employees(6)
     10.4 (b) Amended and Restated Columbia Federal Savings Bank Recognition and Retention Plan for Outside Directors(6)
     10.5    Haven Bancorp, Inc. 1993 Incentive Stock Option
             Plan(6)

     10.6    Haven Bancorp, Inc. 1993 Stock Option Plan for
             Outside Directors(6)
     10.7 Columbia Federal Savings Bank Employee Severance Compensation Plan, as amended(4)
     10.8 Columbia Federal Savings Bank Consultation and Retirement Plan for Non-Employee Directors(6)
     10.9    Form of Supplemental Executive Retirement
             Agreement(3)
     10.10   Haven Bancorp, Inc. 1996 Stock Incentive Plan(4)
     10.11 Haven Bancorp, Inc. Key Executive Deferred Compensation Plan (filed herewith)
     10.12   Purchase and Assumption Agreement, dated as of
             March 11, 1998, by and among Intercounty Mortgage, Inc., CFS Bank and Resource Bancshares Mortgage Group, Inc.(7)
     11.0    Computation of earnings per share (filed herewith)
     13.0    Portions of 1999 Annual Report to Stockholders
             (filed herewith)
     21.0 Subsidiary information is incorporated herein by reference to "Part I - Subsidiaries"
     23.0    Consent of Independent Auditors (filed herewith)
     27.0    Financial Data Schedule (filed herewith)
     99 Proxy Statement for 2000 Annual Meeting of Stockholders to be held on May 17, 2000, which will be filed with the SEC within 120 days after December 31, 1999, is incorporated herein by reference.
_______________
(1) Incorporated by reference into this document from the Exhibits to Form 10-Q for the quarter ended September 30, 1998, filed on November 16, 1998.

(2) Incorporated by reference into this document from the Exhibits to Form 8-K, Current Report, filed on January 30, 1996.

(3) Incorporated by reference into this document from the Exhibits to Form 10-Q for the quarter ended March 31, 1999, filed on May 13, 1999.

(4) Incorporated by reference into this document from the Exhibits to Form 10-K for the year ended December 31, 1995, filed on March 29, 1996.

(5) Incorporated by reference into this document from the Exhibits to Form 10-K for the year ended December 31, 1997, filed on March 31, 1998.

(6) Incorporated by reference into this document from the Exhibits to Form 10-K for the year ended December 31, 1994, filed on March 30, 1995.

(7) Incorporated by reference into this document from the Exhibits to Form 8-K, Current Report, filed on July 2, 1998.

(8) Incorporated by reference into this document from the Exhibits to Form 10-K for the year ended December 31, 1998, filed on March 31, 1999.


     (b)  Reports on Form 8-K.

          A report on Form 8-K was filed by the Company dated
November 30, 1999, which includes under Item 5 (Other Events) portions of the Company's presentation to analysts on December 1, 1999.

                         SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.
                                     HAVEN BANCORP, INC.


                                     By:  /s/ Philip S. Messina
                                          ---------------------
                                          Philip S. Messina
Dated:  March 30, 2000                    Chairman of the Board

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

     Name                      Title                   Date

/s/ Philip S. Messina      Chairman of the Board     March 30, 2000
-------------------------- and Chief Executive Officer
Philip S. Messina


/s/ William J. Jennings II President and Chief       March 30, 2000
-------------------------- Operating Officer
William J. Jennings II


/s/ George S. Worgul       Director                  March 30, 2000
--------------------------
George S. Worgul


/s/ Robert M. Sprotte      Director                  March 30, 2000
--------------------------
Robert M. Sprotte


/s/ Michael J. Fitzpatrick Director                  March 30, 2000
--------------------------
Michael J. Fitzpatrick


/s/ Michael J. Levine      Director                  March 30, 2000
--------------------------
Michael J. Levine
                                                             57


/s/Msgr. Thomas J. Hartman Director                  March 30, 2000
--------------------------
Msgr. Thomas J. Hartman


/s/Michael A. McManus, Jr. Director                  March 30, 2000
--------------------------
Michael A. McManus, Jr.


/s/ Hanif Dahya            Director                  March 30, 2000
--------------------------
Hanif Dahya


/s/ Catherine Califano     Senior Vice President and March 30, 2000
-------------------------- Chief Financial Officer
Catherine Califano


                                                                         EX-3.3A

                        EXHIBIT 3.3(A)

                      FIFTH AMENDMENT TO

                          BYLAWS OF
                      HAVEN BANCORP, INC.



The first paragraph of Article II, Section 1 is hereby amended as follows:

               ARTICLE 11 - BOARD OF DIRECTORS

Section 1.  General Powers, Number and Term of Office.


The business and affairs of the Corporation shall be under the direction of its Board of Directors. The number of Directors who shall constitute the Whole Board shall be such number as the Board of Directors shall from time to time have designated except in the absence of such designation shall be nine. The Board of Directors shall annually elect a Chairman of the Board from among its members who shall, when present, preside at its meetings.




Dated:  December 22, 1999

                                                                        EX-10.1D

                           EXHIBIT 10.1(D)

                        EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of November 22, 1999 by and between Haven Bancorp, Inc., a publicly held business corporation organized and operating under the laws of the State of Delaware and having an office at 615 Merrick Avenue, Westbury, New York 11590 ("Company") and Philip S. Messina, an individual residing at No. 8 Bryan Meadow Path, Fort Salonga, New York 11768 ("Executive").

                             WITNESSETH:

WHEREAS, Executive currently serves the Company in the capacity of Chief Executive Office and also serves as Chief Executive Officer of CFS Bank, a wholly-owned subsidiary of the Company, ("Bank") and as Chairman of the Board of Directors of the Company ("Board") and the Board of Directors of the Bank ("Bank Board"); and

WHEREAS, the Company desires to assure for itself the continued availability of Executive's services and the ability of Executive to perform such services with a minimum of personal distraction in the even of a pending or threatened Change in Control (as hereinafter defined); and

WHEREAS, Executive is willing to continue to serve the Company and the Bank on the terms and conditions hereinafter set forth; and

WHEREAS, the Company and Executive desire to restate and modify the Employment Agreement by and between the Company and Executive dated September 21, 1995 and the associated Amendatory Agreement, dated May 28, 1997, to correct technical inaccuracies in the aforesaid agreements along with the Bank Employment Agreement entered between the Bank and Executive, dated May 28, 1997.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and conditions hereinafter set forth, the Company and Executive hereby agree as follows:

Section 1.  Employment.

The Company agrees to continue to employ Executive, and Executive hereby agrees to such continued employment, during the period and upon the terms and conditions set forth in this Agreement.

Section 2.  Employment Period; Remaining Unexpired Employment
Period.
(a) The terms and condition of this Agreement shall be and remain in effect during the period of employment established under this
Section 2 ("Employment Period"). The Employment Period shall be for an initial term of three (3) years beginning on the date of this Agreement and ending on the third (3rd) anniversary date of this Agreement, plus such extensions, if any, as are provided pursuant to Section 2(b).

(b) Except as provided in Section 2(c), beginning on the date of this Agreement, the Employment Period shall automatically be extended for one (1) additional day each day, unless either the Company or Executive elects not to extend the Agreement further by giving written notice to the other party, in which case the Employment Period shall end on the third (3rd) anniversary of the date on which such written notice is given. For all purposes of this Agreement, the Term "Remaining Unexpired Employment Period" as of any date shall mean the period beginning on such date and ending on: (i) if a notice of non-extension has been given in accordance with this Section 2(b), the third anniversary of the date on which such notice was given; or (ii) in all other cases, the third anniversary of the date as of which the Remaining Unexpired Employment Period is being determined. Upon termination of Executive's employment with the Company for any reason whatsoever, any daily extensions provided pursuant to this Section 2(b), if not previously discontinued, shall automatically cease.

(c) Nothing in this Agreement shall be deemed to prohibit the Company at any time from terminating Executive's employment during the Employment Period with or without notice for any reason; provided, however, that the relative rights and obligations of the Company and Executive in the event of any such termination shall be determined under this Agreement.

Section 3.  Duties

Executive shall serve as Chief Executive Officer of the Company and as Chairman of the Board, having such power, authority and responsibility and performing such duties as are prescribed by or under the By-Laws of the Company and as are customarily associated with such positions. Executive shall devote his full business time and attention (other than during weekends, holidays, approved vacation periods, and periods of illness or approved leaves of absence) to the business and affairs of the Company and shall use his best efforts to advance the interests of the Company. The Executive's principal place of employment shall be the location at the effective date of this Agreement or within thirty (30) miles thereof.

Executive shall also serve as Chief Executive Officer of the Bank and as Chairman of the Bank Board without additional compensation therefor, if duly elected or appointed to serve in such capacities in accordance with the Bank prevailing practices, policies and procedures. If the Executive is suspended or discharged, or is subject to any regulatory prohibition or restriction with respect to participation in the affairs of the Bank, he shall continue to perform services for the Company in accordance with this Agreement but shall not directly or indirectly provide services to or participate in the affairs of the Bank in a manner inconsistent with the terms of such suspension or discharge or any applicable regulatory order.
Section 4.  Cash Compensation

In consideration for the services to be rendered by Executive hereunder, the Company shall pay to Executive a salary at an initial annual rate of $600,000 payable in approximately equal installments in accordance with the Company's customary payroll practices for senior officers. Prior to each anniversary of the date of this Agreement occurring during the Employment Period, or on such other date as the Board may determine, but in no event greater than twelve (12) months between reviews, the Board shall review Executive's annual rate of salary and may, in its discretion, approve an increase therein. In addition to salary, Executive may receive other cash compensation from the Company or Bank for services hereunder at such times, and in such amounts and on such terms and conditions as the Board may determine from time to time.

Section 5.  Employee Benefit Plans and Programs

During the Employment Period, Executive shall be treated as an employee of the Company and the Bank and shall be entitled to participate in and receive benefits under any and all qualified or non-qualified retirement, pension, savings, profit-sharing or stock bonus plans, any and all group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance plans, and any other employee benefit and compensation plans (including, but not limited to, any incentive compensation plans or programs, stock option and appreciation rights plans and restricted stock plans)(collectively, "Benefit Plans") as may from time to time be maintained by, or cover employees of, the Company or the Bank, in accordance with the terms and conditions of such employee benefit plans and programs and compensation plans and programs and consistent with the Company's and the Bank's customary practices. Nothing paid to the Executive under any such plan or arrangement will be deemed to be in lieu of other compensation to which the Executive is entitled under this Agreement.

Section 6.  Supplemental Executive Retirement Benefits

Without limiting the generality of Section 5 hereof, in the event that the amount of benefits or contributions Executive would have received or accrued under the benefit formulas of the tax-qualified Benefit Plans of the Company and the Bank is limited by Sections 401(a)(17), 401(k)(3), 401(m), 402(g) or 415 of the Internal
Revenue Code of 1986 ("Benefit Limitations"), the Company shall provide Executive with supplemental benefits equal to the benefits attributable to employer contributions that he would have received if the Benefit Limitations did not apply. Such supplemental benefits shall be provided on a non-qualified, deferred compensation basis and shall be determined under the benefit formulas and actuarial assumptions of the applicable Benefit Plans. Payment of such supplemental benefits shall be made in the same manner and at the same time as payment of the Executive's benefits under the applicable Benefit Plan.

Section 7.  Indemnification

(a) During the Employment Period and for a period of six (6) years thereafter, the Company shall cause to the extent commercially available Executive to be covered by and named as an insured under any policy or contract of insurance obtained by it or the Bank to insure directors and officers against personal liability for acts or omissions in connection with service as an officer or director of the Company or the Bank, or service in other capacities at the request of the Company or the Bank. The coverage provided to Executive pursuant to this Section 7 shall be of the same scope and on the same terms and conditions as the coverage (if any) provided to other officers or directors of the Company and the Bank.

(b) To the maximum extent permitted under applicable law, during the Employment Period and for a period of six (6) years thereafter, the Company shall indemnify Executive against and hold Executive harmless from any costs, liabilities, losses and exposures to the fullest extent and on the most favorable terms and conditions that similar indemnification is offered to any director or officer of the Company, the Bank or any subsidiary or affiliate thereof.

Section 8.  Outside Activities

Executive may serve as a member of the boards of directors of such business, community and charitable organizations as Executive may disclose to and as may be approved by the Board (which approval shall not be unreasonably withheld); provided, however, that such service shall not materially interfere with the performance of his duties under this Agreement. Executive may also engage in personal business and investment activities which do not materially interfere with the performance of his duties hereunder; provided, however, that such activities are not prohibited under any code of conduct or investment or securities trading policy established by the Company and generally applicable to all similarly situated executives.

Section 9.  Working Facilities and Expenses

Executive's principal place of employment shall be at the Company's executive offices at the address first above written, or at such other location within Nassau County at which the Company shall maintain its principal executive offices, or at such other location as the Company and Executive may mutually agree upon. The Company shall provide Executive at his principal place of employment with a private office, secretarial services, an automobile, and other support services and facilities suitable to his position with the Company and necessary or appropriate in connection with the performance of his assigned duties under this Agreement. The Company shall reimburse Executive for his ordinary and necessary business expenses, including, without limitation, all expenses associated with his business of the aforementioned automobile, membership fees, dues, capital contributions or such other business-related charges required for, or related to, membership or participation in such clubs and organizations as Executive and the Company shall mutually agree are necessary and appropriate for business purposes, and his travel and entertainment expenses incurred in connection with the performance of his duties under this Agreement, in each case upon presentation to the Company of an itemized account of such expenses in such form as the Company may reasonably require.

Section 10.  Termination of Employment with Severance Benefits

Executive shall be entitled to the severance benefits described in
Section 11 hereof in the event that his employment with the Company or the Bank terminates during the Employment Period under any of the following circumstances:

(a)  prior to a Change in Control, as defined in Section 14 hereof:

(i) If in the event the Executive shall not hold any one of the positions of Chairman and Chief Executive Officer for reasons other than for Disability, Retirement, Voluntary Resignation or Cause, or

(ii) In the event of a material breach of this Agreement by Company, provided that he first resigns from all positions with the Bank and Company. If the right to severance benefits should arise pursuant to the terms of this paragraph, the Board, after first having received thirty (30) days written notice, may take such steps as necessary to cure, correct and/or reinstate the Executive and if such cure, correction and/or reinstatement is effected promptly after receipt of notice; no severance benefits shall be payable.

(b)  subsequent to a Change in Control, as defined in Section 14:

(i) Executive's voluntary resignation from employment with the Company and the Bank and Executive's voluntary resignation of membership with the Board and Bank Board; or

(ii) the termination by the Company or the Bank of Executive's employment hereunder, for any reason, other than Death, Disability or Cause.

Section ll.  Severance Benefits

Upon termination of Executive's employment with the Company under the circumstances described in Section 10 of this Agreement, the Company shall pay and provide to Executive (or, in the event of his death following his termination of employment, to his estate):

(a) his earned but unpaid compensation (including, without limitation, all items which constitutes wages under Section 190.1 of the New York Labor Law and the payment of which is not otherwise provided for under this Section 11) as of the date of the termination of his employment with the Company, such payment to be made at the time and in the manner prescribed by law applicable to the payment of wages but in no event later than thirty (30) days after termination of employment;

(b) the benefits, if any, to which Executive is entitled as a former employee under the Benefits Plans maintained by the Company and the Bank for their officers and employees;

(c) continued group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance benefits, in addition to that provided pursuant to Section 11(b), and after taking into account the coverage provided by any subsequent employer, if and to the extent necessary to provide coverage for Executive and his family equivalent to the coverage to which Executive would be entitled under the applicable Benefit Plans (as in effect on the date of his termination of employment, or, if his termination of employment occurs after a Change of Control, on the date of such Change of Control, whichever benefits are greater), if Executive had continued working for the Company and the Bank either:

(i)  during the Remaining Unexpired Employment Period, if
Executive's termination of employment occurs under the circumstances described in Section 10(a); or

(ii) until Executive's death, if the Executive's termination of employment occurs under the circumstances described in Section 10(b); and during such period Executive received the highest annual rate of compensation achieved during that portion of the Employment Period prior to Executive's termination of employment, such benefits to be provided without regard to whether Executive's continued participation in the applicable Benefits Plans is prohibited during such period and to include continuation coverage for Executive and members of Executive's family following the expiration of the applicable period set forth in Section 11(c)(i) or (ii) above equivalent to the continuation coverage that they would be entitled to under the Consolidated Omnibus Budget Reconciliation Act ("COBRA") if such benefits were provided under the applicable Benefits Plans; and

(d) within thirty (30) days following his termination of employment with the Company, a lump sum payment, in an amount equal to the present value of the salary that Executive would have earned if Executive had continued working for the Company and the Bank during the Remaining Unexpired Employment Period at the highest annual rate of salary achieved during that portion of the Employment Period which is prior to Executive's termination of employment with the Company and the Bank, where such present value is to be determined using a discount rate equal to the applicable short-term federal rate prescribed under Section 1274(d) of the Internal Revenue Code of 1986 ("Code"), compounded using the compounding period corresponding to the Company's and the Bank's regular payroll periods for its officers;
(e) within thirty (30) days following his termination of employment with the Company or the Bank, a lump sum payment in an amount equal to the excess, if any, of:

(i) the present value of the aggregate benefits to which Executive would be entitled under any and all qualified and non-qualified defined benefit pension plans maintained by, or covering employees of, the Company or the Bank, if Executive were 100% vested thereunder and had continued working for the Company and the Bank during the Remaining Unexpired Employment Period, such benefits to be determined as of the date of termination of employment by adding to the service actually recognized under such plans an additional period equal to the Remaining Unexpired Employment Period and by including in the compensation recognized under such plans all amounts payable under Sections 11(a), (d), (h), (i), and (j) which would be credited under such plans had they been paid over the Remaining Unexpired Employment Period; over

(ii) the present value of the benefits to which Executive is actually entitled under such defined benefit pension plans as of the date of his termination;

where such present values are to be determined using the mortality tables prescribed under Section 471(e)(3)(A)(ii)(I) of the Code and a discount rate, compounded monthly equal to the annualized rate of interest prescribed by the Pension Benefit Guaranty Corporation for the valuation of immediate annuities payable under terminating single-employer defined benefit plans for the month in which Executive's termination of employment occurs ("Applicable PBGC Rate");

(f) within thirty (30) days following his termination of employment with the Company and the Bank, a lump sum payment in an amount equal to the present value of the additional employer contributions to which Executive would have been entitled under any and all qualified and non-qualified defined contribution plans maintained by, or covering employees of, the Company or the Bank, and if Executive were 100% vested thereunder and had continued working for the Company and the Bank during the Remaining Unexpired Employment Period at the highest annual rate of compensation achieved during that portion of the Employment Period which is prior to Executive's termination of employment and making the maximum amount of employee contributions, if any, required under such plan or plans, such present value to be determined on the basis of a discount rate, compounded using the compounding period that corresponds to the frequency with which employer contributions are made to the relevant plan, equal to theapplicable short-term federal rate prescribed under Section 1274(d) of the Code ("Applicable Federal Rate");

(g) within thirty (30) days following his termination of employment with the Company and the Bank, a lump sum payment in an amount equal to the fair market value (determined as of the date of his termination of employment, or, if his termination of employment occurs after a Change of Control, on the date of such Change of Control, whichever value is greater) of any stock that would have been allocated or awarded to Executive under any and all stock-based qualified or non-qualified employee benefit plan or plans maintained by, or covering employees of, the Company or the Bank, if Executive were 100% vested thereunder and continued working for the Company and the Bank during the Remaining Unexpired Employment Period at the highest annual rate of compensation achieved during that portion of the Employment Period which is prior to the Executive's termination of employment;

(h) the payments that would have been made to Executive under any cash bonus or long-term or short-term cash incentive compensation plan maintained by, or covering employees of, the Company or the Bank if Executive had continued working for the Company and the Bank during the Remaining Unexpired Employment Period and had earned the maximum bonus or incentive award in each calendar year that ends during the Remaining Unexpired Employment Period, such payments to be equal to the product of:

(i) the maximum percentage rate at which an award was ever available to Executive under such incentive compensation plan;
multiplied by

(ii) the salary that would have been paid to Executive during each such calendar year at the highest annual rate of salary achieved during that portion of the Employment Period which is prior to Executive's termination of employment with the Company and the
Bank:

such payments to be made (without discounting for early payment) within thirty (30) days following Executive's termination of employment with the Company and the Bank;

(i) at the election of Executive made within thirty (30) days following his termination of employment with the Company and the Bank, upon the surrender of options or appreciation rights issued to Executive under any stock option and appreciation rights plan or program maintained by, or covering employees of, the Company or the Bank, a lump sum payment in an amount equal to the product of:

(i) the excess of (A) the fair market value of a share of stock of the same class as the stock subject to the option or appreciation right, determined as of the date of termination of employment with the Company and the Bank, over (B) the exercise price per share for such option or appreciation right, as specified in or under the relevant plan or program; multiplied by

(ii) the number of shares with respect to which options or appreciation rights are being surrendered.

For purposes of this Section 11(i) and for purposes of determining Executive's right following his termination of employment with the Company to exercise any options or appreciation rights not surrendered pursuant hereto, Executive shall be deemed fully vested in all options and appreciation rights under any stock option or appreciation rights plan or program maintained by, or covering employees of, the Company or the Bank, even if Executive is not vested under such plan or program;

(j) at the election of Executive made within thirty (30) days following Executive's termination of employment with the Company or the Bank, upon the surrender of any shares awarded to Executive under any restricted stock plan maintained by, or covering employees of, the Company or the Bank, a lump sum payment in an amount equal to the product of:

(i) the fair market value of a share of stock of the same class of stock granted under such plan, determined as of the date of Executive's termination of employment; multiplied by

(ii)  the number of shares which are being surrendered.

For purposes of this Section 11(j) and for purposes of determining Executive's right following his termination of employment with the Company to any stock not surrendered pursuant hereto, Executive shall be deemed fully vested in all shares awarded under any restricted stock plan maintained by, or covering employees of, the Company or the Bank, even if Executive is not vested under such plan;

(k) within thirty (30) days following his termination of employment with the Company or the Bank, a lump sum payment in an amount equal to the present value of the additional benefits to which the Executive would have been entitled under Section 6 of this Agreement if Executive had continued working for the Company and the Bank during the Remaining Unexpired Employment Period at the highest annual rate of salary achieved during that portion of the Employment Period which is prior to Executive's termination of employment, where such present value is to be determined using the Applicable Mortality Table and Applicable Federal Rate and assuming that the Benefit Limitations as in effect at the time of Executive's termination remained in effect during the Remaining Unexpired Employment Period;

(l) if Executive's termination of employment occurs under the circumstances described in Section 10(b), within thirty (30) days following his termination of employment with the Company and the Bank, a lump sum payment in an amount equal to the excess, if any, of:

(i) the present value of the aggregate benefits to which Executive would be entitled under any and all qualified and non-qualified defined benefit plans maintained by, or covering employees of, the Company or the Bank, including the supplemental benefits relating to such plans that are provided for under Section 6 of the Agreement, if Executive were 100% vested thereunder and had continued working for the Company during the Remaining Unexpired Employment Period at the highest annual rate of salary achieved during that portion of the Employment Period which is prior to Executive's termination of employment, and such plans provided for an early retirement benefit commencing at the later of Executive's attainment of age 55 or the expiration of the Remaining Unexpired Employment Period, equal to the retirement benefit payable under such plans as of Executive's normal retirement date thereunder and without any actuarial reduction to reflect benefit commencement prior to such normal retirement date, such benefits to be determined in the same manner as specified for determining the amount specified under Section 11(e)(i) of this Agreement; over

(ii) the sum of: (A) the present value of the benefits to which Executive is actually entitled to receive under the qualified and non-qualified defined benefit plans maintained by, or covering employees of, the Company or the Bank, and the provisions of
Section 6 of this Agreement and (B) the payment to be made pursuant to Section 11(e) of this Agreement;

where such present values are to be determined using the Applicable Mortality Table and Applicable Federal Rate; and

(m) if Executive's termination of employment with the Company occurs under the circumstances described in Section 10(b), continuation, at no cost to Executive, of the fringe benefits and perquisites made available or provided to Executive immediately prior to the Change of Control for the Remaining Unexpired Employment Period, including, but not limited to, use of the automobile provided to Executive by the Company or the Bank immediately prior to the Change of Control, and continued payment of all membership fees, dues, capital contributions and other expenses for membership in such clubs, associations or other organizations for which expenses were paid by the Company or the Bank on behalf of Executive during the Employment Period prior to the Change of Control.

The Company and Executive hereby stipulate that the damages which may be incurred by Executive following any termination of employment with the Company and the Bank under the circumstances described in Section 10 of this Agreement are not capable of accurate measurement as of the date first above written and that the payments and benefits contemplated by this Section 11 constitute reasonable damages under the circumstances and shall be payable without any requirement of proof of actual damage and without regard to Executive's efforts, if any, to mitigate damages.

The Company and the Executive further agree that the Company may condition the payments and benefits (if any) due under this Agreement on receipt of the Executive's resignation from any and all positions which he holds as an officer, director or committee member with respect to the Company, the Bank or any subsidiary or affiliate of either of them. The Executive agrees that in the event he voluntarily resigns from any position with the Company or the Bank, he shall resign from all positions with the Company and its subsidiaries and affiliates.

Section 12.  Termination for Disability.

(a) If, as a result of Executive's incapacity due to physical or mental illness, he shall have been absent from his duties with the Company and the Bank on a full-time basis for six (6) consecutive months, and within thirty (30) days after written notice of potential termination is given he shall not have returned to the full-time performance of his duties, the Company and the Bank may terminate Executive's employment for "Disability."

(b) The Company will pay Executive, as disability pay, three-quarters (3/4) of Executive's rate of salary as in effect pursuant to Section 4 on the effective date of such termination, payable in approximately equal installments in accordance with the Company's or Bank's customary payroll practices. These disability payments shall commence on the effective date of Executive's termination and will end on the earlier of (i) the date Executive returns to the full-time employment of the Company in the same capacity as he was employed prior to his termination for Disability and pursuant to an employment agreement between Executive and the Company; (ii) Executive's full-time employment by another employer; (iii) Executive attaining the age of 65; (iv) Executive's death; or (v) the expiration of the term of this Agreement. The disability pay shall be reduced by the amount, if any, paid to the Executive under any plan of the Company or the Bank providing disability benefits to the Executive.

(c) The Company will cause to be continued life, medical, dental and disability coverage substantially identical to the coverage maintained by the Company or the Bank for Executive prior to his termination for Disability. This coverage and payments shall cease upon the earlier of (i) the date Executive returns to the full-time employment of the Company, in the same capacity as he was employed prior to his termination for Disability and pursuant to an employment agreement between Executive and the Company; (ii) Executive's full-time employment by another employer; (iii) Executive's attaining the age of 65; (iv) the Executive's death; or
(v) the expiration of the term of this Agreement.

(d) Notwithstanding the foregoing, there will be no reduction in the compensation otherwise payable to Executive during any period during which Executive is incapable of performing his duties hereunder by reason of temporary disability.

Section 13.  Termination without Additional Company Liability

(a) In the event that Executive's employment with the Company or the Bank shall terminate during the Employment Period on account of:

(i) the discharge of Executive for "Cause," which, for purposes of this Agreement, shall mean: (A) Executive intentionally engages in dishonest conduct in connection with his performance of services for the Company or one of its affiliates resulting in his conviction of, or pleading guilty or nolo contendere to, a felony or any crime involving moral turpitude; (B) a material loss to the Company or one of its affiliates caused by the Executive's willful failure or refusal to perform his duties under this Agreement and his failure to cure such breach within sixty (60) days following written notice thereof from the Company; (C) Executive breaches his fiduciary duties to the Company or one of its affiliates for personal profit; or (D) Executive's willful breach or violation of any law, rule or regulation (other than traffic violations or similar offenses), or final cease and desist order in connection with his performance of services for the Company or one of its affiliates;

(ii) Executive's voluntary resignation from employment with the Company or the Bank for reasons other than those specified in
Section 10;

(iii)  Executive's death; or

(iv) Executive's "Retirement," which, for purposes of this Agreement, shall mean Executive's voluntary termination at a time when he is eligible for a retirement benefit under the qualified defined benefit pension plan or plans of the Company or the Bank, or if no such plan is currently maintained, the Executive's voluntary termination of employment with the Company and the Bank at or after the attainment of age 65;

then the Company shall have no further obligations under this Agreement, other than the payment to Executive (or, in the event of his death, to his estate) of his earned but unpaid salary as of the date of the termination of his employment with the Company and the Bank, and the provision of such other benefits, if any, to which Executive is entitled as a former employee under the employee benefit plans and programs and compensation plans and programs maintained by, or covering employees of, the Company or the Bank.

(b) For purposes of Section 13(a)(i)(B) or (D), no act or failure to act, on the part of Executive, shall be considered "willful" unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive's action or omission was in the best interests of the Company or its affiliates. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the written advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company or its affiliates. The cessation of employment of Executive shall not be deemed to be for "Cause" within the meaning of Section 13(a)(i) unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of three-fourths of the non-employee members of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to Executive and Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, Executive is guilty of the conduct described in Section 13(a)(i) above, and specifying the particulars thereof in detail.

Section 14.  Change of Control.

(a) A Change of Control of the Company ("Change of Control") shall be deemed to have occurred upon the happening of any of the following events:

(i) approval by the stockholders of the Company of a transaction that would result in the reorganization, merger or consolidation of the Company, respectively, with one or more other persons, other than a transaction following which:

(A) at least 51% of the equity ownership interests of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51% of the outstanding equity ownership interests in the Company; and

(B) at least 51% of the securities entitled to vote generally in the election of directors of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51% of the securities entitled to vote generally in the election of directors of the Company;

(ii) the acquisition of all or substantially all of the assets of the Company or beneficial ownership (within the meaning of rule 13d-3 promulgated under the Exchange Act) of 20% or more of the outstanding securities of the Company entitled to vote generally in the election of directors by any person or by any persons acting in concert, or approval by the stockholders of the Company of any transaction which would result in such an acquisition;

(iii) a complete liquidation or dissolution of the Company, or approval by the stockholders of the Company of a plan for such liquidation or dissolution;

(iv) the occurrence of any event if, immediately following such event, at least 50% of the members of the Board do not belong to any of the following groups:

(A) individuals who were members of the Board on the date of this Agreement; or
(B) individuals who first became members of the Board after the date of this Agreement either:

(I) upon election to serve as a member of the Board by affirmative vote of three-quarters of the members of such board, or of a nominating committee thereof, in office at the time of such first election; or

(II) upon election by the stockholders of the Company to serve as a member of the Board, but only if nominated for election by affirmative vote of three-quarters of the members of the Board, or of a nominating committee thereof, in office at the time of such first nomination;

provided, however, that such individual's election or nomination did not result from an actual or threatened election contest (within the meaning of Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents (within the meaning of rule 14a-11 of Regulation 14A promulgated under the Exchange Act) other than by or on behalf of the Board; or

(v)  any event which would be described in Section 14(a)(i), (ii),
(iii) or (iv) if the term "Bank" were substituted for the term
"Company" therein.

In no event, however, shall a Change of Control be deemed to have occurred as a result of any acquisition of securities or assets of the Company, the Bank, or a subsidiary of either of them, by the Company, the Bank, or a subsidiary of either of them, or by any employee benefit plan maintained by any of them. For purposes of this Section 14(a), the term "person" shall have the meaning assigned to it under Sections 13(d)(3) or 14(d)(2) of the Exchange Act.

(b) Upon a Change in Control, the Company shall establish an irrevocable grantor trust, which satisfies the requirements of Revenue Procedure 92-64, 1992 C.B. 422, and shall contribute to such trust an amount sufficient to provide for the benefits to be paid to Executive pursuant to Section 6 of this Agreement, the amounts to be paid to Executive pursuant to Section 11(c)(ii), if such amounts may not be provided under the Benefit Plans, and the fringe benefits and perquisites to be provided under Section 11(m).

Section 15.  Tax Indemnification.

(a) This Section 15 shall apply if Executive's employment is terminated upon or following (i) a Change of Control (as defined in Section 14 of this Agreement); or (ii) a change "in the ownership or effective control" of the Company or the Bank or "in the ownership of a substantial portion of the assets" of the Company or the Bank within the meaning of Section 280G of the Code. If this
Section 15 applies, then, if for any taxable year, Executive shall be liable for the payment of an excise tax under Section 4999 of the Code with respect to any payment in the nature of compensation made by the Company, the Bank or any direct or indirect subsidiary or affiliate of the Company or the Bank to (or for the benefit of) Executive, the Company shall pay to Executive an amount equal to X determined under the following formula:

X =  E x P
1 - [(FI x (1 - SLI)) + SLI + E + M]

where

E =  the rate at which the excise tax is assessed under Section
4999 of the Code;

P = the amount with respect to which such excise tax is assessed, determined without regard to this Section 15;

FI = the highest marginal rate of income tax applicable to Executive under the Code for the taxable year in question;

SLI = the sum of the highest marginal rates of income tax applicable to Executive under all applicable state and local laws for the taxable year in question; and

M = the highest marginal rate of Medicare tax applicable to Executive under the Code for the taxable year in question.

With respect to any payment in the nature of compensation that is made to (or for the benefit of) Executive under the terms of this Agreement, or otherwise, and on which an excise tax under Section 4999 of the Code will be assessed, the payment determined under this Section 15(a) shall be made to Executive on the earlier of (i) the date the Company, the Bank or any direct or indirect subsidiary or affiliate of the Company or the Bank is required to withhold such tax, or (ii) the date the tax is required to be paid by Executive.

(b) Notwithstanding anything in this Section 15 to the contrary, in the event that Executive's liability for the excise tax under
Section 4999 of the Code for a taxable year is subsequently determined to be different than the amount determined by the formula (X + P) x E, where X, P and E have the meanings provided in
Section 15(a), Executive or the Company, as the case may be, shall pay to the other party at the time that the amount of such excise tax is finally determined, an appropriate amount, plus interest, such that the payment made under Section 15(a), when increased by the amount of the payment made to Executive under this Section 15(b) by the Company, or when reduced by the amount of the payment made to the Company under this Section 15(b) by Executive, equals the amount that should have properly been paid to Executive under
Section 15(a). The interest paid under this Section 15(b) shall be determined at the rate provided under Section 1274(b)(2)(B) of the Code. To confirm that the proper amount, if any, was paid to Executive under this Section 15, Executive shall furnish to the Company a copy of each tax return which reflects a liability for an excise tax payment made by the Company, at least 20 days before the date on which such return is required to be filed with the Internal Revenue Service.

Section 16.  Covenant Not To Compete.

Executive hereby covenants and agrees that, in the event of his termination of employment with the Company prior to the expiration of the Employment Period for any reason other than the circumstances provided under Section 10 hereof, for a period of one
(1) year following the date of his termination of employment with the Company (or, if less, for the Remaining Unexpired Employment Period), Executive shall not, without the written consent of the Company, become an officer, employee, consultant, director or trustee of any savings bank, savings and loan association, savings and loan holding company, bank or bank holding company, or any direct or indirect subsidiary or affiliate of any such entity, that competes with the business of the Company and/or the Bank in any city, town or county in which the Bank or the Company has an office or has filed an application for regulatory approval to establish an office as of the date of Executive's termination of employment; provided, however, that if Executive's employment shall be terminated on account of Disability as provided in Section 12 of this Agreement, this Section 16 shall not prevent Executive from accepting any position or performing any services if (a) Executive first offers, by written notice, to accept a similar position with, or perform similar services for, the Company on substantially the same terms and conditions and (b) the Company declines to accept such offer within ten (10) days after such notice is given.

Section 17.  Confidentiality.

Unless Executive obtains the prior written consent of the Company, Executive shall keep confidential and shall refrain from using for the benefit of himself, or any person or entity other than the Company or any entity which is a subsidiary of the Company or of which the Company is a subsidiary, any material document or information obtained from the Company, or from its parent or subsidiaries, in the course of his employment with any of them concerning their properties, operations or business (unless such document or information is readily ascertainable from public or published information or trade sources or has otherwise been made available to the public through no fault of his own) until the same ceases to be material (or becomes so ascertainable or available); provided, however, that nothing in this Section 17 shall prevent Executive, with or without the Company's consent, from participating in or disclosing documents or information in connection with any judicial or administrative investigation, inquiry or proceeding to the extent that such participation or disclosure is required under the applicable law.

Section 18.  No Effect on Employee Benefit Plans or Programs.

The termination of Executive's employment during the term of this Agreement or thereafter, whether by the Company or by Executive, shall have no effect on the rights and obligations of the parties hereto under the Company's and the Bank's qualified or non-qualified retirement, pension, savings, thrift, profit-sharing or stock bonus plans, group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance plans or such other employee benefit plans or programs, or compensation plans or programs, as may be maintained by, or cover employees of, the Company or the Bank from time to time.

Section 19.  Successors and Assigns.

This Agreement will inure to the benefit of and be binding upon Executive, his legal representatives and testate or intestate distributees, the Company and its successors and assigns, including any successor by merger or consolidation or a statutory receiver or any other person or firm or corporation to which all or substantially all of the assets and business of the Company may be sold or otherwise transferred. Failure of the Company to obtain from any successor its express written assumption of the Company's obligations hereunder at least sixty (60) days in advance of the scheduled effective date of any such succession shall be deemed a material breach of this Agreement.

Section 20.  Notices.

Any communication required or permitted to be given under this Agreement, including any notice, direction, designation, consent, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally, or five (5) days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below or at such other address as one such party may by written notice specify to the other party:

If to Executive:

Philip S. Messina
No. 8 Bryan Meadow Path
Fort Salonga, New York 11768

If to the Company:

Haven Bancorp, Inc.
615 Merrick Avenue
Westbury, New York 11590

Attention: Chairman of the Compensation Committee of the Board of Directors

With a copy to:
Haven Bancorp, Inc.
615 Merrick Avenue
Westbury, NY 11590

Attention:  General Counsel

Section 21.  Indemnification for Attorneys' Fees.

The Company shall indemnify, hold harmless and defend Executive against reasonable costs, including legal fees, incurred by Executive in connection with or arising out of any action, suit or proceeding in which Executive may be involved, as a result of his efforts, in good faith, to defend or enforce the terms of this Agreement. For purposes of this Agreement, any settlement agreement which provides for payment of any amounts in settlement of the Company's obligations hereunder shall be conclusive evidence of Executive's entitlement to indemnification hereunder, and any such indemnification payments shall be in addition to amounts payable pursuant to such settlement agreement, unless such settlement agreement expressly provides otherwise.

Section 22.  Severability.

A determination that any provision of this Agreement is invalid or unenforceable shall not affect the validity or enforceability of any other provision hereof.

Section 23.  Waiver.

Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant, or condition. A waiver of any provision of this Agreement must be made in writing, designated as a waiver, and signed by the party against whom its enforcement is sought. Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

Section 24.  Counterparts.

This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

Section 25.  Governing Law.

This Agreement shall be governed by and construed and enforced in accordance with the federal laws of the United States and, to the extent that federal law is inapplicable, in accordance with the laws of the State of New York applicable to contracts entered into and to be performed entirely within the State of New York.

Section 26.  Headings and Construction.

The headings of Sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any Section. Any reference to a Section number shall refer to a Section of this Agreement, unless otherwise stated.

Section 27.  Entire Agreement; Modifications.

This instrument contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings or presentations relating to the subject matter hereof, including the agreements made effective as of November 18, 1994, September 21, 1995 and the associated amendatory agreement, dated May 28, 1997 by and between the Company and Executive. No modifications of this Agreement shall be valid unless made in writing and signed by the parties hereto. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits that those available to him without reference to this Agreement.

Section 28.  Non-duplication.

In the event that Executive shall perform services for the Bank or any other direct or indirect subsidiary of the Company, any compensation or benefits provided to Executive by such other employer shall be applied to offset the obligations of the Company hereunder, it being intended that this Agreement set forth the aggregate compensation and benefits payable to Executive for all services to the Company and all of its direct or indirect subsidiaries.

Section 29.  Required Regulatory Provision.

Notwithstanding anything in this Agreement to the contrary, any payments to the Executive by the Company or the Bank, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and any regulations promulgated thereunder.

Nevertheless, it is the intention of the Company to be legally obligated to make all payments due the Executive hereunder and to meet their regulatory responsibilities to insure that all obligations of the Company to the Executive are fully discharged.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and Executive has hereunto set his hand, all as of the day and year first above written.


________________________
Philip S. Messina


ATTEST:  HAVEN BANCORP, INC.


By ____________________________      By _____________________
   Secretary                            Name:
                                        Title:

COUNTY OF NASSAU  )
                                           ) ss.:
STATE OF NEW YORK  )

On the 18th day of January in the year 2000 before me, the undersigned, a notary public in and for the said State personally appeared PHILIP S. MESSINA personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.


______________________________
Notary Public

COUNTY OF NASSAU  )
                                           ) ss.:
STATE OF NEW YORK  )

On the 18th day of January in the year 2000 before me, the undersigned, a notary public in and for the said State personally appeared WILLIAM J. JENNINGS personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.


______________________________
Notary Public


                                                                        EX-10.1E

                          EXHIBIT 10.1(E)

            TERMINATION OF THE BANK EMPLOYMENT AGREEMENT

      This TERMINATION OF THE BANK EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of November 22, 1999 by and between CFS BANK, a federally chartered savings bank, having an office at 615 Merrick Avenue, Westbury, New York 11590 (the "Bank") and PHILIP S. MESSINA, an individual residing at No. 8 Bryan Meadow Path, Fort Salonga, New York 11768 ("Executive").

                      W I T N E S S E T H:

WHEREAS, Executive currently serves in the capacity of Chief
Executive Officer for the Bank and for HAVEN BANCORP, INC., the
Bank's parent company (the "Company"), and as Chairman of the Board of Directors of the Bank and the Company; and

WHEREAS, the Bank and Executive are parties to the Bank Employment Agreement, dated May 28, 1997 (the "Bank Employment Agreement"), and the Company and Executive are parties to the Employment
Agreement dated as of November 22, 1999 (the "Company Employment
Agreement"); and

WHEREAS, concurrently herewith, the Bank and the Company are entering into the Executive Services Agreement (the "Executive
Services Agreement") whereby the Bank and the Company agree, among other things, to permit Executive to continue serving in his present capacities for the Bank and its affiliates and for the Bank to pay the Company for such services; and

WHEREAS, the Bank and Executive desire to terminate the Bank
Employment Agreement and release each other from the obligations thereunder,

NOW, THEREFORE, in consideration of the foregoing, and for the promises and mutual covenants and conditions set forth herein, the receipt and sufficiency of which are hereby acknowledged, the Bank and Executive hereby agree as follows:

1.  Bank Employment Agreement Termination.

The Bank and Executive hereby agree that the Bank Employment
Agreement be terminated and of no further force and effect.

2.  Condition Precedent.

This Agreement shall become effective upon the execution by the Bank and Company of the Executive Services Agreement attached hereto as Exhibit A.

3.  Entire Agreement; Amendment and Modification.
This Agreement represents the parties' entire agreement and understanding with respect to the matters set forth herein. No amendment or modification to the terms and conditions of this Agreement shall be made except by a writing signed by each of the parties hereto.

4.  Counterparts

This Agreement may be executed in any number of counterparts, each of which, when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument.

5.  Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its principles of conflicts or choice of laws.

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto the day and year first above written.

CFS BANK


BY:________________________
      Name:
      Title:


___________________________
PHILIP S. MESSINA


                                                                        EX-10.11

                           Exhibit 10.11

                        Haven Bancorp, Inc.
                          Key Executive
                    Deferred Compensation Plan

                            ARTICLE 1
                          INTRODUCTION

1.1  Purpose of Plan

The Company has adopted the Plan set forth herein to provide a means by which certain Eligible Individuals may elect to defer receipt of designated percentages or amounts of their Compensation.

1.2  Status of Plan

The Plan is intended to be a plan that is "unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees" within the meaning of sections 201(2) and 301(a)(3) of ERISA, and shall be interpreted and administered, to the extent possible, in a manner consistent with that intent.

                           ARTICLE 2
                          DEFINITIONS

Wherever used herein, the following terms have the meanings set forth below, unless a different meaning clearly is required by the context:

2.1 Account means, for each Participant, an account maintained on the books and records of the Company that is established for his or her benefit under Section 5.1.

2.2 Appeal Committee means the Compensation Committee of the Board of Directors of the Company.

2.3 Cause means, when used in connection with the termination of a Participant's employment, the termination of the Participant's employment by the Company on account of: (i) the willful violation by the Participant of (A) any federal or state law, (B) any rule of the Company or (C) any rule or regulation of any regulatory body to which the Company is subject including, without limitation, the Office of Thrift Supervision and the Federal Deposit Insurance Corporation, which would materially reflect on the Participant's character, competence or integrity; (ii) a breach by a Participant of the Participant's duty of loyalty to the Company in contemplation of the Participant's termination of employment with the Company; or (iii) the Participant's unauthorized removal from the premises of the Company of any document (in any medium or form) relating to the Company or its customers. Any such determination shall be made in the Plan Administrator's sole discretion. The Company's rights hereunder in the event a Participant's employment is (or is deemed to have been) terminated for Cause are in addition to any rights the Company may have under any other agreement with the Participant or at law or in equity. If, subsequent to a Participant's termination of employment it is determined that the Participant's employment could have been terminated for Cause, such Participant's employment shall, at the election of the Plan Administrator in its sole discretion, be deemed to have been terminated for Cause.

2.4 Code means the Internal Revenue Code of 1986. Reference to any section or subsection of the Code includes reference to any comparable or succeeding provisions of any legislation that amends, supplements or replaces such section or subsection.

2.5 Company means Haven Bancorp, Inc. ("Haven") (or any successor to all or a major portion of Haven's assets or business that assumes the obligations of Haven hereunder) and each of its subsidiaries and affiliates.

2.6 Compensation means, with respect to each calendar year, the amount payable in cash to an Eligible Individual as: (i) base salary; (ii) bonus; or (iii) other cash incentive compensation, before giving effect to any compensation reduction election made in connection with: (A) a cash or deferred arrangement within the meaning of section 401(k) of the Code; or (B) a "cafeteria plan" within time meaning of section 125 of the Code.

2.7 Deferral Date means, with respect to each calendar year, each pay date or such other date or dates selected by the Plan
Administrator prior to the beginning of the calendar year to which an Elective Deferral relates.

2.8 Deferral Election means any election by a Participant to make an Elective Deferral hereunder by filing an Election Form in accordance with Section 4.1 hereof.

2.9 Distribution Date means, with respect to each Participant, the date the Participant ceases to be employed by the Company or any affiliate of the Company.

2.10 Effective Date means May 26, 1999, the date as of which the Plan first became effective.

2.11 Election Form means the participation election form approved and prescribed by the Plan Administrator.

2.12  Elective Deferral means the portion of a Participant's
Compensation that is deferred by a Participant under Section 4.1.

2.13 Eligible Individual means, in a Plan Year, an employee of the Company selected by the Committee to participate in the Plan whose Compensation in the immediately preceding Plan Year was, and whose Compensation for such Plan Year is expected to be, at least equal to the Minimum Eligible Compensation. The Plan Administrator may, in its sole discretion, limit the individuals or classes of individuals who may be considered Eligible Individuals.

2.14 ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time. Reference to any section or subsection of ERISA includes reference to any comparable or succeeding provisions of any legislation that amends, supplements or replaces such section or subsection.

2.15 Interest Rate means, for each Plan Year other than the 1999 Plan Year, the rate paid by CFS Bank on one-year certificates of deposit purchased in New York State on the last business day of the immediately preceding Plan Year and, for the 1999 Plan Year, the rate paid by CFS Bank on one-year certificates of deposit purchased in New York State on July 31, 1999.

2.16 "Minimum Eligible Compensation" means, with respect to each calendar year, an amount of Compensation paid by the Company in such year to an individual that, when added to any Elective Deferral under the Plan, equals or exceeds (1) in 1998 and 1999, $100,000 and (2) in 2000 and thereafter, the product of 1.25 and the dollar limit applicable for such calendar year under section 414(q)(1)(B)(i) of the Code.

2.17 Participant means any Eligible Individual who participates in the Plan in accordance with Article 3.

2.18  Plan means this Haven Bancorp, Inc. Key Executive Deferred
Compensation Plan.

2.19 Plan Administrator means the person, persons, committee or entity designated by the Company to administer the Plan. If no such person, persons, committee or entity is so serving at any time, the Company shall be the Plan Administrator.

2.20  Plan Year means the calendar year.

2.21 Unforeseeable Emergency means a severe financial hardship resulting from a sudden unexpected illness or accident of the Participant or of a dependent of the Participant, loss of the Participant's property due to casualty, or other similar circumstances as a result of events beyond the control of the Participant that, in each case, would constitute an "unforeseeable emergency" within the meaning of Treasury Regulation section 1.457-2(h)(4), and that may not be relieved (a) through reimbursement or compensation by insurance or otherwise, (b) by liquidation of the Participant's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship or (c) by cessation of deferrals under the Plan. An Unforeseeable Emergency shall not include the need to send a Participant's child to college or the desire to purchase a home.

                               ARTICLE 3
                             PARTICIPATION
3.1  Commencement of Participation

Any Eligible Individual who elects to defer part of his or her Compensation in accordance with Section 4.1 shall become a Participant in the Plan as of the first Deferral Date an Elective
Deferral is credited to the Participant's Account in accordance with Section 4.1.

3.2  Continued Participation

A Participant in the Plan shall continue to be a Participant so long as any amount remains credited to his or her Account.

                              ARTICLE 4
                          ELECTIVE DEFERRALS

4.1  Elective Deferrals

(a) Elective Deferrals for 1999. Subject to Section 4.1(e) hereof, an Eligible Individual may, by completing an Election Form and filing it with the Plan Administrator no later than June 30, 1999, elect to defer a percentage or dollar amount of the Eligible Individual's Compensation attributable to services rendered in 1999 on or after July 1, 1999, on such terms as the Plan Administrator may permit in its sole discretion.

(b) Elective Deferrals for 2000 and Thereafter. Subject to Section 4.1(e) hereof, an Eligible Individual may, by completing an Election Form and filing it with the Plan Administrator not later than November 30 of each Plan Year beginning with the 1999 Plan Year, elect to defer a percentage or dollar amount of the Eligible Individual's Compensation attributable to the next succeeding Plan Year, on such terms as the Plan Administrator may permit in its sole discretion.

(c) Mechanics of Deferral. A Participant's Compensation shall be reduced in accordance with the Participant's election hereunder and amounts deferred hereunder shall be credited to the Participant's Account as of the Deferral Date coincident with or next succeeding the date as of which the Participant would have received an amount deferred in the absence of having made a Deferral Election.

(d) Revocation of Deferral Election. To the extent permitted by the Plan Administrator, a Participant may change or revoke his or her Deferral Election with respect to Compensation payable for a Plan Year by giving written notice to the Plan Administrator in such form as may be required by the Plan Administrator, before the first day of such Plan Year.

(e) Limit on Deferrals. No Eligible Individual shall be permitted to elect to defer an amount of the Participant's Compensation hereunder in any Plan Year in excess of the lesser of: (i) 10% of such Eligible Individual's Compensation in such Plan Year; and (ii) $20,000. If and to the extent an Eligible Individual's Election Form specifies an amount as an Elective Deferral that would exceed the 10% of Compensation or $20,000 limit described in the immediately preceding sentence, such Election Form shall be deemed to specify as an Elective Deferral the maximum amount that could be deferred under this Paragraph (e).

                               ARTICLE 5
                               ACCOUNTS

5.1  Accounts

The Plan Administrator shall establish an Account for each Participant that reflects the Participant's Elective Deferrals, together with adjustments for interest (determined in accordance with Section 5.2(b)), forfeitures and any distributions from the Account. The Plan Administrator shall provide each Participant with a periodic statement of his or her Account that reflects deferrals, interest, forfeitures described in Section 6.1(b) hereof and distributions added to or subtracted from, as the case may be, such Account since the prior periodic statement.

5.2  Adjustment of Accounts

The amount of each Participant's Elective Deferral for a Plan Year shall be credited to the Participant's Account as of the Deferral Date or Deferral Dates for such Elective Deferral as described in
Section 4.1 hereof. The Account shall be adjusted from time to time to reflect: (a) subsequent Elective Deferrals, if any; (b) interest on the amount credited to the Account from time to time, which interest shall be credited from the date as of which an amount first is credited to the Account to and including the last day of the month immediately preceding the month in which all amounts credited to the Account are distributed to the Participant and (c) forfeitures described in Section 6.1(b) hereof. The rate at which interest is credited to all Accounts during a Plan Year pursuant to Section 5.2(b) shall be the Interest Rate for such Plan Year.

The Plan Administrator may, in its sole discretion, from time to time, modify or amend the basis for crediting interest to a Participant's Account, including a modification that would reduce the rate or increase the periods between which the rate would be reset, provided, however, no such modification or amendment shall reduce an amount previously credited to a Participant's Account.

                               ARTICLE 6
                                VESTING

6.1  General

(a) Accounts Generally Vested. Without limitation on Section 11.1, but subject to Paragraph (b) of this Section 6.1, each Participant shall be immediately vested in and shall have a nonforfeitable right to the balance credited to the Participant's Account.
(b) Forfeit of Interest for Termination for Cause. If a Participant's employment is (or is deemed to have been) terminated for Cause, in addition to any other rights or remedies the Company may have at law or in equity, the Participant shall forfeit forty percent (40%) of any amount credited (or to be credited) to the Participant's Account as interest pursuant to Section 5.2(b).

                               ARTICLE 7
                               PAYMENTS

7.1  Time and Form of Payment

Unless sooner distributed in accordance with the terms hereof, each Participant shall receive a distribution in a single lump sum of the entire amount credited to the Participant's Account as of the Participant's Distribution Date within 30 business days after the Participant's Distribution Date.

7.2  Death

If a Participant dies prior to the distribution of the amount credited to his or her Account, the amount credited to his or her Account shall be paid as soon as practicable to the Participant's designated beneficiary or beneficiaries in effect on the date of the Participant's death.

Any designation of a beneficiary shall be made by the Participant on an appropriate beneficiary election form filed with the Plan Administrator and may be changed by the Participant at any time by filing another beneficiary election form containing the revised instructions. If no beneficiary is designated or no designated beneficiary survives the Participant, payment shall be made to the Participant's surviving spouse, or, if none, to the representative of the Participant's estate. No payment shall be made to the representative of a Participant's estate until the Plan Administrator shall have been furnished with such evidence and other documentation as it shall deem necessary or appropriate to establish the validity of the payment.

7.3  Unforeseeable Emergency

If a Participant suffers an Unforeseeable Emergency, the Plan Administrator, in its sole discretion, may pay to the Participant only that portion, if any, of the Participant's Account that the Plan Administrator determines is necessary to satisfy the emergency need, including any amounts necessary to pay any Federal, State or local income taxes reasonably anticipated to result from the distribution. A Participant requesting an emergency payment shall apply for the payment in writing in a form approved by the Plan Administrator and shall provide such additional information as the Plan Administrator may require.

7.4  Taxes

All Federal, State or local taxes that the Plan Administrator determines are required to be withheld in respect of any Elective Deferrals hereunder or from any distributions made pursuant to this
Article 7 shall be withheld from amounts payable hereunder or from any other amounts payable to a Participant.

                         ARTICLE 8
                PLAN AND APPEAL ADMINISTRATOR

8.1  Plan and Appeal Administration and Interpretation

The Plan shall be administered by the Plan Administrator, except as provided in this Section 8.1 and Section 10.3 hereof. Subject to
Section 10.3 hereof, the Plan Administrator shall have complete control and authority to administer the Plan, including, without limitation, determining the rights and benefits and all claims, demands and actions arising out of the provisions of the Plan of any Participant, beneficiary, representative of a deceased Participant's estate, or any other person having or claiming to have any interest under the Plan. Subject to Section 10.3 hereof, the Plan Administrator shall have complete discretion and power to interpret the Plan and to decide all matters under the Plan. Subject to Section 10.3, any interpretation or decision by the Plan Administrator shall be final, conclusive and binding on all Participants and any person claiming under or through any Participant. The Appeal Committee shall have complete control and authority with respect to any appeal requested by a Participant pursuant to Section 10.3 hereof, including, without limitation, determining the rights and benefits and all claims, demands and actions arising out of the provisions of the Plan of any Participant, beneficiary, representative of a deceased Participant's estate, or any other person having or claiming to have any interest under the Plan in connection with any such appeal. In connection with any matter subject to an appeal under
Section 10.3 hereof, the Appeal Committee shall have complete discretion and power to interpret the Plan and to decide all matters under the Plan. With respect to any matter subject to appeal pursuant to Section 10.3 hereof, any interpretation or decision by the Appeal Committee shall be final, conclusive and binding on all Participants and any person claiming under or through any Participant. Any individual serving as Plan Administrator or who is a member of the Appeal Committee who also is a Participant shall not vote or act on any matter relating solely to himself or herself. When making a determination or calculation, the Plan Administrator or the Appeal Committee, as the case may be, shall be entitled to rely on information furnished by a Participant, a beneficiary or the Company. The Plan Administrator shall have the responsibility for complying with any reporting and disclosure requirements under ERISA.

8.2  Powers, Duties, Procedures, Etc.

In exercising its powers and duties, each of the Plan Administrator and the Appeal Committee may adopt such rules and procedures, appoint such officers or agents, delegate such powers and duties and receive such reimbursements and compensation, in each case, as it may establish or determine from time to time consistent with the provisions of the Plan.

8.3  Indemnification of Plan Administrator and Appeal Committee

No individual who serves at any time as Plan Administrator and no individual who is a member of the Appeal Committee shall be liable for any action, omission, or determination relating to the Plan, and the Company shall indemnify and hold harmless each individual who serves as Plan Administrator or who is a member of the Appeal Committee, and each other director or employee of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Plan Administrator) unless such cost, expense or liability arises out of any action, omission or determination that was taken or made by such individual, director or employee in bad faith and without reasonable belief that it was in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, provided such individual, director or employee had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person acted in bad faith and without reasonable belief that such action was in or not opposed to the best interests of the Company or, with respect to any criminal proceeding, that the person had reasonable cause to believe the person's conduct was unlawful.

                        ARTICLE 9
                 AMENDMENT AND TERMINATION

9.1  Amendments

Subject only to Section 9.3 hereof, the Company shall have the right, in its sole discretion, to amend the Plan in any respect from time to time.

9.2  Termination of Plan

This Plan is a strictly voluntary undertaking on the part of the Company, and shall not be deemed to constitute a contract between the Company and any Eligible Individual (or any other person) or consideration for, or an inducement or condition of employment for, the performance of the services by any Eligible Individual (or other person). Subject only to Section 9.3 hereof, the Company reserves the right to terminate the Plan at any time with respect to any or all Participants, in whole or in part, by an instrument in writing that has been executed on the Company's behalf by its duly authorized officer. Upon termination, the Company may with respect to each Participant affected by any termination (an "Affected Participant") on a Participant-by-Participant basis,
(a) elect to continue to maintain part or all of the Affected Participant's Account and pay benefits hereunder as they become due as if the Plan had not terminated or (b) pay promptly to each Affected Participant (or such Affected Participant's beneficiary or beneficiaries) part or all of the balance of the Affected Participant's Account (or combine, in any manner, the alternatives described in Sections 9.2(a) and 9.2(b) hereof).

9.3  Existing Rights

No amendment or modification to, or termination of, the Plan shall be effective to the extent that it would reduce the amount credited to a Participant's Account immediately prior to the amendment, modification or termination, without the Participant's prior written consent.

                         ARTICLE 10
                      CLAIM PROCEDURES


10.1  Initial Determination of Benefits

Each Participant shall be notified not later than 30 business days after such Participant's Distribution Date (or after the Participant applies for a distribution upon an Unforeseeable Emergency) whether and the extent to which such Participant is entitled to a benefit under the Plan. All benefits shall be computed by the Plan Administrator.

10.2  Denial of Benefits

If the Plan Administrator determines that a Participant is not entitled to benefits under the Plan, the Participant will receive a written notice of denial of benefits. Any such written notice of denial of benefits shall include:

(a)  the reason or reasons for the denial;

(b) reference to pertinent Plan provisions on which the denial is based;

(c) a description of any additional material or information necessary for the Participant to perfect the claim, together with an explanation of why the material or information is necessary; and

(d) an explanation of the Plan's claim review procedure, described below.

10.3  Review of Denied Benefit

(a) Opportunity to Appeal. Each Participant who receives a written notice of denial of benefits shall have a reasonable opportunity to appeal a determination that such Participant is not entitled to benefits under the Plan to the Appeal Committee for a full and fair review. Each such Participant (or the Participant's duly authorized representative):

(i) shall have 60 calendar days, after receipt of written notification of the denial of benefits in which to request a review;

(ii)  may request a review upon written application to the Appeal
Committee;

(iii)  may submit issues and comments in writing;

(iv)  may review pertinent documents of the Plan; and

(v) may, upon request, meet with the Appeal Committee for the purpose of reviewing the Participant's claim for benefits.

(b) Expenses of Appeal. Each Participant shall be responsible for paying any expenses incurred in connection with the any appeal described in this Section 10.3.

(c) Notice of Time and Location of Review. The Appeal Committee shall notify a Participant who requests to meet with the Appeal Committee under Section 10.3(a)(v) of the time and location for the review, which shall be on reasonable notice and at a reasonable time and location.

(d)  Review Procedure.  The review procedure provided for in this
Article 10 shall be deemed to provide for the review and final decision for a claim for benefits provided under the Plan.

(e) Written Decision. The Appeal Committee shall issue a decision on each reviewed claim for benefits promptly, to the extent practicable, no later than 60 calendar days after receipt of the review request or, if the Appeal Committee determines additional time is necessary to make a decision and so notifies the Participant, up to an additional 60 calendar days. The Appeal Committee's decision shall be in writing and shall include: (i) the reason for the decision; and (ii) references to the Plan provisions on which the decision is based. If the Appeal Committee does not provide a written decision on the review within the period described herein, the claim shall be deemed to have been denied.

                            ARTICLE 11
                           MISCELLANEOUS


11.1  No Funding

The Plan constitutes a mere promise by the Company to make payments in accordance with the terms of the Plan, and Participants and beneficiaries shall have the status with respect to the amounts credited to the Account from time to time only of general unsecured creditors of the Company. Nothing in the Plan will be construed to give any employee or any other person rights to any specific assets of the Company or of any other person. In all events, it is the intent of the Company that the Plan be treated as unfunded for tax purposes and for purposes of Title I of ERISA, and the Plan shall be interpreted accordingly.

11.2  Non-Assignability

None of the benefits, payments, proceeds or claims of any Participant or beneficiary hereunder shall be subject to any claim of any creditor of any Participant or beneficiary and, in particular, such benefits, payments, proceeds or claims shall not be subject to attachment or garnishment or other legal process by any creditor of such Participant or beneficiary, nor shall any Participant or beneficiary have any right to alienate, participate, commute, pledge, encumber or assign any of the benefits, payments, proceeds or claims that he or she may expect to receive, contingently or otherwise, under the Plan.

11.3  Limitation of Participants' Rights

Nothing contained in the Plan shall confer upon any person a right to be employed or to continue in the employ of the Company, or interfere in any way with the right of the Company to terminate the employment of a Participant at any time, with or without cause. In addition, nothing shall confer on any individual a right to participate in the Plan in any Plan Year. The fact that an individual is an Eligible Individual in one year shall not give the individual a right to participate in the Plan in any other year.

11.4  Participants Bound

Any action with respect to the Plan taken by the Plan Adminis-trator, the Appeal Committee or the Company or any action authorized by or taken at the direction of the Plan Administrator, the Appeal Committee or the Company shall be conclusive upon all Participants and beneficiaries (and any other persons) entitled to benefits under the Plan.

11.5  Receipt and Release

Any payment to any Participant or beneficiary made in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Company, the Plan, the Plan Administrator and the Appeal Committee. The Plan Administrator may require a Participant or beneficiary, as a condition precedent to any payment hereunder, to execute a receipt and release to such effect. If any Participant or beneficiary is determined by the Plan Administrator to be incompetent by reason of physical or mental disability (including minority) to give a valid receipt and release, the Plan Administrator may cause the payment or payments becoming due to such person to be made to another person for his or her benefit without responsibility on the part of the Plan Administrator, the Company or any other person to follow the application or use of such funds.

11.6  Governing Law

The Plan shall be construed, administered, and governed in all respects under and by the laws of the State of New York without reference to the principles of conflicts of law (except if and to the extent preempted by applicable Federal law). If any provision of the Plan shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

11.7  Headings and Subheadings

Headings and subheadings in this Plan are inserted for convenience only and are not to be considered in the construction of the provisions hereof.


                                                                           EX-11

  Exhibit No. 11 Statement re Computation of Earnings Per Share


                                             Year Ended
                                          December 31, 1999

Net income                                  $ 12,606,846
                                              ==========

Weighted average shares outstanding            8,749,336
                                               =========

Basic earnings per share                    $       1.44
                                               =========

Weighted average shares outstanding            8,749,336

Additional diluted shares from assumed
  conversions of options and warrants            416,526
                                               ---------
Adjusted weighted average shares
  outstanding                                  9,165,862
                                               =========

Diluted earnings per share                  $       1.38
                                               =========

                                                                           EX-13

                            EXHIBIT 13.0
SELECTED CONSOLIDATED FINANCIAL DATA

                                                                December 31,
(In thousands)                               1999       1998       1997       1996       1995
Total assets                             $ 2,965,850  2,395,523  1,974,890  1,583,545  1,472,816
Loans receivable, net                      1,790,126  1,296,702  1,138,253    836,882    560,385
Securities available for sale                937,299    889,251    499,380    370,105    503,058
Debt securities held to maturity                -        66,404     97,307    127,796
Mortgage-backed securities held to maturity     -          -       163,057    197,940    190,714
Real estate owned, net                           324        200        455      1,038      2,033
Deposits                                   2,080,613  1,722,710  1,365,012  1,137,788  1,083,446
FHLB advances                                537,000    325,200    247,000    178,450    134,175
Other borrowed funds                         212,232    115,146    219,794    147,983    136,408
Stockholders' equity                         105,583    119,867    112,865     99,384     98,519

SELECTED FINANCIAL RATIOS AND OTHER DATA

                                                    At or For the Years Ended December 31,
(Dollars in thousands,
  except share and per share data)             1999       1998       1997       1996       1995
Performance Ratios:
Return on average assets                        0.46%      0.37       0.62       0.62       0.63
Return on average assets excluding SAIF
  assessment charge(1)                          0.46       0.37       0.62       0.89       0.63
Return on average equity                       11.03       6.92      10.41       9.83       9.27
Return on average equity excluding SAIF
  assessment charge(1)                         11.03       6.92      10.41      14.04       9.27
Stockholders' equity to total assets            3.56       5.00       5.72       6.28       6.69
Net interest spread                             2.68       2.67       2.89       3.12       2.99
Net interest margin(2)                          2.72       2.78       3.06       3.29       3.17
Average interest-earning assets to
  average interest-bearing liabilities        101.01     102.28     104.02     103.95     104.23
Operating expenses to average assets(3)         2.95       3.49       2.54       2.04       2.18
Stockholders' equity per share(4)            $ 11.73      13.53      12.85      11.49      10.92
Asset Quality Ratios:
Non-performing loans to total loans(5)          0.42%      0.64       1.09       1.64       2.97
Non-performing assets to total assets           0.27       0.36       0.66       0.94       1.28
Allowance for loan losses to non-
  performing loans(5)                         216.56     166.70      99.97      77.05      50.80
Allowance for loan losses to total loans        0.92       1.07       1.09       1.26       1.51
Other Data:
Number of deposit accounts                   392,289    323,794    234,183    171,382    155,424
Mortgage loans serviced for others         $ 271,705    269,089    174,866    197,017    219,752
Loan originations and purchases          $ 1,381,653  1,221,526    471,338    363,576    143,329
Facilities:
Full service offices                              71         65         40         14          9

(1)  Excludes the SAIF assessment charge in 1996 of $6.8 million.
(2) Calculation is based on net interest income before provision for loan losses divided by average interest-earning assets.
(3) For purposes of calculating these ratios, operating expenses equal non-interest expense less real estate operations, net, non-performing loan (income) expense, amortization of goodwill, and non-recurring expenses. Real estate operations, net was ($220,000), $8,000, $0.4 million, $0.3 million and $1.4 million for the five years ended December 31, 1999, respectively. For the five years ended December 31, 1999, non-performing loan expense (income) was $166,000, ($1.0 million), $0.2 million, $0.4 million and $0.6 million, respectively. Amortization of goodwill for the five years ended December 31, 1999 was $1.3 million, $0.8 million, $0.1 million, $0.1 million and $40,000, respectively. For the year ended December 31, 1996, the SAIF assessment charge of $6.8 million was also excluded.
(4)  Based on 9,000,237, 8,859,692, 8,784,700, 8,650,814 and
9,022,914 shares outstanding at December 31, 1999, 1998, 1997, 1996 and 1995, respectively. For purposes of calculating these ratios, non-performing loans consist of all non-accrual loans and restructured loans.

SELECTED CONSOLIDATED OPERATING DATA

                                                           Years Ended December 31,
(Dollars in thousands,
  except per share data)                       1999       1998       1997       1996       1995
Interest income                             $183,863    151,685    126,306    109,253     96,434
Interest expense                             112,906     93,776     74,400     61,368     55,115
Net interest income                           70,957     57,909     51,906     47,885     41,319
Provision for loan losses                      3,625      2,665      2,750      3,125      2,775
Net interest income after provision
    for loan losses                           67,332     55,244     49,156     44,760     38,544
Non-interest income:
Loan fees and servicing income                 2,740      1,627      3,110      1,807      2,241
Mortgage banking income                        3,734      3,000       -          -          -
Savings/checking fees                         15,747      9,822      5,478      3,378      2,861
Net gain (loss) on sales of
    interest-earning assets                      750      2,926         (5)       140        126
Insurance, annuity and mutual fund fees        8,259      5,874      3,758      3,114      2,525
Other                                          3,138      2,596      1,571      1,115      1,269
Total non-interest income                     34,368     25,845     13,912      9,554      9,022
Non-interest expense:
Compensation and benefits                     44,687     36,935     24,251     15,737     14,889
Occupancy and equipment                       12,988     11,005      6,334      3,478      3,334
Real estate operations, net                     (220)         8        352        277      1,405
SAIF recapitalization charge                    -          -          -         6,800       -
Federal deposit insurance premiums             1,065        870        736      2,327      2,653
Other                                         23,710     21,195     14,174      9,836      9,511
Total non-interest expense                    82,230     70,013     45,847     38,455     31,792
Income before income
    tax expense                               19,470     11,076     17,221     15,859     15,774
Income tax expense                             6,863      2,926      6,138      6,434      7,230
Net income                                  $ 12,607      8,150     11,083      9,425(1)   8,544
Net income per common share:
    Basic                                     $ 1.44       0.95       1.32       1.13(1)    0.99
    Diluted                                   $ 1.38       0.89       1.24       1.08(1)    0.96


(1) Net income for 1996 excluding the SAIF assessment charge would have been $13.5 million, or $1.62 per basic common share
($1.55 per share, diluted).

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

GENERAL
Haven Bancorp, Inc. ("Haven Bancorp" or the "Company") is the Holding Company for CFS Bank ("CFS" or the "Bank"), a federally chartered stock savings bank. The Company is headquartered in Westbury, New York and its principal business currently consists of the operation of its wholly owned subsidiary, CFS Bank.

The Bank's principal business has been and continues to be attracting retail deposits from the general public and investing those deposits, together with funds generated from operations primarily in one- to four-family, owner occupied residential mortgage loans. In addition, the Bank will invest in debt, equity and mortgage-backed securities to supplement its lending portfolio. The Bank also invests, to a lesser extent, in multi-family residential mortgage loans, commercial real estate loans and other marketable securities.

The Bank's results of operations are dependent primarily on its net interest income, which is the difference between the interest income earned on its loan and securities portfolios and its cost of funds, which consist of the interest paid on its deposits and borrowed funds. The Bank's net income also is affected by its non-interest income, its provision for loan losses and its operating expenses consisting primarily of compensation and benefits, occupancy and equipment, real estate operations, net, federal deposit insurance premiums and other general and administrative expenses. The earnings of the Bank are significantly affected by general economic and competitive conditions, particularly changes in market interest rates, and to a lesser extent by government policies and actions of regulatory authorities.

FINANCIAL CONDITION
The Company had total assets of $2.97 billion at December 31, 1999, compared to $2.40 billion at December 31, 1998, an increase of $570.3 million, or 23.8%.

The Company's portfolio of debt and equity securities and mortgage-backed securities ("MBSs") available for sale ("AFS") totaled $937.3 million, an increase of $48.0 million, or 5.4% at December 31, 1999, compared to $889.3 million at December 31, 1998. At December 31, 1999, $184.5 million of the AFS securities portfolio were adjustable-rate securities and $752.8 million were fixed-rate securities. The growth in the AFS portfolio in 1999 was primarily due to securities purchased with the investment of deposit flows during the year not utilized for portfolio loan originations. During 1999, the Company purchased $452.1 million of debt and equity securities and MBSs for its AFS portfolio, of which $103.5 million were adjustable-rate and $348.6 million were fixed-rate. Principal repayments, calls and proceeds from sales of AFS securities totaled $363.6 million.

Loans receivable, net, increased by $493.4 million, or 38.1% during 1999 to $1.79 billion at December 31, 1999, from $1.30 billion at December 31, 1998. Loan originations and purchases during 1999 totaled $1.38 billion (comprised of $1.20 billion of residential one- to four-family mortgage loans, $158.7 million of commercial and multi-family real estate loans, $11.2 million of construction loans and $8.9 million of consumer loans). Commercial and multi-family real estate loan originations were $158.7 million in 1999, a slight increase over 1998 originations of $156.8 million. Total loans increased substantially while the Company continued towards its objective to invest in adjustable-rate loans. At December 31, 1999, total loans were comprised of $1.16 billion adjustable-rate loans and $646.2 million fixed-rate loans. During 1999, principal repayments and satisfactions totaled $259.1 million and $0.6 million was transferred to real estate owned ("REO").

Loans held for sale increased by $28.5 million, or 52.6% from $54.2 million at December 31, 1998, to $82.7 million at December 31, 1999. Loans originated for sale in 1999 totaled $634.8 million. During 1999, $561.7 million loans were sold to investors on a servicing released basis, and $44.6 million in loans previously originated for sale were transferred to the Bank's portfolio.

Deposits totaled $2.08 billion at December 31, 1999, an increase of $357.9 million, or 20.8% from $1.72 billion at December 31, 1998. Interest credited totaled $71.4 million in addition to deposit growth of $286.5 million. As of December 31, 1999, the Bank had sixty-three in-store branches with total deposits of $842.3 million compared to fifty-seven locations with deposits totaling $504.0 million at December 31, 1998. Total in-store deposits increased $338.4 million, or 67.1% from December 31, 1998, to December 31, 1999. The in-store branches are located in the New York City boroughs of Queens, Brooklyn, Manhattan, and Staten Island, the New York State counties of Nassau, Suffolk, Rockland and Westchester, and in Connecticut and New Jersey.
Core deposits, which includes savings, money market, NOW, and demand accounts, equaled 46.7% of total in-store branch deposits, compared to 44.1% in traditional branches. Overall, core deposits represented 45.4% of total deposits at December 31, 1999, compared to 47.7% at December 31, 1998.

Borrowed funds increased 70.1% to $749.2 million at December 31, 1999, from $440.3 million at December 31, 1998. The increase in borrowed funds were utilized primarily to fund real estate loan originations. During 1999, the Company issued $25.3 million of capital securities through Haven Capital Trust II. Additionally, during 1999, the Bank completed a leverage program requiring additional borrowings to fund purchases for the AFS portfolio to offset the additional interest expense resulting from the capital securities. In addition, at December 31, 1998, the Company had $97.5 million in securities purchased, net of securities sold, against commitments to brokers which was reflected as due to broker in the statement of financial condition, with the related securities included in securities AFS. These transactions settled in January 1999, and the Company utilized borrowed funds to repay the obligations to brokers. Including the effect of these transactions, borrowed funds and due to broker increased by $211.4 million, or 39.3%, from December 31, 1998 to December 31, 1999.

Stockholders' equity totaled $105.6 million, or 3.6% of total assets at December 31, 1999, a decrease of $14.3 million, or 11.9% from $119.9 million, or 5.0% of total assets at December 31, 1998. The decrease is the result of the unrealized depreciation in the value of securities AFS, net of tax, of $26.4 million, primarily as a result of the increase in market interest rates, as well as dividends declared of $2.6 million. These were partially offset by net income of $12.6 million, an increase of $1.5 million related to the allocation of the Bank's Employee Stock Ownership Plan ("ESOP") stock, amortization of awards of shares of common stock by the Bank's Recognition and Retention Plans and Trusts ("RRPs") and amortization of deferred compensation plan benefits and $0.6 million related to stock options exercised, and related tax effect.

ASSET/LIABILITY MANAGEMENT
As a financial institution, the Company's primary component of market risk is interest rate volatility. Fluctuations in interest rates will ultimately impact both the level of income and expense recorded on a large portion of the Bank's assets and liabilities, and the market value of all interest-earning assets, other than those which possess a short term to maturity. Since virtually all of the Company's interest-bearing liabilities and interest-earning assets are held by the Bank, virtually all of the Company's interest-rate risk exposure lies at the Bank level. As a result, all significant interest rate risk management procedures are performed at the Bank level. Based upon the Bank's nature of operations, the Bank is not subject to foreign currency exchange or commodity price risk. The Bank's real estate loan portfolio, concentrated primarily within the New York metropolitan area, is subject to risks associated with the local economy. The Bank does not own any trading assets. The Bank's interest rate management strategy is designed to stabilize net interest income and preserve capital over a broad range of interest rate movements.

The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap". An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within the same period. A gap is considered positive when the amount of interest-earning assets maturing or repricing exceeds the amount of interest-bearing liabilities maturing or repricing within the same period. A gap is considered negative when the amount of interest-bearing liabilities maturing or repricing exceeds the amount of interest-earning assets maturing or repricing within the same period.

Accordingly, in a rising interest rate environment, an institution with a positive gap would be in a better position to invest in higher yielding assets which would result in the yield on its assets increasing at a pace closer to the cost of its interest-bearing liabilities, than would be the case if it had a negative gap. During a period of falling interest rates, an institution with a positive gap would tend to have its assets repricing at a faster rate than one with a negative gap, which would tend to restrain the growth of its net interest income.

The Company closely monitors its interest rate risk as such risk relates to its operational strategies. The Company's Board of Directors has established an Asset/Liability Committee ("ALCO"), responsible for reviewing its asset/liability policies and interest rate risk position, which generally meets weekly and reports to the Board on interest rate risk and trends on a quarterly basis.

The following table ("gap table") sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 1999, which are anticipated by the Company, based upon certain assumptions described below, to reprice or mature in each of the future time periods shown. Adjustable-rate assets and liabilities are included in the table in the period in which their interest rates can next be adjusted. For purposes of this table, prepayment assumptions for fixed interest-rate assets are based upon industry standards as well as the Company's historical experience and estimates. The computation of the estimated one-year gap assumes that the interest rate on savings account deposits is variable and, therefore, interest sensitive. During the rising interest rate environment throughout 1999, these funds were maintained at an average rate of 3.14%. The Company has assumed that its savings, NOW and money market accounts, which totaled $833.4 million at December 31, 1999, are withdrawn at the annual percentages of approximately 8%, 4% and 1%, respectively.


































                                                              More Than  More Than  More Than   More Than
                                     Three                    One Year    Three     Five Years  Ten Years
                                     Months      Three to        to       Years to     to          to        More Than
(Dollars in thousands)               or Less   Twelve Months Three Years Five Years Ten Years  Twenty Years Twenty Years  Total
Interest-earning assets:
Mortgage loans (1)                 $ 103,909     246,835       709,499     452,168    256,098       -           -        1,768,509
Other loans (1)                        9,089       6,787         1,390       1,652      2,337      4,072        -           25,327
Loans held for sale                   82,709        -             -           -          -          -           -           82,709
Securities available for sale        937,299        -             -           -          -          -           -          937,299
Money market investments               1,238        -             -           -          -          -           -            1,238
Total interest-earning assets      1,134,244     253,622       710,889     453,820    258,435      4,072        -        2,815,082
Premiums, net of unearned
    discount and deferred fees(2)      3,171         709         1,988       1,269        723         11        -            7,871
Net interest-earning assets        1,137,415     254,331       712,877     455,089    259,158      4,083        -        2,822,953
Interest-bearing liabilities:
Savings accounts                      13,124      39,373       178,178     116,244    147,492    101,995      28,561       624,967
NOW accounts                           1,406       4,233        74,093      19,800     26,429     14,779       2,741       143,481
Money market accounts                    175         513        33,693      15,839     12,394      2,249         131        64,994
Certificate accounts                 312,951     664,277       137,745      18,663      1,797       -           -        1,135,433
Borrowed funds                       243,696     120,310        76,710      20,232    238,000       -         50,284       749,232
Total interest-bearing liabilities  $571,352     828,706       500,419     190,778    426,112    119,023      81,717     2,718,107
Interest sensitivity gap            $566,063    (574,375)      212,458     264,311   (166,954)  (114,940)    (81,717)      104,846
Cumulative interest sensitivity gap $566,063      (8,312)      204,146     468,457    301,503    186,563     104,846
Cumulative interest sensitivity gap
    as a percentage of total assets    19.09%      (0.28%)        6.88%      15.80%     10.17%      6.29%       3.54%
Cumulative net interest-earning
    assets as a percentage of
    interest-sensitive liabilities    199.07%      99.41%       110.74%     122.40%    111.98%    107.08%     103.86%

(1) For purposes of the gap analysis, mortgage and other loans are reduced for non-accural loans but are not reduced for the allowance for loan losses.
(2) For purposes of the gap analysis, premiums, unearned discount and deferred fees are pro-rated.

At December 31, 1999, the Company's total interest-bearing liabilities maturing or repricing within one year exceeded its total interest-earning assets maturing or repricing within the same time period by $8.3 million, representing a one year negative cumulative gap ratio of 0.28%.

In order to reduce its sensitivity to interest rate risk, the Company's current strategy includes emphasizing the origination or purchase for portfolio of adjustable-rate loans, debt securities and MBSs and maintaining an AFS securities portfolio. During 1999, the Company purchased $54.4 million of adjustable-rate MBSs which are expected to help protect net interest margins during periods of rising interest rates. In 1999, the Company originated or purchased $613.5 million of adjustable-rate mortgage loans for portfolio. Historically, the Company has been able to maintain a substantial level of core deposits which the Company believes helps to limit interest rate risk by providing a relatively stable, low cost long-term funding base. At December 31, 1999, core deposits represented 45.4% of deposits compared to 47.7% of deposits at December 31, 1998. Core deposits included $223.7 million and $158.8 million of "liquid asset" account balances at December 31, 1999 and 1998, respectively. This account was introduced in the second quarter of 1998 and currently pays an initial rate of 4.25% for balances over $2,500. The Company expects to attract a higher percentage of core deposits from its in-store branch locations as these locations continue to grow and mature. The Company is also attempting to continue attracting long-term certificate accounts. During 1999, the Company replaced $114.0 million of short-term borrowed funds with ten-year, fixed-rate borrowed funds, which can be called after three or five years of the borrowing date. The Company intends to continue this strategy in 2000.

The Company's interest rate sensitivity is also monitored by management through the use of a model which internally generates estimates of the change in net portfolio value ("NPV") over a range of interest rate change scenarios. NPV is the present value of expected cash flows from assets, liabilities, and off-balance sheet contracts. The NPV ratio, under any interest rate scenario, is defined as the NPV in that scenario divided by the market value of assets in the same scenario. The Office of Thrift Supervision ("OTS") also produces a similar analysis using its own model, based upon data submitted on the Bank's quarterly Thrift Financial Reports, the results of which may vary from the Company's internal model primarily due to differences in assumptions utilized between the Company's internal model and the OTS model, including estimated loan prepayment rates, reinvestment rates and deposit decay rates. For purposes of the NPV table, prepayment rates similar to those used in the gap table were used. At December 31, 1999, the Company was operating within its Board approved interest rate risk guidelines, as established by its ALCO. The following table sets forth the Company's NPV as of December 31, 1999.

Changes                                       Net Portfolio Value
in Rates          Net Portfolio Value          as a % of Assets
in Basis                  Dollar   Percentage   NPV  Percentage
Points          Amount    Change     Change     Ratio Change(1)
Dollars in thousands)
200           $ 7,737    $(147,623)  (95.02)%   0.29%  (94.74)%
100            85,578      (69,782)  (44.92)    3.05   (41.79)
Base case     155,360         -         -       5.33      -
(100)         239,801       84,441    54.35     7.93    63.10
(200)         305,875      150,515    96.88     9.82   108.04

(1) Based on the portfolio value of the Company's assets in the base case scenario.

As in the case with the gap table, certain shortcomings are inherent in the methodology used in the above interest rate risk measurements. Modeling changes in NPV require the making of certain assumptions which may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the NPV model presented assumes that the composition of the Company's interest-sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and also assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities. Accordingly, although the NPV measurements provide an indication of the Company's interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on the Company's net portfolio value and will differ from actual results.

ANALYSIS OF CORE EARNINGS
The Company's profitability is primarily dependent upon net interest income, which represents the difference between income on interest-earning assets and expense on interest-bearing liabilities. Net interest income is dependent on the average balances and rates received on interest-earning assets, and the average balances and rates paid on interest-bearing liabilities. Net income is further affected by non-interest income, non-interest expense, the provision for loan losses, and income taxes.

The following table sets forth certain information relating to the Company's average consolidated statements of financial condition and consolidated statements of income for the three years ended December 31, 1999, and reflects the average yield on assets and average cost of liabilities for the periods indicated. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods shown. Average balances are derived from average daily balances. The average balance of loans includes loans on which the Company has discontinued accruing interest. The yields and costs include fees which are considered adjustments to yields.





                                                  1999                            1998                          1997
                                                            Average                         Average                       Average
                                        Average             Yield/      Average             Yield/    Average             Yield/
(Dollars in thousands)                  Balance   Interest   Cost       Balance   Interest   Cost     Balance   Interest   Cost
                                        -------   --------  -------     -------   --------  -------   -------   --------  -------
Assets:
Interest-earning assets:
Mortgage loans                        $1,587,615  $116,409   7.33%    $1,265,803  $96,146    7.60%  $ 956,819   $75,266    7.87%
Other loans                               36,767     3,004   8.17         33,444    3,303    9.88      32,639     3,220    9.87
MBSs(1)                                  781,552    50,854   6.51        628,556   42,040    6.69     482,523    32,755    6.79
Money market investments                   2,072       142   6.85          3,499      186    5.32       5,743       343    5.97
Debt and equity securities (1)           197,122    13,454   6.83        151,217   10,010    6.62     215,926    14,722    6.82
Total interest-earning assets          2,605,128   183,863   7.06      2,082,519  151,685    7.28   1,693,650   126,306    7.46
Non-interest earning assets              143,944                         133,494                       88,231
Total assets                           2,749,072                       2,216,013                    1,781,881
Liabilities and stockholders' equity:
Interest-bearing liabilities:
Savings accounts                         626,428    19,665   3.14        441,759   12,415    2.81     371,872     9,338    2.51
Certificate accounts                     988,619    52,269   5.29        878,991   49,965    5.68     678,599    39,309    5.79
NOW accounts                             239,614     1,674   0.70        187,297    1,364    0.73     134,546     1,130    0.84
Money market accounts                     57,132     1,833   3.21         57,597    2,041    3.54      54,107     1,823    3.37
Borrowed funds                           667,253    37,465   5.61        470,531   27,991    5.95     389,091    22,800    5.86
Total interest-bearing liabilities     2,579,046   112,906   4.38      2,036,175   93,776    4.61   1,628,215    74,400    4.57
Other liabilities                         55,768                          62,121                       47,247
Total liabilities                      2,634,814                       2,098,296                    1,675,462
Stockholders' equity                     114,258                         117,717                      106,419
Total liabilities and stockholders'
  equity                              $2,749,072                      $2,216,013                   $1,781,881
Net interest income/net interest
  rate spread (2)                                $70,957     2.68%                $57,909    2.67%              $51,906    2.89%
Net interest-earning assets/net
    interest margin (3)                          $26,082     2.72%                $46,344    2.78%              $65,435    3.06%
Ratio of interest-earning assets
    to interest-bearing liabilities               101.01%                          102.28%                       104.02%

(1) Includes AFS securities and, in 1997, securities held to maturity.
(2) Net interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(3 Net interest margin represents net interest income before provision for loan losses divided by average interest-earning assets.





COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31,
1999 AND 1998

GENERAL
The Company reported net income of $12.6 million, or $1.44 per basic common share for 1999, compared to $8.2 million or $0.95 per basic common share for 1998. The $4.4 million increase in net income was attributable to a $13.0 million increase in net interest income before the provision for loan losses and a $8.5 million increase in non-interest income. These increases were substantially offset by increases of $12.2 million in non-interest expense and $1.0 million in the provision for loan losses.

NET INTEREST INCOME
Net interest income for 1999 increased by $13.0 million, or 22.5%, to $71.0 million, from $57.9 million for 1998. Interest income increased $32.2 million, or 21.2%, from $151.7 million in 1998 to $183.9 million in 1999. The increase in interest income was attributable to the $522.6 million, or 25.1%, increase in the average outstanding balance of interest-earning assets from $2.08 billion in 1998 to $2.61 billion in 1999. The average yield on interest-earning assets declined by 22 basis points from 7.28% in 1998 to 7.06% in 1999. The decline in the overall yield on interest-earning assets is primarily the result of the decline in market interest rates during 1998 and early 1999 which caused an increase in prepayments of loans and MBSs. These funds were reinvested primarily in lower yielding loans and securities. The average cost of interest-bearing liabilities also declined by 23 basis points from 4.61% in 1998 to 4.38% in 1999. The net interest rate spread remained virtually flat at 2.68%, while the net interest margin declined by 6 basis points to 2.72%.

The increase in interest income was primarily the result of the increase in interest income from mortgage loans, which increased by $20.3 million, or 21.1%, from $96.1 million in 1998 to $116.4 million in 1999. The average outstanding balance of mortgage loans increased by $321.8 million, or 25.4%, to $1.59 billion. Mortgage loan originations and purchases in 1999 were $1.38 billion. These were partially offset by sales of loans in the secondary market of $561.7 million and principal repayments of $259.1 million. The growth in the average balance was partially offset by a 27 basis point decrease in the average yield on mortgage loans from 7.60% in 1998 to 7.33% in 1999. Interest income from MBSs increased by $8.8 million, or 21.0%, from $42.0 million in 1998 to $50.9 million in 1999. The increase was attributable to a $153.0 million increase in the average balance of MBSs, partially offset by an 18 basis point decline in the average yield. Interest income from debt and equity securities increased by $3.4 million, or 34.4%, from $10.0 million in 1998 to $13.5 million in 1999. The average balance of debt and equity securities increased by $45.9 million, while the average yield increased by 21 basis points. During 1999, the Bank purchased $452.1 million of securities. These purchases were substantially offset by sales and redemptions of securities of $363.6 million.

The growth in interest-earning assets was primarily funded by growth in interest-bearing liabilities consisting of deposits and borrowed funds. Interest expense on deposits and borrowed funds increased by $19.1 million, or 20.4% from $93.8 million in 1998 to $112.9 million in 1999. The average outstanding balance of deposits and borrowed funds was $2.58 billion in 1999, a $542.9 million, or 26.7% increase over 1998.

Interest expense on savings accounts increased by $7.3 million, or 58.4%, from $12.4 million in 1998 to $19.7 million in 1999. The average outstanding balance of savings accounts increased by $184.7 million, or 41.8%. The average cost also increased by 33 basis points to 3.14%. The increase in the average cost is due in part to the "Liquid Asset" account which pays a 4.25% for the first year on account balances of $2,500 or more. At December 31, 1999, the balance of these accounts was $223.7 million, an increase of $64.9 million over the prior year. Interest expense on certificate accounts increased by $2.3 million, or 4.6%, to $52.3 million in 1999, from $50.0 million in 1998. This was partially offset by a 39 basis point decline in the average yield on certificate accounts. Interest expense on borrowed funds increased by $9.5 million, or 33.8%, from $28.0 million in 1998 to $37.5 million in 1999. The average outstanding balance of borrowed funds increased by $196.7 million, or 41.8%, in 1999. The increase includes the issuance of $25.3 million in capital securities in June 1999. The capital securities provided the Bank with leverage to borrow an additional $80 million to purchase securities for the AFS portfolio. The remaining increase in the average outstanding balance was utilized to supplement the increase in deposit accounts to fund mortgage loan originations and purchases of securities AFS.

PROVISION FOR LOAN LOSSES
The provision for loan losses for 1999 was $3.6 million compared to $2.7 million for 1998. The provision for loan losses is established based on management's periodic review of the loan portfolio and the related allowance for loan losses.
The increase in the provision for loan losses in 1999 was primarily due to the overall growth in the Bank's loan portfolio. At December 31, 1999, the allowance for loan losses was $16.7 million, or 0.92% of total loans, and 216.56% of non-performing loans. At December 31, 1998, the allowance for loan losses was $14.0 million, or 1.07% of total loans, and 166.70% of non-performing loans.

NON-INTEREST INCOME
Excluding net gains on sales of interest-earning assets, non-interest income increased by $10.7 million, or 46.7%, from $22.9 million in 1998 to $33.6 million in 1999. Savings and checking fees increased by $5.9 million, or 60.3%, to $15.7 million in 1999. Insurance, annuity, and mutual fund fees increased by $2.4 million, or 40.6%, to $8.3 million in 1999. The increases in these fees was due primarily to the continued growth and maturity of the Bank's in-store banking program. During 1999, the Bank opened six in-store branches and increased in-store branch deposits by $338.4 million, or 67.1%, to $842.3 million at December 31, 1999, from $504.0 million at December 31, 1998. Approximately $1.2 million of the growth in insurance, annuity and mutual fund fees was the result of the operations of CFS Insurance Agency ("CIA"), a subsidiary of Haven Bancorp, which was acquired on November 1, 1998, and operated for a full twelve months in 1999.

Loan fees and servicing income increased by $1.1 million in 1999 to $2.7 million, compared to $1.6 million in 1998. The increase was due to a one-time $1.0 million commercial real estate loan fee received in the fourth quarter of 1999. This fee was received by the Bank in exchange for releasing the borrower from the equity sharing provision of the loan, and for waiving the pre-payment penalty provision for the term of the loan. Mortgage banking income was $3.7 million in 1999, a $734,000 increase over 1998, which reflected only eight months of operations following the May 1, 1998, acquisition of the residential mortgage production franchise of Intercounty Mortgage, Inc. ("IMI", now known as CFS Mortgage). Mortgage banking income represents fee income recognized on loans sold in the secondary market, including servicing-released premiums, less the direct costs associated with the acquisition and sale of these loans. Residential mortgage loans sold servicing released was $561.7 million in 1999 compared to $515.8 million in 1998. Other income, consisting primarily of retail banking related fees, increased $542,000, or 20.9% in 1999.

NON-INTEREST EXPENSE
Non-interest expense increased by $12.2 million, or 17.4%, from $70.0 million in 1998 to $82.2 million in 1999. The increase was primarily attributable to compensation and benefit expenses, which increased by $7.8 million, or 21.0%, from $36.9 million in 1998 to $44.7 million in 1999. Occupancy and equipment expenses increased by $2.0 million, or 18.0%, to $13.0 million in 1999 from $11.0 million in 1998. Federal deposit insurance premiums increased by $195,000, or 22.4%, due to the growth in deposits. Other expenses totaling $23.7 million in 1999, experienced a net increase of $2.5 million, or 11.9%, from $21.2 million in 1998. Other expenses consist primarily of costs associated with data processing, telephone, stationary, postage and delivery, consulting, amortization of goodwill and other general and administrative expenses. The increases in these expenses were primarily due to the continued growth of the in-store banking program, including the addition of six new branches, and a full year of operations of CIA and CFS Mortgage.

INCOME TAX EXPENSE
Income tax expense was $6.9 million in 1999, compared to $2.9 million in 1998. The effective tax rate in 1999 was 35.2% compared to 26.4% in 1998. The 1998 tax rate reflects an adjustment to the Bank's tax accrual on filing the Company's federal, New York state and New York city tax returns for 1997 in September of 1998. In general, the Company's state and local tax liability is limited to taxes based on its asset size.

RATE/VOLUME ANALYSIS
The following table presents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected the Company's interest income and interest expense during the periods indicated. Information is provided in each category with respect to (i) changes attributable to changes in volume (changes in volume multiplied by prior rate), (ii) changes attributable to changes in rate (changes in rate multiplied by prior volume), and
(iii) the net change. The changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate.

<CAPTION
                                      Year Ended December 31, 1999  Year Ended December 31, 1998
                                              Compared to                   Compared to
                                      Year Ended December 31, 1998  Year Ended December 31, 1997
                                         Increase (Decrease)           Increase (Decrease)
                                        In Net Interest Income        In Net Interest Income
                                                Due to                        Due to
(In thousands)                         Volume    Rate      Net       Volume    Rate      Net
Interest-earning assets:
Mortgage loans                        $23,777   (3,514)    20,263    23,545   (2,665)    20,880
Other loans                               308     (607)      (299)       80        3         83
MBSs (1)                                9,974   (1,160)     8,814     9,775     (490)     9,285
Money market investments                  (89)      45        (44)     (123)     (34)      (157)
Debt and equity securities (1)          3,118      326      3,444    (4,292)    (420)    (4,712)
Total                                  37,088   (4,910)    32,178    28,985   (3,606)    25,379
Interest-bearing liabilities:
Savings accounts                        5,660    1,590      7,250     1,880    1,197      3,077
Certificate accounts                    5,908   (3,604)     2,304    11,414     (758)    10,656
NOW accounts                              368      (58)       310       397     (163)       234
Money market accounts                     (16)    (192)      (208)      123       95        218
Borrowed funds                         11,150   (1,676)     9,474     4,836      355      5,191
Total                                  23,070   (3,940)    19,130    18,650      726     19,376
Net change in net interest income     $14,018     (970)    13,048    10,335   (4,332)     6,003

(1) Includes AFS securities and securities held to maturity.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31,
1998 AND 1997

GENERAL
The Company reported net income of $8.2 million, or $0.95 per basic share for 1998 compared to net income of $11.1 million, or $1.32 per basic share for 1997. The $2.9 million decrease in earnings was primarily attributable to an increase of $31.5 million in non-interest expense and an increase of $19.4 million in interest expense. These factors were substantially offset by interest income which increased by $25.4 million and non-interest income which increased by $19.2 million, combined with decreases of $3.2 million in income tax expense and $85,000 in the provision for loan losses.


NET INTEREST INCOME
Net interest income increased by $6.0 million, or 11.6% to $57.9 million in 1998 from $51.9 million in 1997. Interest income increased by $25.4 million, or 20.1% to $151.7 million in 1998 from $126.3 million in 1997. The increase in interest income was primarily attributable to a $388.9 million increase in average interest-earning assets, partially offset by an 18 basis point decrease in the overall average yield on interest-earning assets from 7.46% in 1997 to 7.28% in 1998. The decrease was due to the overall decline in market interest rates. The average cost of interest-bearing liabilities increased by 4 basis points to 4.61% in 1998 from 4.57% in 1997, primarily due to a shift to certificate accounts and the introduction of the Liquid Asset savings account in 1998.

Interest income on mortgage loans increased by $20.9 million, or 27.7% to $96.1 million in 1998 from $75.3 million in 1997 primarily as a result of an increase in the average mortgage loan balance of $309.0 million, partially offset by a decrease in the average yield on mortgage loans of 27 basis points. During 1998, the Bank originated or purchased $635.1 million of mortgage loans for portfolio. The decline in the average rate was primarily due to decreases in the rate indices used for residential and commercial real estate loans and the increasing percentage of relatively lower yielding residential mortgages. These indices, which are the 30 year treasury bond and the 5 year treasury note, declined 83 and 116 basis points, respectively, during 1998. In addition, loan principal repayments and satisfactions during 1998 totaled $265.7 million in 1998 compared to $151.2 million in 1997. Also during 1998, the Bank sold approximately $104.7 million in loans previously held in portfolio, including $83.3 million of adjustable-rate mortgage loans in several bulk sale transactions, and $14.0 million of cooperative apartment loans, and securitized $105.7 million of one- to four-family mortgage loans with Fannie Mae.

Interest income on MBSs was $42.0 million for 1998, an increase of $9.3 million, or 28.3% over the $32.8 million earned in 1997. This reflects a $146.0 million increase in the average balance of MBSs for 1998 to $628.6 million from $482.5 for 1997, partially offset by a decrease in the average yield on the MBS portfolio of 10 basis points to 6.69% for 1998 from 6.79% in 1997. During 1998, the Company purchased $687.9 million of MBSs for its AFS portfolio which were partially offset by sales totaling $357.3 million and principal repayments of $199.6 million. Also during 1998, the Bank securitized $105.7 million in residential real estate loans and retained the underlying securities in its AFS portfolio.

Interest income on debt and equity securities decreased by $4.7 million, or 32.0% to $10.0 million in 1998 from $14.7 million in 1997, primarily as a result of a decrease in the average balance of $64.7 million, coupled with a decrease in the average yield of 20 basis points. The decrease in the average balance of debt and equity securities during 1998 is due primarily to sales of $97.7 million, partially offset by purchases of $36.1 million.

Interest expense increased by $19.4 million, or 26.0% to $93.8 million in 1998 from $74.4 million in 1997. The increase was primarily attributable to an increase in interest on deposits of $14.2 million, or 27.5% to $65.8 million in 1998 from $51.6 million in 1997. The increase in interest on deposits was due to an increase of $326.5 million, or 26.3% in average deposits to $1.57 billion in 1998 from $1.24 billion in 1997, coupled with a 4 basis point increase in the average cost of deposits. Interest expense on borrowed funds increased by $5.2 million, or 22.8% during 1998, due to an increase of $81.4 million in the average balance, coupled with a 9 basis point increase in the average cost of borrowed funds.

The increase in the average balance of deposits is primarily attributable to the Bank's continuing expansion of the in-store banking program. As of December 31, 1998, the Bank had fifty-seven in-store branches with deposits totaling $504.0 million, as compared to thirty-two branches with deposits totaling $157.2 million as of December 31, 1997. Interest expense on certificate accounts increased by $10.7 million, or 27.1% from 1997 to 1998. The in-store banking expansion contributed to the increase in the average balance of certificate accounts of $200.4 million, or 29.5%, partially offset by an 11 basis point decrease in the average cost of certificate accounts. Interest expense on savings accounts increased by $3.1 million, or 33.0%, from 1997 to 1998. This increase was also due to the in-store banking expansion, as well as the introduction of a "Liquid Asset" account in the in-store branches during the second quarter of 1998. As of December 31, 1998, the balance of these accounts was $158.8 million. This account currently pays 4.25% for the first year on account balances of $2,500 or more. Overall, the average balance of savings accounts experienced a net increase of $69.9 million, or 18.8%, coupled with a 30 basis point increase in the average cost, which is attributable to the aforementioned Liquid Asset account. Interest expense on NOW accounts and money market accounts increased by $234,000 and $218,000, respectively, in 1998 over 1997, primarily as a result of the increase in the average balance of such accounts. The average yield paid on money market accounts increased by 17 basis points to 3.54% for 1998, primarily as a result of a shift in the average balance of such deposits from traditional branches to the in-store locations, which paid comparatively higher money market rates.

Interest expense on borrowed funds increased by $5.2 million, or 22.8%, primarily as a result of the increase in the average balance of borrowed funds of $81.4 million, or 20.9%, coupled with a 9 basis point increase in the average cost of borrowed funds from 5.86% in 1997 to 5.95% in 1998. The increase in the average balance of borrowed funds is due primarily to fund the increase in residential loan originations and purchases by CFS Mortgage, the Bank's residential lending division, as well as to fund purchases of securities for the Company's AFS portfolio.

PROVISION FOR LOAN LOSSES
The Bank provided $2.7 million for loan losses in 1998, which was virtually flat as compared to 1997. The provision for loan losses reflects management's periodic review and evaluation of the loan portfolio. Non-performing loans continued to decline to $8.4 million at December 31, 1998, from $12.5 million at December 31, 1997. As of December 31, 1998, the allowance for loan losses was $14.0 million compared to $12.5 million at December 31, 1997. As of December 31, 1998, the allowance for loan losses was 1.07% of total loans compared to 1.09% of total loans at December 31, 1997. The slight decrease was attributable to the substantial growth in the loan portfolio. The allowance for loan losses was 166.70% of non-performing loans at December 31, 1998, compared to 99.97% at December 31, 1997. The increase is the result of the significant decline in non-performing loans from December 31, 1997 to December 31, 1998.

NON-INTEREST INCOME
Non-interest income increased by $11.9 million, or 85.8%, from $13.9 million in 1997 to $25.8 million in 1998. Savings and checking fees were $9.8 million in 1998, a $4.3 million, or 79.3% increase over 1997. In 1998, the Bank recognized $3.0 million in mortgage banking income related to loans sold servicing released in the secondary market. Net gains on sales of interest-earning assets were $2.9 million in 1998. In 1997, the Company reported a net loss on such sales of $5,000. Insurance, annuity and mutual fund fees generated in 1998 were $5.9 million, a $2.1 million, or 56.3% increase over the $3.8 million earned in 1997. Other non-interest income increased by $1.0 million, or 65.2%, to $2.6 million in 1998, from $1.6 million in 1997, primarily as a result of the Bank's in-store banking expansion.

On May 1, 1998, the Bank completed the purchase of the loan production franchise of IMI. In 1998, the Bank originated $1.04 billion in residential mortgage loans, $570.0 million of which were originated for sale in the secondary market. During 1998, the Bank sold $515.8 million to investors in the secondary market on a servicing-released basis, and recognized $3.0 million. Mortgage banking income represents fee income recognized on the sale of loans sold in the secondary market, including servicing-released premiums, less the direct costs associated with the acquisition and sale of those loans.

The increase in savings and checking fees and fees generated from the sale of insurance, annuities, and mutual funds were primarily a result of the Bank's in-store banking expansion. During 1998, the Bank opened twenty-five in-store branches, contributing to the increase in in-store deposits of $346.8 million, or 220.6% from December 31, 1997, to December 31, 1998. During 1998, the Company sold $453.7 million in securities AFS, resulting in net gains of $1.2 million. During the third quarter of 1998, the Bank sold $14.0 million of cooperative apartment loans in a bulk transaction as part of its ongoing effort to divest itself of this portion of the portfolio, resulting in a $1.0 million gain. During the fourth quarter of 1998, the Bank realized $0.7 million in gains on bulk sales of adjustable-rate residential mortgage loans previously held in portfolio. The loans were sold in response to the high level of prepayments experienced with these loans. Other non-interest income, which consists substantially of fees associated with retail banking, increased primarily as a result of the Bank's in-store branch expansion.

NON-INTEREST EXPENSE
Non-interest expense increased by $24.2 million, or 52.7%, from $45.8 million in 1997 to $70.0 million in 1998. Compensation and benefits expense increased by $12.7 million, or 52.3%, from $24.3 million in 1997 to $36.9 million in 1998. Occupancy and equipment expense increased by $4.7 million, or 73.7% from $6.3 million in 1997 to $11.0 million in 1998. The increases in compensation and benefits, occupancy and equipment, and advertising and promotion expenses were due primarily to the Bank's in-store banking expansion, as well as the expansion of the Bank's residential lending function with the acquisition of the loan production franchise of IMI. During 1998, the Bank opened twenty-five new in-store branches, while the acquisition of the loan production franchise of IMI added 6 primary loan origination offices and several smaller satellite offices to the Company's facilities. Occupancy and equipment expense also increased as a result of the purchase of the Company's new headquarters, which was completed in the third quarter of 1998.

Federal deposit insurance premiums increased by $134,000, or 18.2%, from $736,000 in 1997 to $870,000 in 1998, due to the increase in insurable deposits as a result of the in-store banking expansion. Other non-interest expenses increased by $7.0 million, or 49.5%, from $14.2 million in 1997 to $21.2 million in 1998, $1.4 million of which is due to the increase in data processing expenses which increased as a result of the in-store banking expansion and the increase in the number of transactions processed. Advertising and promotion expense increased by $1.1 million, or 64.7% from $1.7 million in 1997 to $2.8 million in 1998. Other items that contributed to the increase in other non-interest expense were telephone expenses, which increased by $925,000, stationary, printing, and office supply expenses, which increased by $570,000, and ATM transaction expenses, which increased by $540,000. These increases were directly related to the in-store banking expansion and the increase in the Bank's residential lending operations. Amortization of goodwill increased by $710,000, primarily as a result of the acquisition of IMI. The balance of the increase in other non-interest expenses were generally related to the Bank's in-store branch expansion and the expansion of the residential lending operations as a result of the acquisition of IMI. These increases were partially offset by a $1.2 million reduction in non-performing loan expense due to the recapture of reserves established for the bulk sales on REO and non-performing loans in 1994. The increase in non-interest expense was partially offset by a $344,000 decrease in REO operations, net.

INCOME TAX EXPENSE
Income tax expense was $2.9 million in 1998, compared to $6.1 million in 1997. The effective tax rate for 1998 was 26.4% compared to 35.6% in 1997. The decrease in the effective tax rate was primarily due to the establishment of Columbia Preferred Capital Corp. ("CPCC"), the Bank's real estate investment trust ("REIT") subsidiary, during the second quarter of 1997. The tax provision for 1998 includes the effect of CPCC's operations for the full year of 1998 compared to one quarter in 1997. The lower tax rate was also due to an adjustment of the Bank's tax accrual upon the filing of the Company's federal, New York State and New York City tax returns for 1997 during September 1998, as well as a state tax credit recognized for mortgage recording taxes paid on loans originated in certain counties of New York State.

NON-PERFORMING ASSETS
The following table sets forth information regarding non-performing assets which include all non-accrual loans (which consist of loans 90 days or more past due and restructured loans that have not yet performed in accordance with their modified terms for the required six-month seasoning period), accruing restructured loans and real estate owned.

                                   December 31,
(In thousands)                 1999    1998    1997
Non-accrual loans:
One- to four-family           $3,663   3,779   3,534
Cooperative                      206     367     698
Multi-family                   1,139     308   2,531
Non-residential and other      1,986   2,074   3,633
Total non-accrual loans        6,994   6,528  10,396
Restructured loans:
One- to four-family              314     544     679
Cooperative                      178     183     290
Multi-family                     225   1,130   1,167
Total restructured loans         717   1,857   2,136
Total non-performing loans     7,711   8,385  12,532
REO, net:
One- to four-family              268      66     126
Cooperative                       56      38     295
Non-residential and other        -       121     121
Total REO                        324     225     542
Less allowance for REO           -       (25)    (87)
REO, net                         324     200     455
Total non-performing assets   $8,035   8,585  12,987

The Company's expanded loan workout/resolution efforts have successfully contributed toward reducing non-performing assets to manageable levels. Since year-end 1997, non-performing assets have declined by $5.0 million, or 38.1%, from a level of $13.0 million to $8.0 million at year-end 1999. The decrease in non-performing assets is reflected in the following ratios: the ratio of non-performing loans to total loans ratio was 0.42% for 1999 compared to 0.64% for 1998 and 1.09% for 1997; the ratio of non-performing assets to total assets was 0.27% for 1999 compared to 0.36% for 1998 and 0.66% for 1997; and the ratio of non-performing loans to total assets was 0.26% for 1999 compared to 0.35% for 1998 and 0.63% for 1997. There can be no assurance that non-performing assets will continue to decline.

The decrease in non-performing assets in 1999 was primarily due to the continued decline in restructured loans. Since year-end 1997, restructured loans have declined by $1.4 million, or 66.4% from a level of $2.1 million to $0.7 million at year-end 1999. Total non-accrual loans increased by $0.5 million during 1999.

The decrease in non-performing assets in 1998 was primarily due to the continued decline in non-performing loans and sales of REO properties. During 1998, the Company sold 21 REO properties with a fair value of $0.7 million. Total non-performing loans decreased by $4.1 million during 1998.

LIQUIDITY
The Bank is required to maintain minimum levels of liquid assets as defined by the OTS regulations. This requirement, which may be varied by the OTS depending upon economic conditions and deposit flows, is based upon a percentage of withdrawable deposits and short-term borrowings. The required ratio is currently 4%. The Bank's ratio was 4.31% at December 31, 1999, compared to 4.24% at December 31, 1998.

The Company's primary sources of funds are deposits, principal and interest payments on loans, debt securities and MBSs, retained earnings and advances from the Federal Home Loan Bank of New York ("FHLB") and other borrowings. Proceeds from the sale of AFS securities and loans held for sale are also a source of funding, as are, to a lesser extent, the sales of annuities, insurance products and securities brokerage activities conducted by the Bank's wholly owned subsidiary, CFS Investments, Inc. and the Company's wholly owned subsidiary, CIA. While maturities and scheduled amortization of loans and securities are somewhat predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions, competition and regulatory changes.

The Company's most liquid assets are cash and short-term investments. The levels of these assets are dependent on the Company's operating, financing, lending and investing activities during any given period. At December 31, 1999 and December 31, 1998, cash and short-term investments totaled $42.7 million and $44.8 million, respectively.

The Company and the Bank have other sources of liquidity which include debt securities maturing within one year and AFS securities. Other sources of funds include FHLB advances, which at December 31, 1999, totaled $537.0 million. If needed, the Bank may borrow an additional $13.5 million from the FHLB.

The Company's cash flows are comprised of three primary classifications: cash flows from operating activities; investing activities and financing activities. Net cash (used in) provided by operating activities, consisting primarily of interest and dividends received less interest paid on deposits was ($74.8 million), $16.2 million and $24.6 million for the years ended December 31, 1999, 1998 and 1997, respectively. Net cash used in investing activities, consisting primarily of disbursements of loan originations and securities purchases, offset by principal collections on loans, proceeds from maturities of securities held to maturity or sales of AFS securities, and disposition of assets including REO was $592.2 million, $340.7 million and $385.8 million for the years ended December 31, 1999, 1998 and 1997, respectively. Net cash provided by financing activities, consisting primarily of net activity in deposits and borrowings, purchases of treasury stock, payments of common stock dividends and proceeds from stock options exercised was $664.9 million, $329.0 milliion and $365.7 million, respectively. See Note 14 to Notes to Consolidated Financial Statements.

CAPITAL RESOURCES
See Note 15 to Notes to Consolidated Financial Statements.

INFLATION AND CHANGING PRICES
The consolidated financial statements and notes thereto presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time and changes due to inflation. The impact of inflation is reflected in the increased cost of the Bank's operations. Unlike most industrial companies, nearly all the assets and liabilities of the Bank are monetary. As a result, interest rates have a greater impact on the Bank's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

COMPUTER ISSUES FOR THE YEAR 2000
The Company has not experienced any significant disruptions in its financial or operating activities caused by year 2000 related failure of computerized systems of the Company or it's service organizations. The Company does not expect year 2000 issues to have a material adverse effect on the Company's operations or financial results in 2000.

IMPACT OF NEW ACCOUNTING PRONOUNCEMENTS
See Note 1 to Notes to Consolidated Financial Statements.

STOCK DATA
Haven common stock, listed under the symbol HAVN is publicly traded on the Nasdaq Stock Market. As of March 22, 2000, the Company had approximately 406 stockholders of record (not including the number of persons or entities holding stock in nominee or street name through various brokerage firms) and 9,019,911 outstanding shares of common stock (excluding treasury shares). The common stock traded in a high and low range of $18.813 and $11.125 during the year ended December 31, 1999.
















































      CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                        December 31, December 31,
(Dollars in thousands,
 except for share data)                       1999        1998
ASSETS
Cash and due from banks                    $  41,479      43,088
Money market investments                       1,238       1,720
Securities available for sale                937,299     889,251
Loans held for sale                           82,709      54,188
Federal Home Loan Bank of NY Stock, at cost   27,865      21,990
Loans receivable:
    First mortgage loans                   1,777,208   1,271,784
    Cooperative apartment loans                3,669       3,970
    Other loans                               25,948      34,926
Total loans receivable                     1,806,825   1,310,680
    Less allowance for loan losses           (16,699)    (13,978)
Loans receivable, net                      1,790,126   1,296,702
Premises and equipment, net                   35,928      39,209
Accrued interest receivable                   15,825      12,108
Other assets                                  33,381      37,267
Total assets                              $2,965,850   2,395,523
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits                                  $2,080,613   1,722,710
Borrowed funds                               749,232     440,346
Due to broker                                   -         97,458
Other liabilities                             30,422      15,142
Total liabilities                          2,860,267   2,275,656
Commitments and contingencies (Notes 5 and 14)
Stockholders' Equity:
Preferred stock, $.01 par value, 2,000,000
  shares authorized, none issued                -           -
Common stock, $.01 par value, 30,000,000
  shares authorized, 9,918,750 issued;
  9,000,237 and 8,859,692 shares out-
  standing in 1999 and 1998, respectively        100         100
Additional paid-in capital                    52,336      51,383
Retained earnings, substantially restricted   89,083      79,085
Accumulated other comprehensive (loss) income:
Unrealized (loss) gain on securities
  available for sale, net of tax effect      (25,465)        945
Treasury stock, at cost (918,513
  and 1,059,058 shares in 1999
  and 1998, respectively)                     (8,934)     (9,800)
Unallocated common stock held by ESOP           (934)     (1,222)
Unearned common stock held by Bank's
  Recognition Plans and Trusts                  (231)       (263)
Unearned compensation                           (372)       (361)
Total stockholders' equity                    105,583    119,867
Total liabilities and stockholders'
  Equity                                   $2,965,850  2,395,523

See accompanying notes to consolidated financial statements.

               CONSOLIDATED STATEMENTS OF INCOME

                                  Years Ended December 31,
(Dollars in thousands,
 except per share data)           1999     1998     1997
Interest income:
Mortgage loans                $ 116,409   96,146   75,266
Other loans                       3,004    3,303    3,220
Mortgage-backed securities       50,854   42,040   32,755
Money market investments            142      186      343
Debt and equity securities       13,454   10,010   14,722
Total interest income           183,863  151,685  126,306
Interest expense:
Deposits:
    Savings accounts             19,665   12,415    9,338
    NOW accounts                  1,674    1,364    1,130
    Money market accounts         1,833    2,041    1,823
    Certificate accounts         52,269   49,965   39,309
Borrowed funds                   37,465   27,991   22,800
Total interest expense          112,906   93,776   74,400
Net interest income before
  provision for loan losses      70,957   57,909   51,906
Provision for loan losses         3,625    2,665    2,750
Net interest income after
  provision for loan losses      67,332   55,244   49,156
Non-interest income:
Loan fees and servicing income    2,740    1,627    3,110
Mortgage banking income           3,734    3,000      -
Savings/checking fees            15,747    9,822    5,478
Net gain (loss) on sales of
  interest-earning assets           750    2,926       (5)
Insurance, annuity and mutual
  funds fees                      8,259    5,874    3,758
Other                             3,138    2,596    1,571
Total non-interest income        34,368   25,845   13,912
Non-interest expense:
Compensation and benefits        44,687   36,935   24,251
Occupancy and equipment          12,988   11,005    6,334
Real estate owned operations, net  (220)       8      352
Federal deposit insurance
  Premiums                        1,065      870      736
Other                            23,710   21,195   14,174
Total non-interest expense       82,230   70,013   45,847
Income before income tax expense 19,470   11,076   17,221
Income tax expense                6,863    2,926    6,138
Net income                      $12,607    8,150   11,083
Net income per common share:
    Basic                       $  1.44     0.95     1.32
    Diluted                     $  1.38     0.89     1.24

See accompanying notes to consolidated financial statements.




                CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                         The three years ended December 31, 1999

                                                                         Accumulated           Unallocated  Unearned
                                                    Additional              Other                Common      Common
                                            Common   Paid-In   Retained Comprehensive Treasury Stock Held  Stock Held   Unearned
                                     Total   Stock   Capital   Earnings    Income      Stock     by ESOP     by RRPs  Compensation
(In thousands of dollars, except for share data)
Balance at December 31, 1996        $99,384   100    48,794     65,092      (840)    (11,049)   (1,854)      (267)        (592)
Comprehensive income:
  Net income                         11,083    -       -        11,083       -           -         -         -             -
  Other comprehensive income,
    net of tax
    Net unrealized appreciation on
      securities available for
      sale, net of reclassification
      adjustment (1)                  2,511    -       -          -        2,511         -         -         -             -
                                     ------
Comprehensive income                 13,594
Dividends declared                   (2,608)   -       -        (2,608)      -           -         -         -             -
Treasury stock issued for RRP and
  deferred compensation plan
  (18,904 shares)                      -       -        236       -          -           113       -         (206)        (143)
Stock options exercised and related
    tax effect (114,982 shares)         806    -        116       -          -           690       -         -             -
Allocation of ESOP stock and
  amortization of award of RRP
  stock and related tax benefits      1,353    -        919       -          -           -         325        109          -
Amortization of deferred
  compensation plan                     336    -       -          -          -           -         -         -             336
                                    -------  ----    ------    -------    ------     -------    ------      -----
Balance at December 31, 1997        112,865   100    50,065     73,567     1,671     (10,246)   (1,529)      (364)        (399)
Comprehensive income:
    Net income                        8,150    -       -         8,150       -           -         -         -             -
    Other comprehensive income,
      net of tax
    Net unrealized depreciation on
      securities available for
      sale, net of reclassification
      adjustment (1)                 (1,607)   -       -          -       (1,607)        -         -         -             -
    Net unrealized appreciation on
      securities transferred from
      held to maturity to available
      for sale (note 3)                 881    -       -          -          881         -         -         -             -
                                     ------
Comprehensive income                  7,424
Dividends declared                   (2,632)   -       -        (2,632)      -           -         -         -             -
Treasury stock issued for deferred
  compensation plan (14,384 shares)    -       -        280       -          -            86       -         -            (366)
Stock options exercised and related
    tax effect (60,608 shares)          516    -        156       -          -           360       -         -             -
Allocation of ESOP stock and
  amortization of award of RRP
  stock and related tax benefits      1,290    -        882       -          -          -          307       101           -
Amortization of deferred compensation
  plan                                  404    -       -          -          -          -          -         -             404
                                    -------  ----    ------    -------    ------     -------    ------      -----
Balance at December 31, 1998       $119,867   100    51,383     79,085       945      (9,800)   (1,222)     (263)         (361)
Comprehensive loss:
    Net income                       12,607    -       -        12,607       -           -         -         -             -
    Other comprehensive income,
      net of tax
    Net unrealized depreciation on
      securities available for
      sale, net of reclassification
      adjustment (1)                (26,410)   -       -          -      (26,410)        -         -         -             -
                                     ------
Comprehensive loss                  (13,803)
Dividends declared                   (2,609)   -       -        (2,609)      -           -         -         -             -
Treasury stock issued for deferred
  compensation plan (34,357 shares)    -       -        338       -          -           272       -         (20)         (590)
Stock options exercised and related
    tax effect (106,188 shares)         568    -        (26)      -          -           594       -         -             -
Allocation of ESOP stock and
  amortization of award of RRP
  stock and related tax benefits        981    -        641       -          -          -          288        52           -
Amortization of deferred compensation
  plan                                  579    -       -          -          -          -          -         -             579
                                    -------  ----    ------    -------    ------     -------    ------      ----
Balance at December 31, 1999       $105,583   100    52,336     89,083   (25,465)     (8,934)     (934)     (231)         (372)
                                    =======  ====    ======    =======    ======     =======    ======      ====

(1)  Disclosure of reclassification adjustment:
                                                  For the years ended
(In thousands)                                  1999      1998     1997
Net unrealized holding
 (losses) gains arising during the year      $(26,392)     (10)    2,499

Reclassificaton adjustment for net gains
 (losses) included in net income                   18      716       (12)
                                               ------     ----     -----
Net unrealized (losses) gains on securities
 available for sale                           (26,410)    (726)    2,511

See accompanying notes to consolidated financial statements.











                   CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                            Years Ended December 31,
(Dollars in thousands)                                      1999      1998      1997
Cash flows from operating activities:
Net income                                                $12,607     8,150    11,083
Adjustments to reconcile net income to net
    cash provided by operating activities:
Amortization of cost of stock benefit plans                 1,382     1,526     1,689
Amortization of net deferred loan origination fees           (667)   (1,546)     (231)
Premiums and discounts on loans, mortgage-backed and
  debt securities                                            (237)   (1,503)      210
Provision for loan losses                                   3,625     2,665     2,750
Provision for losses on real estate owned                      51        35       251
Deferred income taxes                                       1,214     1,139    (1,540)
Net increase in loans held for sale                       (28,521)  (54,188)     -
Net (gain) loss on sales of interest-earning assets          (750)   (2,926)        5
Depreciation and amortization                               4,802     3,087     1,592
(Increase) decrease in accrued interest receivable         (3,717)      321      (257)
Decrease (increase) in other assets                        17,560   (22,930)   (1,265)
(Decrease) increase in due to broker                      (97,458)   87,458     9,000
Increase (decrease)in other liabilities                    15,270    (5,077)    1,315
Net cash (used in) provided by operating activities       (74,839)   16,211    24,602
Cash flows from investing activities:
Net increase in loans receivable                         (496,638) (264,136) (306,328)
Proceeds from disposition of assets (including REO)           330       721     2,785
Purchases of securities available for sale               (452,104) (749,013) (511,075)
Principal repayments on securities available for sale     169,566   195,118    48,377
Proceeds from sales of securities available for sale      194,053   454,971   337,696
Principal repayments, maturities and calls on debt
  securities held to maturity                                -       21,020    30,954
Principal repayment on mortgage-backed securities
  held to maturity                                           -       24,834    34,660
Purchases of Federal Home Loan Bank Stock, net             (5,875)   (9,105)   (2,995)
Net increase in premises and equipment                     (1,521)  (15,102)  (19,834)
Net cash used in investing activities                    (592,189) (340,692) (385,760)
Cash flows from financing activities:
Net increase in deposits                                  357,903   357,698   227,224
Net increase (decrease) in short term borrowed funds      161,896  (227,138)  157,072
Issuance of capital securities                             25,300      -       24,984
Increase in long term borrowed funds                      121,690   200,690   (41,695)
Payment of common stock dividends                          (2,599)   (2,627)   (2,598)
Stock options exercised                                       747       360       760
Net cash provided by financing activities                 664,937   328,983   365,747
Net (decrease) increase in cash and cash equivalents       (2,091)    4,502     4,589
Cash and cash equivalents at beginning of year             44,808    40,306    35,717
Cash and cash equivalents at end of year                $  42,717    44,808    40,306
Supplemental information:
Cash paid during the year for:
    Interest                                            $ 111,803    93,751    73,757
    Income taxes                                            5,203     1,699     5,893
Additions to real estate owned                                622       623     1,695
Securities purchased not yet received, net                   -       97,458    10,000
Loans transferred from loans held for sale                 44,569      -         -
Loans securitized                                            -      105,691      -
Mortgage-backed securities and debt securities
  held to maturity transferred to securities
  available for sale                                         -      183,639      -


See accompanying notes to consolidated financial statements.












NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of Haven Bancorp, Inc. ("the Holding Company") and CFS Bank ("the Bank") and its subsidiaries (collectively referred to herein as the "Company") conform to generally accepted accounting principles and to general practices within the banking industry. The following summarizes the significant policies and practices:

PRINCIPLES OF CONSOLIDATION
The accompanying consolidated financial statements include the accounts of the Holding Company and its subsidiary, the Bank, and its wholly owned subsidiaries. All significant intercompany transactions and balances are eliminated in consolidation. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of each consolidated statement of financial condition and revenues and expenses for the year then ended. Actual results could differ from those estimates. Certain reclassification adjustments have been made to prior year amounts to conform to the current year presentation.

CASH AND CASH EQUIVALENTS
For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks and money market investments. Money market investments represent instruments with maturities of ninety days or less. These investments are carried at cost, adjusted for premiums and discounts which are recognized in interest income over the period to maturity.

DEBT, EQUITY AND MORTGAGE-BACKED SECURITIES
Debt and mortgage-backed securities ("MBSs") which the Company has the positive intent and ability to hold until maturity are carried at cost, adjusted for amortization of premiums and accretion of discounts on a level yield method over the remaining period to contractual maturity, adjusted, in the case of MBSs, for actual prepayments. At December 31, 1999 and 1998, the Company did not have any securities classified as held to maturity. Debt and equity securities and MBSs to be held for indefinite periods of time and not intended to be held to maturity are classified as available for sale ("AFS") securities and are recorded at fair value, with unrealized gains (losses), net of tax, reported as accumulated other comprehensive income, a separate component of stockholders' equity. Gains and losses on the sale of securities are determined using the specific identification method and are included in non-interest income.

LOANS RECEIVABLE AND LOANS HELD FOR SALE
Loans receivable are carried at their unpaid principal balances, less unearned discounts and net deferred loan origination fees. Loans held for sale are carried at the aggregate lower of cost or market value. Loan origination fees, less certain direct loan origination costs, are deferred and amortized as an adjustment of the loan's yield over the life of the loan by the interest method. When loans are sold, any remaining unaccreted net deferred fees (costs) are recognized as income at the time of sale. Purchased loans are recorded at cost. Related premiums or discounts are amortized (accreted) to interest income using the level-yield method over the estimated life of the loans.

The Company recognizes servicing assets on loans that have been originated or purchased, and where the loans are subsequently sold or securitized with the servicing rights retained. The total cost of the mortgage loans is allocated between the loans and the servicing assets based on their relative fair values. The Company assesses servicing assets for impairment based on the current fair values of those assets with any impairment recognized through a valuation allowance.

Fees earned for servicing loans for others are reported as income when the related mortgage loan payments are collected. Servicing assets are amortized as a reduction to loan servicing fee income using the interest method over the estimated remaining life of the underlying mortgage loans.

MORTGAGE BANKING INCOME
The company sells loans on a servicing released basis to investors in the secondary market. Generally, the sales of such loans are arranged at the time of application through assignments of trade or best effort commitments. Mortgage banking income represents fee income, including servicing released premiums, recognized on loans sold to investors, less the direct costs associated with the acquisition and sale of those loans.
Mortgage banking income is recognized at the settlement date when cash is received from the investor.

NON-ACCRUAL AND RESTRUCTURED LOANS
Loans are placed on non-accrual status when, in the opinion of management, there is doubt as to the collectibility of interest or principal, or when principal and interest are past due 90 days or more, the loan is not well secured and in the process of collection. Interest and fees previously accrued, but not collected, are reversed and charged against interest income at the time a loan is placed on non-accrual status. Interest payments received on non-accrual loans are recorded as reductions of principal if, in management's judgement, principal repayment is doubtful. Loans may be reinstated to an accrual or performing status if future payments of principal and interest are reasonably assured and the loan has a demonstrated period of performance.

Loans are classified as restructured loans when the Company has granted, for economic or legal reasons related to the borrower's financial condition, concessions to the borrower that it would not otherwise consider. Generally, this occurs when the cash flows of the borrower are insufficient to service the loan under its original terms. Restructured loans are reported as such in the year of restructuring. In subsequent reporting periods, if the loan yields a market rate of interest, is performing in accordance with the restructure terms, and management expects such performance to continue, the loan is then removed from restructured status.

The Company reviews commercial and multi-family mortgage loans, and loans modified in a troubled-debt restructuring for impairment. Specific factors utilized in the impaired loan identification process include, but are not limited to, delinquency status, loan-to-value ratio, the condition of the underlying collateral, credit history, and debt coverage. At a minimum, such loans are classified as impaired when they become 90 days past due. The Company generally measures impaired loans based on the fair value of the underlying collateral. The amount by which the recorded investment of an impaired loan exceeds the measurement value is recognized by creating a valuation allowance through a charge to the provision for loan losses. The Company's impaired loan identification and measurement process is conducted in conjunction with the Company's review of the adequacy of its allowance for loan losses.

ALLOWANCE FOR LOAN LOSSES
The allowance for loan losses is based on a periodic analysis of the loan portfolio and reflects an amount which, in management's judgement, is adequate to provide for losses inherent to the loan portfolio. In evaluating the portfolio, management takes into consideration numerous factors, such as present and potential risks inherent in the loan portfolio, loan growth, prior loss experience, current economic conditions and periodic examinations conducted by regulatory agencies. While management uses available information to estimate possible loan losses, future additions to the allowance may be necessary based on adverse changes in economic conditions.

PREMISES AND EQUIPMENT
Land is carried at cost. Buildings, leasehold improvements, furniture, fixtures and equipment are carried at cost, less accumulated depreciation and amortization. Premises and equipment are depreciated using the straight-line method over the estimated useful lives of the respective assets except for leasehold improvements which are amortized over the related lease term or estimated useful life.

REAL ESTATE OWNED
Real estate properties acquired through loan foreclosure are recorded at the lower of cost or estimated fair value less estimated selling costs at the time of foreclosure. Subsequent valuations are periodically performed by management and the carrying value may be adjusted by a valuation allowance, established through charges to income and included in real estate operations, net to reflect subsequent declines in the estimated fair value of the real estate. Real estate owned ("REO") is shown net of the allowance. Operating results of REO, including rental income, operating expenses, and gains and losses realized from the sales of properties owned, are also recorded in real estate operations, net, as a separate component of non-interest expense.

REVERSE REPURCHASE AGREEMENTS
Reverse repurchase agreements are accounted for as financing transactions. Accordingly, the collateral securities continue to be carried as assets and a borrowing liability is established for the transaction proceeds.

INCOME TAXES
The Company utilizes the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. Additionally, the recognition of net deferred tax assets is based upon the likelihood of realization of tax benefits in the future. A valuation allowance would be provided for deferred tax assets which are determined more than likely not to be realized.

The Company and certain of its subsidiaries file consolidated tax returns with the Federal, state and local authorities. Other subsidiaries file separate domestic tax returns as required.

BENEFIT PLANS
The Company maintains various pension, savings, employee stock ownership and other benefit plans and programs for its employees, including the Bank's Retirement Income Plan (the "Retirement Plan") covering substantially all employees who have attained minimum service requirements. The Bank's funding policy is to make contributions to the plan at least equal to the amounts required by applicable provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and the Internal Revenue Code of 1986, as amended (the "Code"). The Bank periodically evaluates the overall effectiveness and economic value of such programs, in the interest of maintaining a comprehensive benefit package for employees. Based on an evaluation of the Retirement Plan in 1996, the Bank concluded that future benefit accruals under the Retirement Plan would cease, or "freeze" on June 30, 1996. Although the benefit accruals are frozen, the Bank will continue to maintain and provide benefits under its Employee Stock Ownership Plan ("ESOP") and Employee 401(k) Thrift Incentive Savings Plan ("401(k) Plan"). In connection with the Retirement Plan "freeze," the Bank resumed its matching of contributions to the 401(k) Plan on July 1, 1996.

Post-retirement and post-employment benefits are recorded on an accrual basis with an annual provision that recognizes the expense over the service life of the employee, determined on an actuarial basis.

STOCK COMPENSATION PLANS
Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," permits either the recognition of compensation cost for the estimated fair value of employee stock-based compensation arrangements on the date of grant, or the continued application of APB Opinion No. 25, "Accounting for Stock Issued to Employees," in accounting for its plans with disclosure in the notes to the financial statements of the pro forma effects on net income and earnings per share, determined as if the fair value-based method had been applied in measuring compensation cost. The Company has adopted the disclosure option. Accordingly, no compensation cost has been recognized for the Company's stock option plans.

OFF-BALANCE SHEET FINANCIAL INSTRUMENTS
The Company has utilized interest rate caps to manage its interest rate risk. Generally, the net settlements on such transactions used as hedges of non-trading liabilities are accrued as an adjustment to interest expense over the life of the agreements.

EARNINGS PER COMMON SHARE
Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the relevant period. The weighted average number of shares outstanding does not include the weighted-average number of unallocated shares by the ESOP. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock that then shares in the earnings of the entity.

COMPREHENSIVE INCOME
The Company's comprehensive income (or loss) for each period represents net income plus the net change in unrealized gains or losses on securities AFS, and is reported in the consolidated statements of changes in stockholders' equity.

SEGMENT REPORTING
Operating segments are components of an enterprise that engage in business activities from which it may earn revenues and incur expenses, whose operating results are regularly reviewed by the enterprise's chief operating decision maker in deciding how to allocate resources and in assessing performance, and for which discrete financial information is available. The Company currently does not manage its various business activities as separate operating segments and does not readily produce meaningful discrete financial information for any such business activity.

RECENT ACCOUNTING PRONOUNCEMENTS
In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial condition and measure those instruments at fair value. The accounting for changes in the fair value of a derivative (that is, gains and losses) depends on the intended use of the derivative and the resulting designation. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999 and does not require restatement of prior periods. The implementation of SFAS No. 133 has not had a material impact on the Company's financial condition or results of operations.

In July 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133." SFAS No. 137 delays the effective date of SFAS No. 133 for one year, to all fiscal quarters of all fiscal years beginning after June 15, 2000. Management of the Company currently believes the implementation of SFAS No. 133 will not have a material impact on the Company's financial condition or results of operations.

2. BUSINESS COMBINATIONS

ACQUISITION OF INTERCOUNTY MORTGAGE, INC.
On May 1, 1998, the Bank completed the purchase of the production franchise of Intercounty Mortgage, Inc. ("IMI") from Resource Bancshares Mortgage Group, Inc. The Bank paid approximately $5.6 million for IMI's production franchise and fixed assets. The business operates as a division of the Bank under the name CFS Mortgage originating and purchasing residential loans for the Bank's portfolio and for sale in the secondary market, primarily through six loan origination offices located in New York, New Jersey, and Pennsylvania. Loan sales in the secondary market are primarily on a servicing-released basis, for which the Company earns servicing released premiums.

The transaction was accounted for under the purchase method. The excess of cost over the fair value of net assets acquired (goodwill) of approximately $5.1 million is being amortized over 5 years. The Company assesses the recoverability of goodwill by determining whether the amortization of the goodwill over its remaining life can be recovered through future operating cash flow of the production franchise. The unamortized balance of goodwill relating to the acquisition of IMI was approximately $3.4 million and $4.4 million at December 31, 1999 and 1998, respectively.

ACQUISITION OF CENTURY INSURANCE AGENCY
On November 2, 1998, the Company completed the purchase of 100% of the outstanding common stock of Century Insurance Agency, Inc. ("CIA" or "CFS Insurance Agency") for approximately $1.2 million. CIA, which is headquartered in Centereach, New York, provides automobile, homeowners and casualty insurance to individuals and various lines of commercial insurance to businesses. CIA operates as a wholly owned subsidiary of the Company. The transaction was accounted for under the purchase method. Goodwill of approximately $1.6 million is being amortized over 10 years. The Company assesses the recoverability of goodwill by determining whether the amortization of the goodwill over its remaining life can be recovered through future operating cash flow of CIA. The unamortized balance of goodwill relating to the acquisition of CIA was approximately $1.3 million and $1.6 million at December 31, 1999 and 1998, respectively.

3.  SECURITIES AVAILABLE FOR SALE
The amortized cost and estimated fair values of securities available for sale at December 31, are summarized as follows:

                                                              Gross       Gross    Estimated
                                                 Amortized  unrealized  unrealized   fair
(In thousands)                                     Cost       gains       losses     value
1999
Debt and equity securities available for sale:
    U.S. Government and agency obligations      $ 96,189        -         (4,047)   92,142
  Preferred stock                                 10,650        -         (1,197)    9,453
    Corporate debt securities                     94,287         10         (499)   93,798
                                                 201,126         10       (5,743)  195,393
MBSs available for sale:
    GNMA Certificates                                236          2         -          238
    FNMA Certificates                            124,507        250       (4,579)  120,178
    FHLMC Certificates                            32,430        291         (212)   32,509
    CMOs and REMICs                              618,177        959      (30,155)  588,981
                                                 775,350      1,502      (34,946)  741,906
Total                                          $ 976,476      1,512      (40,689)  937,299
1998
Debt and equity securities available for sale:
    U.S. Government and agency obligations      $ 78,017        141         (453)   77,705
    Preferred stock                               11,700         30         (140)   11,590
    Corporate debt securities                     19,850        -           (166)   19,684
                                                 -------      -----        -----   -------
                                                 109,567        171         (759)  108,979
                                                 -------      -----        -----   -------
MBSs available for sale:
    GNMA Certificates                                430          4          -         434
    FNMA Certificates                            177,495      1,530         (258)  178,767
    FHLMC Certificates                            51,590        689         (112)   52,167
    CMOs and REMICs                              548,644      2,218       (1,958)  548,904
                                                 -------      -----        -----   -------
                                                 778,159      4,441       (2,328)  780,272
                                                 -------      -----        -----   -------
Total                                          $ 887,726      4,612       (3,087)  889,251
                                                 =======      =====       ======   =======

Gross gains of approximately $1.0 million, $1.7 million and $1.0 million for the years ended December 31, 1999, 1998 and 1997, respectively, were realized on sales of securities available for sale. Gross losses amounted to approximately $1.0 million, $0.5 million and $1.1 million for the years ended December 31, 1999, 1998, and 1997 respectively.

The Company's portfolio of MBSs available for sale has an estimated weighted average expected life of approximately 7.1 years at December 31, 1999. At December 31, 1999, $184.5 million of MBSs available for sale were adjustable-rate securities.
The Company's privately-issued CMOs and REMICs have generally been underwritten by large investment banking firms with the timely payment of principal and interest on these securities supported (credit enhanced) in varying degrees by either insurance issued by a financial guarantee insurer, letters of credit or subordination techniques. Substantially all such securities are rated AAA by one or more of the nationally recognized securities rating agencies. These securities are subject to certain credit-related risks normally not associated with U.S. Government and agency MBSs. Among such risks is the limited loss protection generally provided by the various forms of credit enhancements as losses in excess of certain levels are not protected. Furthermore, the credit enhancement itself is subject to the credit worthiness of the enhancer. Thus, in the event a credit enhancer does not fulfill its obligations, the MBS holder could be subject to risk of loss similar to the purchaser of a whole loan pool. Management believes that the credit enhancements are adequate to protect the Company from losses, and therefore the Company has not provided an allowance for losses on its privately issued MBSs.

U.S. Government and agency obligations at December 31, 1999, had contractual maturities between March 14, 2000 and June 25, 2024. Accrued interest receivable on securities available for sale amounted to approximately $6.9 million and $4.9 million at December 31, 1999 and 1998, respectively.

Corporate debt securities at December 31, 1999, had contractual maturities between February 18, 2004 and May 27, 2029.

On June 30, 1998, the Company transferred the then remaining
$138.2 million of MBSs and $45.4 million of debt securities held to maturity to securities available for sale.

In August 1998, the Company securitized $105.7 million of residential mortgage loans with Fannie Mae. The resulting MBSs were retained and are included in securities available for sale as of December 31, 1999.

4.  LOANS receivable and loans held for sale

Loans receivable, net at December 31, are summarized as follows:

(In thousands)                          1999        1998
First mortgage loans:
Principal balances:
One- to four-family                 $1,330,565     886,405
Multi-family                           268,358     215,542
Commercial                             167,518     163,935
Construction                             3,168       2,731
Partially guaranteed by VA or
  insured by FHA                         1,604       2,205
                                     1,771,213   1,270,818
Less net deferred loan origination
  fees, unearned discounts and
  unamortized premiums                   5,995         966
Total first mortgage loans           1,777,208   1,271,784
Cooperative apartment loans, net         3,669       3,970
Other loans:
Consumer loans                          12,721      17,473
Home equity loans                       11,328      15,173
Other                                    1,899       2,280
Total other loans                       25,948      34,926
                                     1,806,825   1,310,680
Less allowance for loan losses        (16,699)     (13,978)
Total                               $1,790,126   1,296,702

Included in total loans are loans on which interest is not being accrued and loans which have been restructured and for which interest has been reduced or foregone. The principal balances of these loans at December 31 are summarized as follows:

(In thousands)               1999      1998
Non-accrual loans          $ 6,994     6,528
Restructured loans             717     1,857
Total                      $ 7,711     8,385

If interest income on non-accrual loans had been current in accordance with the original terms, approximately $468,000, $425,000 and $736,000 of interest income would have been recorded for the years ended December 31, 1999, 1998 and 1997, respectively. Approximately $144,000, $117,000 and $146,000 of interest income was recognized on non-accrual loans for the years ended December 31, 1999, 1998 and 1997, respectively. The Bank has no obligation to fund any additional monies on these loans.

The amount of interest income that would have been recorded if restructured loans had been performing in accordance with their original terms (prior to being restructured) was approximately $180,000, $396,000 and $197,000 for the years ended December 31,
1999, 1998 and 1997, respectively.

On June 30, 1999, the Company sold $20.5 million of adjustable-rate mortgage ("ARM") loans previously held in portfolio in a bulk sale transaction and recognized a gain of $261,000. The Company retained the right to service the related loans and accordingly recognized a servicing asset of $231,000.

In 1998, the Company sold $83.3 million of ARM loans previously held in portfolio in two separate bulk sale transactions, which settled on December 30, 1998. The Company recognized a net gain of $670,000 as a result of these transactions. The Company sold $68.6 million of the ARM loans servicing released, while $14.7 million of the ARM loans were sold servicing retained. In connection with the latter transaction, the Company recognized a servicing asset of $168,000.

In 1998, the Company securitized $105.7 million of residential mortgage loans with Fannie Mae. The Company retained all of the securities in its AFS portfolio, and is servicing the underlying loans for Fannie Mae. During 1999, the Company sold a portion of these securities and recognized a servicing asset of $242,000. In 1998, the Company also sold $14.0 million of cooperative apartment loans as part of its ongoing efforts to dispose of this portion of its portfolio. The Company recognized a $968,000 gain as a result of this transaction.

At December 31, 1999 and 1998, the aggregate unamortized balance of the Company's servicing assets was $517,000 and $168,000, respectively. The amounts are included in other assets in the Company's consolidated statements of financial condition. The Company amortizes its servicing assets against service fee income in proportion to and over the period of estimated net servicing income. Servicing assets are periodically assessed for impairment based on their fair value.

Loans held for sale, which consisted of, primarily fixed-rate, one- to four-family loans, were $82.7 million and $54.2 million at December 31, 1999 and 1998, respectively. The Bank originates most fixed-rate loans for immediate sale, primarily to private investors on a servicing released basis. During 1999 and 1998, the Company sold $561.7 million and $515.8 million, respectively, in residential mortgage loans to third party investors on a servicing-released basis. During 1999 and 1998, the Company recognized mortgage banking income of $3.7 million and $3.0 million, respectively. Mortgage banking income represents fee income recognized on loans sold in the secondary market, including servicing-released premiums, less the direct costs associated with the acquisition and sale of these loans.

The Bank services for investors first mortgage loans which are not included in the accompanying consolidated statements of financial condition. The unpaid principal balances of such loans were approximately $271.7 million and $269.1 million at December 31, 1999 and 1998, respectively.

The geographical location of the Bank's loan portfolio is primarily within the New York City metropolitan area.

Accrued interest receivable on loans amounted to approximately
$8.9 million and $7.2 million at December 31, 1999 and 1998, respectively.

5.  ALLOWANCE FOR LOAN LOSSES
Impaired loans and related reserves have been identified and calculated in accordance with the provisions of SFAS No. 114. The total allowance for loan losses has been determined in accordance with the provisions of SFAS No. 5, "Accounting for Contingencies." As such, the Company has provided amounts for anticipated losses that exceed the immediately identified losses associated with loans that have been deemed impaired. Provisions have been made and reserves established accordingly, based upon experience and expectations, for losses associated with the general population of loans, specific industry and loan types, including residential and consumer loans which are not subject to the provisions of SFAS No. 114.

The following table summarizes information regarding the Company's impaired loans at December 31:

                                                      1999                            1998
                                                  Related                         Related
                                                  Allowance                       Allowance
                                        Recorded  for Loan     Net      Recorded  for Loan     Net
(In thousands)                         Investment  Losses   Investment Investment  Losses   Investment
Residential loans:
With a related allowance                $  -         -          -           982       51         931
Without a related allowance               3,761      -         3,761      3,164      -         3,164
                                          -----      ---       -----      -----      ---       -----
Total residential loans                   3,761      -         3,761      4,146       51       4,095
                                          -----      ---       -----      -----      ---       -----
Multi-family and non-residential loans:
With a related allowance                    825       78         747      1,128      247         881
Without a related allowance               1,639      -         1,639      1,254      -         1,254
                                          -----      ---       -----      -----      ---       -----
Total multi-family and non-residential
  loans                                   2,464       78       2,386      2,382      247       2,135
                                          -----      ---       -----      -----      ---       -----
Total impaired loans                    $ 6,225       78       6,147      6,528      298       6,230
                                          =====      ===       =====      =====      ===       =====

The Company's average recorded investment in impaired loans for the years ended December 31, 1999 and 1998 was $8.5 million and $7.9 million, respectively. Interest income recognized on impaired loans, which was not materially different from cash-basis interest income, amounted to approximately $144,000, $117,000 and $146,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

Activity in the allowance for loan losses for the years ended
December 31, is as follows:

(In thousands)                     1999    1998    1997
Balance at beginning of year    $ 13,978  12,528  10,704
Charge-offs:
One- to four-family                 (314)   (435)   (964)
Cooperative                          (34)   (256)   (370)
Multi-family                         -      (708)    -
Non-residential and other         (1,002)   (935)   (352)
Total charge-offs                 (1,350) (2,334) (1,686)
Recoveries                           446   1,119     760
Net charge-offs                     (904) (1,215)   (926)
Provision for loan losses          3,625   2,665   2,750
Balance at end of year           $16,699  13,978  12,528





6.  PREMISES AND EQUIPMENT

Premises and equipment at December 31, are summarized as follows:

(In thousands)                               1999      1998
Land                                       $ 1,475     1,720
Buildings and improvements                  14,006    18,679
Leasehold improvements                      19,110    17,136
Furniture, fixtures and equipment           14,624    13,128
Accumulated depreciation and amortization  (13,287)  (11,454)
Total                                     $ 35,928    39,209

In December 1997, the Company purchased an office building and land in Westbury, New York for its new administrative headquarters. The purchase was consummated under the terms of a lease agreement and Payment-in-lieu-of-Tax ("PILOT") agreement with the Town of Hempstead Industrial Development Agency ("IDA") (see note 14). The Company completed improvements to the building and began using the building as its corporate headquarters in July 1998. The cost of the land and building, including improvements was $12.8 million. The building and improvements are being depreciated on a straight-line basis over thirty-nine years.

During the first quarter of 1999, the Bank sold two administrative offices, located in Woodhaven, New York, in two separate transactions. These properties, which consist of land, buildings and building improvements, had an aggregate net carrying value of approximately $2.4 million at the time of sale. The Bank leased back a portion of one of these buildings to continue its current use as a traditional retail banking branch office and for certain administrative functions. This transaction was accounted for as a sale-leaseback, and the lease is being accounted for as an operating lease. The gain resulting from the sale-leaseback transaction was deferred and is being accreted over the term of the lease as a reduction to the related operating lease expense.

Depreciation and amortization of premises and equipment, included in occupancy and equipment expense, was approximately $4.8 million, $3.1 million and $1.6 million for the years ended
December 31, 1999, 1998 and 1997, respectively.

7.  OTHER ASSETS

Other assets at December 31, are summarized as follows:

(In thousands)                         1999     1998
Remittances due from custodians      $ 1,278   10,037
Net deferred tax asset                18,502    5,424
Excess of cost over the fair value
  of net assets acquired               4,836    6,193
Other                                  8,765   15,613
Total                                $33,381   37,267
8.  DEPOSITS

Deposits at December 31, are summarized as follows:

                                              Weighted
                                              average
(Dollars in thousands)       Amount   Percent  rates
1999
Savings accounts           $ 624,967   30.0%   3.07%
Money market                  64,994    3.1    3.58
NOW                          143,481    6.9    1.27
Demand                       111,738    5.4      -
                             945,180   45.4    2.47
Certificates of deposit    1,135,433   54.6    5.58
Total                     $2,080,613  100.0%   4.17%
1998
Savings accounts          $  547,264   31.8%   3.30%
Money market                  58,984    3.4    3.21
NOW                          130,288    7.6    1.28
Demand                        84,425    4.9     -
                             820,961   47.7    2.63
Certificates of deposit      901,749   52.3    5.60
Total                     $1,722,710  100.0%   4.18%

The aggregate amount of certificates of deposit in denominations of $100,000 or more amounted to approximately $113.8 million and $84.5 million at December 31, 1999 and 1998, respectively.

Scheduled maturities of certificates of deposit at December 31, are summarized as follows:

                               1999              1998
(Dollars in thousands)    Amount  Percent   Amount  Percent
Within six months      $  661,719   58.3%    553,835   61.4%
Six months to one year    314,376   27.7     214,041   23.7
One to two years           93,497    8.2      62,756    7.0
Over two years             65,841    5.8      71,117    7.9
Total                  $1,135,433  100.0%   $901,749  100.0%

9.  BORROWED FUNDS

Borrowed funds at December 31, are summarized as follows:

(Dollars in thousands)                         1999   1998
Fixed-rate advances from the FHLB of New York:
4.25% to 5.36% due in 1999                   $  -     104,200
3.60% to 5.74% due in 2000                   144,000   62,000
5.29% due in 2001                             20,000   20,000
5.66% due in 2002                             40,000   20,000
5.62% due in 2003                             20,000   20,000
5.00% to 5.38% due in 2008                    49,000   99,000
5.27% to 6.43% due in 2009                   189,000     -
Adjustable-rate advances - FHLB of New York
5.37% due in 2000                             75,000     -
                                             537,000  325,200
Securities sold under agreements to repurchase:
Fixed rate agreements:
5.25% to 5.45% due in 1999                      -      72,290
5.90% to 7.08% due in 2000                   144,386     -
6.27% due in 2002                             16,400   16,400
                                             160,786   88,690
Holding Company Obligated Mandatorily
    Redeemable Capital Securities of Haven
    Capital Trust I at 10.46% due 02/01/27    24,984   24,984
    Capital Trust II at 10.25% due 06/30/29   25,300     -
Debt of Employee Stock Ownership Plan
  (note 12)                                    1,162    1,472
Total                                      $ 749,232  440,346

At December 31, 1999 and 1998, pursuant to a physical pledge collateral agreement, advances from the FHLB of New York were collateralized by MBSs with an estimated fair value of approximately $565.2 million and $467.6 million, respectively. At December 31, 1999 and 1998, advances from the FHLB of New York were also collateralized by U.S. Government and agency obligations with an estimated fair value of approximately $61.5 million and $6.2 million, respectively. At December 31, 1999, the Bank has unused lines of credit totalling $13.5 million with the FHLB of New York.

At December 31, 1999, all securities sold under agreements to repurchase were delivered to primary dealers who arranged the transactions. The securities will remain registered in the name of the Bank and will be returned at maturity. During the years ended December 31, 1999 and 1998, securities sold under agreements to repurchase averaged $180.3 million and $142.3 million, respectively. The maximum amounts outstanding at any month-end were $242.4 million and $191.3 million, respectively. The average interest rate paid during the years ended December 31, 1999 and 1998 were 5.39% and 5.71%, respectively. MBSs with an estimated fair value of approximately $132.4 million and $100.0 million were pledged as collateral at December 31, 1999 and 1998, respectively. In addition, corporate bonds with an estimated fair value of approximately $44.8 million were pledged as collateral at December 31, 1999.

On February 12, 1997, Haven Capital Trust I, a trust formed under the laws of the State of Delaware ("Trust I"), issued $25 million of 10.46% capital securities. The Holding Company is the owner of all the beneficial interests represented by common securities of Trust I. Trust I exists for the sole purpose of issuing Trust I securities (comprised of the capital securities and the common securities) and investing the proceeds thereof in the 10.46% junior subordinated deferrable interest debentures issued by the Holding Company on February 12, 1997, which are scheduled to mature on February 1, 2027. Interest on the capital securities is payable in semi-annual installments, commencing on August 2, 1997. Trust I securities are subject to mandatory redemption (i) in whole, but not in part upon repayment in full, at the stated maturity of the junior subordinated debentures at a redemption price equal to the principal amount of, plus accrued interest on, the junior subordinated debentures, (ii) in whole but not in part, at any time prior to February 1, 2007, contemporaneously with the occurrence and continuation of a special event, defined as a tax event or regulatory capital event, at a special event redemption price equal to the greater of 100% of the principal amount of the junior subordinated debentures or the sum of the present values of the principal amount and premium payable with respect to an optional redemption of the junior subordinated debentures on the initial optional repayment date to and including the initial optional prepayment date, discounted to the prepayment date plus accrued and unpaid interest thereon, and
(iii) in whole or in part, on or after February 1, 2007, contemporaneously with the optional prepayment by the Holding Company of the junior subordinated debentures at a redemption price equal to the optional prepayment price. Subject to prior regulatory approval, if required, the junior subordinated debentures are redeemable during the 12-month periods beginning on or after February 1, 2007, at 105.23% of the principal amounts outstanding, declining ratably each year thereafter to 100%, plus accrued and unpaid interest thereon to the date of redemption. Deferred issuance costs are being amortized over ten years.
On May 26, 1999, Haven Capital Trust II, a Delaware business trust ("Trust II"), completed the offering of $22.0 million of 10.25% capital securities. On June 18, 1999, an additional $3.3 million of capital securities were issued in connection with the exercise of the over-allotment option by the underwriters. The Holding Company is the owner of all of the beneficial interests represented by the common securities of Trust II. Trust II exists for the sole purpose of issuing the Trust II securities (comprised of the capital securities and the common securities) and investing the proceeds thereof in the 10.25% junior subordinated deferrable interest debentures, issued by the Holding Company pursuant to an indenture, which are scheduled to mature on September 30, 2029. The capital securities have a mandatory redemption provision which is triggered by optional prepayment of the junior subordinated debentures. The Chase Manhattan Bank is the Property Trustee of TrustII. During the second quarter, $21.5 million of the proceeds from the sale of capital securities was contributed to the Bank to support the Bank's in-store banking expansion. The remainder of the proceeds was used for general corporate purposes.

10.  FEDERAL, STATE AND LOCAL TAXES

FEDERAL INCOME TAXES
The Company and its subsidiaries file a consolidated Federal income tax return on a calendar-year basis. Prior to January 1, 1997 thrift institutions such as the Bank which met certain definitional tests primarily relating to their assets and the nature of their business, were permitted to establish a tax reserve for bad debts. Such thrift institutions were also permitted to make annual additions to the reserve, to be deducted in arriving at their taxable income within specified limitations. The Bank's deduction was computed using an amount based on the Bank's actual loss experience ("experience method"), or a percentage equal to 8% of the Bank's taxable income ("PTI method"). Similar deductions for additions to the Bank's bad debt reserve were also permitted under the New York State Bank Franchise Tax and the New York City Banking Corporation Tax; however, for purposes of these taxes, the effective allowable percentage under the PTI method was 32% rather than 8%.

Under the Small Business Job Protection Act of 1996 ("1996 Act"), signed into law in August 1996, Section 593 of the Internal Revenue Code ("Code"), the Bank is unable to make additions to the tax bad debt reserves but is permitted to deduct bad debts as they occur. Additionally, the 1996 Act requires institutions to recapture (that is, include in taxable income), over a six-year period, the excess of the balance of its bad debt reserves as of December 31, 1995 over the balance of such reserves as of December 31, 1987 ("base year"). The Bank's federal tax bad debt reserves at December 31, 1995 exceeded its base year reserves by $2.7 million. This recapture was frozen for 1996 and 1997, whereas, two-sixths of the excess reserves were recaptured into taxable income during the two-year period ended December 31, 1999. The remaining balance at December 31, 1999, to be recaptured into taxable income was $1.8 million. The base year reserves will be subject to recapture, and the Bank could be required to recognize a tax liability, if (i) the Bank fails to qualify as a "bank" for Federal income tax purposes; (ii) certain distributions are made with respect to the stock of the Bank;
(iii) the Bank uses the bad debt reserves for any purpose other than to absorb bad debt losses; and (iv) there is a change in Federal tax law. Management is not aware of the occurrence of any such event.

In response to the Federal legislation, the New York State and New York City tax law has been amended to prevent the recapture of existing tax bad debt reserves and to allow for the continued use of the PTI method to determine the bad debt deduction in computing New York State and New York City tax liability.

The components of the net deferred tax assets at December 31, are as follows:

(In thousands)                              1999      1998
Deferred tax assets:
Difference between financial statement
  credit loss provision and tax
  bad-debt deduction                     $ 7,054     5,952
Non-accrual interest and non-performing
  loan expense                               891       762
Securities marked to market for
  financial statement purposes            13,712      -
Other                                      3,022     2,128
Total deferred tax assets                 24,679     8,842
Deferred tax liabilities:
Recapture of Tax Bad Debt Reserve           (625)     (781)
Securities marked to market for
  financial statement purposes              -         (580)
Basis difference of fixed assets             (60)     (131)
Deferred loan origination costs           (5,421)   (1,854)
Other                                        (71)      (72)
Total deferred tax liabilities            (6,177)   (3,418)
Net deferred tax assets                 $ 18,502     5,424

Income tax expense for the years ended December 31, are
summarized as follows:
(In thousands)                             1999     1998   1997
Current:
Federal                                  $ 5,157    1,486  6,433
State and local                              492      301  1,245
                                           5,649    1,787  7,678
Deferred:
Federal                                    1,194      741   (760)
State and local                               20      398   (780)
                                           1,214    1,139 (1,540)
Total income tax expense                 $ 6,863    2,926  6,138

The following is a reconciliation of statutory Federal income tax expense to the combined effective tax expense for the years ended December 31:
(In thousands)                             1999     1998   1997
Statutory Federal income tax expense     $ 6,815    3,877  6,027
State and local income taxes, net of
  Federal income tax benefit                 333      455    301
Reversal of prior years taxes               -        (785)  -
Other, net                                  (285)    (621)  (190)
Total income tax expense                 $ 6,863    2,926  6,138

The Company did not have a valuation allowance for its deferred tax asset as of December 31, 1999 and 1998. The Company will continue to review the recognition criteria as set forth in SFAS No. 109, "Accounting for Income Taxes," on a quarterly basis and determine the need for a valuation allowance accordingly.

STATE AND LOCAL TAXES
The Company and subsidiaries file combined New York State franchise tax and New York City financial corporation tax returns on a calendar-year basis. The Company's annual tax liability for each year is the greater of a tax on (i) allocated entire net income; (ii) allocated alternative entire net income; (iii) allocated assets to New York State and/or New York City; or (iv) a minimum tax. Operating losses cannot be carried back or carried forward for New York State or New York City tax purposes. The Company has provided for its 1999 New York State and New York City tax liability based on allocated assets to New York State and/or New York City. The Company has provided for New York State and New York City taxes based on entire net income for the years ended December 31, 1998 and 1997. The Company will also file a New Jersey, Pennsylvania and Connecticut tax return for 1999 due to the operation of in-store branches in those states.

11.  EMPLOYEE BENEFIT PLANS AND POST-RETIREMENT BENEFITS

RETIREMENT PLAN
The Company's Retirement Plan is a qualified, non-contributory defined benefit pension plan covering substantially all of its eligible employees. The Company's policy is to fund pension costs in accordance with the minimum funding requirements of the ERISA, and to provide the Retirement Plan with sufficient assets with which to pay pension benefits to plan participants. Based on an evaluation of the Retirement Plan in 1996, the Bank concluded that future benefit accruals under the Retirement Plan would cease or "freeze" effective June 30, 1996. The Bank recognized a curtailment gain of approximately $266,000 as of June 30, 1996. The Bank made a cash contribution of $352,000 to the Retirement Plan in 1997. There were no contributions to the Retirement Plan in 1998 or 1999.

The following are disclosures related to the Retirement Plan as determined by the Retirement Plan's actuary in accordance with SFAS No. 87 and SFAS No. 132.

The following is a reconciliation of the projected benefit obligation for the years ended December 31, 1999 and 1998, respectively:

(In thousands)                              1999    1998
Projected benefit obligation,
  beginning of year                        $8,758   8,519
Interest cost                                 596     569
Actuarial (gain) loss                        (695)    202
Benefits paid                                (523)   (532)
Projected benefit obligation, end of year  $8,136   8,758

The following is a reconciliation of the change in fair value of Retirement Plan assets for the years ended December 31, 1999 and 1998, respectively:

(In thousands)                              1999    1998
Fair value of plan assets,
  beginning of year                        $9,515   8,819
Actual return on plan assets                1,315   1,228
Benefits paid                                (523)   (532)
Fair value of plan assets, end of year    $10,307   9,515

The following is a reconciliation of the funded status of the Retirement Plan as of December 31, 1999 and 1998, respectively:
(In thousands)                              1999    1998
Pension benefit obligation
    Accumulated benefit obligation         $8,136   8,758
    Additional benefits based on
    estimated future salary levels           -       -
    Projected benefit obligation            8,136   8,758
Fair value of plan assets                  10,307   9,515
Funded status                               2,171     757
Unrecognized net gain                      (1,439)   (261)
Prepaid pension cost                         $732     496

The following is a reconciliation of net periodic pension benefit for the years ended December 31, 1999, 1998 and 1997:
(In thousands)                               1999    1998   1997
Interest cost                                $596     569    557
Expected return on plan assets               (832)   (768)  (746)
Net periodic pension benefit                $(236)   (199)  (189)

Actuarial assumptions used to account for the Retirement Plan include the following:
                                             1999    1998   1997
Discount rate                               7.75%   6.75%  6.75%
Expected long-term rate of return           9.00%   9.00%  9.00%
Rate of increase in compensation levels      NA      NA     NA

THRIFT INCENTIVE SAVINGS PLAN
The Bank's 401(k) Plan provides for employee contributions on a pre-tax basis up to a maximum of 16% of total compensation, with matching contributions to be made by the Bank, not to exceed employee contributions greater than 6% of total compensation. The Bank matched employee contributions which totaled $357,000, $234,000 and $199,000 for the years ended December 31, 1999, 1998 and 1997.

SUPPLEMENTAL EXECUTIVE RETIREMENT BENEFITS
In 1999, the Company entered into a Company Employment Agreement setting forth the supplemental executive retirement benefits for the Chairman and Chief Executive Officer. The Company Employment Agreement restates, modifies and supersedes the Employment Agreements, dated November 18, 1994 and September 21, 1995, the Amendatory Agreement dated May 28, 1997 and the Bank Employment Agreement, dated May 28, 1997. The Company Employment Agreement entitles the Chairman and Chief Executive Officer, in addition to the severance benefits contained within the agreement, to the supplemental executive retirement benefits due to him under the Retirement Plan, the 401(k) Plan, the ESOP and any other benefit plan of which he is a participant, had the federal income tax law limitations on the accrual of benefits under these plans not been applicable. During 1999, 1998 and 1997, the Bank accrued $190,000, $180,000 and $50,000, respectively, in supplemental executive retirement benefits. On December 31, 1999 and 1998 the accumulated supplemental executive retirement benefit obligation was $56,000 and $58,000, respectively. On December 31, 1999 and 1998 the projected supplemental executive retirement benefit obligation was $56,000 and $58,000, respectively. In 1999, the Company decided not to reinstate future benefit accruals under the Retirement Plan. As a result, the accumulated and projected supplemental executive retirement benefit obligations as of December 31, 1999, were substantially reduced. The accumulated and projected supplemental executive retirement benefit obligations as of December 31, 1998, were restated to conform with the 1999 presentation.

The Bank also has a Supplemental Retirement Agreement for the former Chairman of the Board. The Supplemental Retirement Agreement is unfunded and provides for an annual retirement benefit of $120,000 for 10 years after retirement which occurred in 1995. The Supplemental Retirement Agreement also provides for a lump sum benefit of $1.2 million payable to the estate of the former Chairman of the Board in the event of his death prior to retirement, or in the event of a hostile change in control after retirement but prior to the payment of the entire benefit; any unpaid benefit shall be paid in a lump sum. The Company had accrued the entire $1.2 million liability under the unfunded plan as of December 31, 1995.

POST-RETIREMENT LIFE INSURANCE BENEFITS
The Company provides life insurance coverage to retirees under an unfunded plan ("Post-retirement Plan"). Life insurance coverage in the first year of retirement is equal to three times annual pay at retirement, reduced by 10% (the "reduction amount"). For the next four consecutive years, life insurance coverage will be reduced each year by the reduction amount. The maximum benefit will be $50,000 on the earlier of: (a) the fifth anniversary of retirement; or (b) attaining age 70.

The following are disclosures related to the Company's Post-retirement Plan as provided by the Post-retirement Plan's actuary in accordance with SFAS No.s 106 and 132.

The following is a reconciliation of the accumulated post-
retirement benefit obligation ("APBO") for the years ended
December 31, 1999 and 1998:
(In thousands)                          1999     1998
APBO, beginning of year               $ 1,445    1,268
Service cost                               70       63
Interest cost                              94       85
Actuarial (gain) loss                    (166)      38
Benefits paid                             (94)      (9)
APBO, end of year                     $ 1,349    1,445

The following is a reconciliation of the funded status of the Post-retirement Plan as of December 31, 1999 and 1998, respectively:
(In thousands)                                   1999    1998
APBO - Retirees and dependents                  $ 540     632
APBO - Actives fully eligible to retire           382     278
APBO - Actives not yet fully eligible to retire   427     535
Projected benefit obligation                    1,349   1,445
Fair value of plan assets                        -       -
Funded status                                  (1,349) (1,445)
Unrecognized transition liability                 253     278
Unrecognized net loss                             367     563
Unrecognized prior service cost                   (68)    (78)
Accrued post-retirement benefit liability       $(797)   (682)

The following is a reconciliation of net periodic post-retirement benefit cost for the years ended December 31, 1999, 1998 and 1997:
(In thousands)                               1999  1998  1997
Service cost                               $  70    63    55
Interest cost                                 94    85    77
Amortization of transition obligation         25    25    25
Amortization of unrecognized gain or loss     30    31    28
Amortization of unrecognized prior service
  liability                                  (10)  (10)   (4)
Net periodic post-retirement cost          $ 209   194   181

Actuarial assumptions used to account for the plan include the following:
                                         1999   1998   1997
Discount rate                            7.75%  6.50%  6.75%
Rate of increase in compensation levels  4.50%  4.50%  4.50%

12.  STOCK PLANS

EMPLOYEE STOCK OWNERSHIP PLAN (ESOP)
The Bank established for eligible employees an ESOP in connection with the Conversion. The ESOP borrowed $3.5 million from an unrelated third party lender and purchased 694,312 common shares issued in the Conversion. The Bank is expected to make scheduled cash contributions to the ESOP sufficient to service the amount borrowed over a period not to exceed 10 years. The unpaid balance of the ESOP loan is included in borrowed funds and the unamortized balance of unearned compensation is shown as unallocated common stock held by the ESOP reflected as a reduction of stockholders' equity. As of December 31, 1999, total contributions to the ESOP which were used to fund principal and interest payments on the ESOP debt totaled approximately $3.4 million. On December 31, 1999, the loan had an outstanding balance of $1.2 million and an interest rate of 7.81%. The loan, as amended on December 29, 1995, is payable in thirty-two equal quarterly installments beginning December 1995 and ending September 2003. The loan bears interest at a floating rate based on the federal funds rate plus 250 basis points. Dividends declared on common stock held in a participant's ESOP account are allocated to such participant's account. Dividends declared on common stock held by the ESOP and not allocated to the account of a participant are used to repay the ESOP loan. The Company recorded $889,000, $922,000 and $1.2 million of ESOP expense, based on the fair market value of the shares allocated, for the years ended December 31, 1999, 1998 and 1997, respectively. On December 31, 1999, there were 244,365 shares remaining for future allocation, of which 57,604 shares will be allocated for the 1999 year in the first quarter of 2000.
RECOGNITION AND RETENTION PLANS
The Bank has established several Recognition and Retention Plans ("RRPs") which purchased in the aggregate 297,562 shares of common stock in the Conversion. The Bank contributed $1.5 million to fund the purchase of the RRP shares. In 1995, the RRP for officers and other key employees was amended to increase the number of shares of common stock which may be granted by 19,836 shares and such shares were contributed to the RRP from treasury stock. During 1996, the remaining previously unallocated shares totaling 17,202 were awarded to directors and officers. In 1998, the RRP for directors was amended to increase the number of shares of common stock which may be granted by 9,916 shares and such shares were contributed to the RRP from treasury stock. The fair market value of these shares at the dates of the awards will be amortized as compensation expense as participants become vested. Participants generally become vested over a three or five year period beginning on the date of the award. The unamortized cost, which is comparable to deferred compensation, is reflected as a reduction of stockholders' equity. For the years ended December 31, 1999, 1998 and 1997, respectively, $92,000, $200,000 and $168,000 of expense has been recognized.

STOCK OPTION AND INCENTIVE PLANS
In 1993, the Holding Company adopted the Haven Bancorp, Inc. 1993 Stock Option Plan for Outside Directors (the "1993 Directors Plan") and the Haven Bacorp, Inc. 1993 Incentive Stock Option Plan (the "1993 Stock Plan") of the Bank. The number of shares of common stock reserved for issuance under the stock option plans was equal to 10% of the total number of shares of common stock issued pursuant to the Bank's Conversion to the stock form of ownership. In 1995, the 1993 Stock Plan was amended to increase the number of shares for which stock options may be granted by 69,430 shares. All options awarded to employees vest over a three year period beginning one year from the date of grant. The stock options awarded to directors become excercisable one year from the date of grant. The option exercise price cannot be less than the fair market value of the underlying common stock as of the date of the option grant, and the maximum option term cannot exceed ten years from the date of grant. In 1998, the 1993 Directors Plan was amended to increase the number of shares for which stock options may be granted by 29,754 shares. None of these shares have been granted as of December 31, 1999.

In 1996, the Holding Company adopted the 1996 Stock Incentive Plan which provided 420,000 shares for the grant of options and restricted stock awards. In 1998, effective upon shareholder approval, the 1996 Stock Incentive Plan was amended to increase the number of shares for which options and restricted stock awards may be granted by 41,998 shares. During 1998 and 1997, respectively, an aggregate of 14,384 and 8,988 shares of restricted stock were granted to directors, officers and employees. No shares of restricted stock were granted in 1999. Shares of restricted stock granted to directors vest six months from the date of grant. Shares granted to officers and employees vest over a three year period beginning one year from the date of grant. All shares were recorded as unearned compensation at their fair market value on the date of the award (which is reflected as a reduction of stockholders' equity), to be amortized to expense over the vesting period. During 1999, 1998 and 1997, an aggregate of 206,500, 134,200 and 34,100 options, respectively, were granted to directors and officers under the 1996 Stock Incentive Plan, which vest over a three year period beginning one year from the date of grant. During 1999, an aggregate of 42,903 shares of restricted stock were granted to directors, officers and employees.

The following table summarizes certain information regarding the stock option plans:

                                                     Number of shares of
                                                       Non-      Non-     Weighted
                                           Incentive Statutory Qualified  Average
                                             Stock     Stock   Options to Exercise
                                            Options   Options  Directors   Price
Balance outstanding at December 31, 1996    427,764   487,232   409,562    7.54
Granted                                      14,100      -       20,000   17.09
Forfeited                                      -         -      (12,000)  12.14
Exercised                                   (16,594)     -      (98,388)   6.61
Balance outstanding at December 31, 1997    425,270   487,232   319,174    7.90
Granted                                     134,200      -         -      22.91
Forfeited                                      -         -         -        -
Exercised                                   (23,414)     -      (37,194)   8.01
Balance outstanding at December 31, 1998    536,056   487,232   281,980    9.44
Granted                                     156,500      -       50,000   13.80
Forfeited                                   (18,000)     -         -      20.47
Exercised                                   (14,994)     -      (91,194)   7.05
Balance outstanding at December 31, 1999    659,562   487,232   240,786   10.13
Shares exercisable at December 31, 1999     423,562   487,232   184,119    8.44

The fair value of each share grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1999, 1998 and 1997, respectively: dividend yield of 2.14% in 1999 and 1998 and 1.45% in 1997; expected volatility rates of 42.17% to 43.51% in 1999, 28.05% to 39.24% in 1998, and 26.95% in 1997;
risk-free interest rates of 6.29% in 1999, 4.59% in 1998 and 5.68% to 5.81% in 1997; and expected lives of 3 years for the 1993 Stock Plan, 8 years for the 1993 Directors Plan, 3 years for grants to officers and employees under the 1996 Stock Incentive Plan and 8 years for grants to directors under that plan.

Had compensation cost for the Company's three stock-based compensation plans been determined consistent with SFAS No. 123, the Company's net income and net income per common share would have been reduced to the pro forma amounts indicated below for the years ended December 31:

(In thousands, except per share data)   1999   1998    1997
Net income:  As reported             $ 12,607  8,150  11,083
Pro forma                              12,095  7,560  10,557
Net income per common share:
Basic  As reported                     $ 1.44   0.95    1.32
Pro forma                                1.38   0.88    1.25
Diluted As reported                    $ 1.38   0.89    1.24
Pro forma                                1.32   0.83    1.18

13.  EARNINGS PER SHARE
The computation of basic and diluted EPS for the years ended
December 31, is presented in the following table.

(In thousands, except share and
  per share data)                     1999       1998       1997
Numerator for basic and diluted
  earnings per share-net income $ 12,607 8,150 11,083 Denominator for basic earnings per
  share"weighted-average shares   8,749,336  8,596,884  8,420,321
Effect of dilutive options          416,526    561,919    493,437
Denominator for diluted earnings
  per share"weighted-average number
  of common shares and dilutive
  potential common shares         9,165,862  9,158,803  8,913,758
Basic earnings per share             $ 1.44       0.95      $1.32
Diluted earnings per share           $ 1.38       0.89      $1.24

14.  COMMITMENTS and CONTINGENCIES

LEASE COMMITMENTS
At December 31, 1999, the Company was obligated under several noncancelable operating leases on property used for office space and banking purposes. Several of the leases contain escalation clauses which provide for increased rentals, primarily based upon increases in real estate taxes. Rent expense under these leases was approximately $5.2 million, $4.2 million and $1.7 million for the years ended December 31, 1999, 1998 and 1997, respectively. The projected minimum rental payments under the terms of the noncancelable leases at December 31, 1999 are as follows:

     Years ending December 31,   (In thousands)
     2000        $ 5,130
     2001          4,704
     2002          3,569
     2003          2,092
     2004          1,516
     Thereafter   12,772
                $ 29,783

Sixty-three in-store branches have opened through December 31, 1999, and the leases related thereto are reflected in the table above.

Under the IDA and PILOT agreements discussed in note 6, the Bank assigned the building and land at its Westbury headquarters to the IDA, is subleasing it for $1 per year for a 10 year period and will repurchase the building for $1 upon expiration of the lease term in exchange for IDA financial assistance.
LOAN COMMITMENTS
The Company had outstanding commitments totaling $258.4 million to originate loans at December 31, 1999, of which $112.0 million were fixed-rate loans and $146.4 million were variable rate loans. For fixed-rate loan commitments at December 31, 1999, the interest rates on mortgage loans ranged from 4.00% to 12.75%. The standard commitment term for these loans is 45 days. Loan commitments are made at current rates and no material difference exists between book and market values of such commitments.

For commitments to originate loans, the Company's maximum exposure to credit risk is represented by the contractual amount of those instruments. Those commitments represent ultimate exposure to credit risk only to the extent that they are subsequently drawn upon by customers. The Company uses the same credit policies and underwriting standards in making loan commitments as it does for on-balance-sheet instruments. For loan commitments, the Company would generally be exposed to interest rate risk from the time a commitment is issued with a defined contractual interest rate.

The Company delivers, primarily fixed-rate, one- to four-family mortgage loans to investors in the secondary market under "best efforts" commitments. Loans to be sold are generally committed at the time the borrower's mortgage interest rate is "locked-in". At December 31, 1999, the Company had $109.3 million of "locked-in" fixed rate one- to four-family mortgage loans. The best efforts commitment term is generally 70 days from the "lock-in" date.
In connection with the securitization and sale of $48.6 million of cooperative apartment loans in 1994, a letter of credit totaling $6.8 million was established with the FHLB. The letter of credit provides a level of protection of approximately 14% to the buyer against losses on the cooperative apartment loans sold behind a pool insurance policy the Bank purchased which provides a level of protection of approximately 20%. The letter of credit totalled $6.8 million at December 31, 1999.

LITIGATION AND LOSS CONTINGENCY
In February, 1983, a burglary of the contents of safe deposit boxes occurred at a branch office of the Bank. At December 31, 1999, the Bank has a class action lawsuit related thereto pending, whereby the plaintiffs are seeking recovery of approximately $12.9 million in actual damages and an additional $12.9 million of unspecified damages. The Bank's ultimate liability, if any, which might arise from the disposition of these claims cannot presently be determined. Management believes it has meritorious defenses against these actions and has and will continue to defend its position. Accordingly, no provision for any liability that may result upon adjudication has been recognized in the accompanying consolidated financial statements. The Company is involved in various legal actions arising in the ordinary course of business, which in the aggregate, are believed by management to be immaterial to the financial position of the Company.

15.  STOCKHOLDERS' EQUITY
At the time of its conversion to a stock savings bank, the Bank established a liquidation account in an amount equal to its total retained earnings as of June 30, 1993. The liquidation account will be maintained for the benefit of eligible account holders who continue to maintain their accounts at the Bank, after the conversion. The liquidation account will be reduced annually to the extent that eligible account holders have reduced their qualifying deposits. Subsequent increases will not restore an eligible account holder's interest in the liquidation account. In the event of a complete liquidation, each eligible account holder will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held. The balance of the liquidation account was approximately $13.0 million at December 31, 1999.

The Bank may not declare or pay cash dividends on or repurchase any of its shares of common stock, if the effect would cause stockholders' equity to be reduced below the amount required for the liquidation account, applicable regulatory capital maintenance requirements or if such declaration and payment would otherwise violate regulatory requirements. Office of Thrift Supervision ("OTS") regulations limit all capital distributions by the Bank to the Company, including dividend payments. As the subsidiary of a savings and loan holding company, the Bank must file a notice with the OTS prior to making a capital distribution. In addition, if the total amount of all capital distributions for a calendar year would exceed net income for that year to date plus the retained net income for the preceding two years, then, prior to making a capital distribution, the Bank would be required to apply for the prior approval of the OTS. Unlike the Bank, the Company is not subject to these regulatory restrictions on the payment of dividends to its stockholders. However, the source of future dividends may depend upon dividends from the Bank.

REGULATORY CAPITAL
As required by regulation of the OTS, savings institutions are required to maintain regulatory capital in the form of a "tangible capital requirement," a "core capital requirement," and a "risk- based capital requirement."

The Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

As of December 31, 1999, the Bank has been categorized as "well capitalized" by the OTS under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution's category. The following table sets forth the required ratios and amounts, and the Bank's actual capital amounts, and ratios at December 31:

                                                              To Be Well Capitalized
                                               For Capital    Under Prompt Corrective
                               Actual       Adequacy Purposes    Action Provisions
(Dollars in thousands)     Amount  Ratio(3)   Amount  Ratio        Amount  Ratio
1999
Tangible Capital         $168,926   5.62%   $ 60,073   2.00%         N/A      N/A
Core Capital (1)          168,926   5.62     120,147   4.00        150,183   5.00
Risk-based Capital (2)    184,485  11.83     124,707   8.00        155,884  10.00
1998
Tangible Capital         $130,597   5.43%   $ 48,087   2.00%         N/A      N/A
Core Capital (1)          130,597   5.43      96,173   4.00       $120,216   5.00%
Risk-based Capital (2)    144,104  11.96      96,404   8.00        120,505  10.00

(1) Under the OTS's prompt corrective action regulations (i) the tangible capital requirement was effectively increased from 1.50% to 2.00%, because under these regulations an institution with less than 2.00% tangible capital is classified as "critically undercapitalized" and (ii) the core capital requirement was effectively increased from 3.00% to 4.00% because under these regulations an institution with less than 4.00% core capital is classified as "undercapitalized."
(2) The OTS requirement that an interest rate risk component be incorporated into its existing risk-based capital standard has been indefinitely deferred by the OTS. However, the Bank does not believe that its risk-based capital requirement would be materially affected as a result of the interest rate risk component.
(3) For tangible and core capital, the ratio is to adjusted total assets. For risk-based capital, the ratio is to total risk-weighted assets.

STOCKHOLDER RIGHTS PLAN
On January 26, 1996, the Board of Directors of the Holding Company adopted a Stockholder Rights Plan (the "Rights Plan"). Under the Rights Plan, which expires in February, 2006, the Board declared a dividend of one right on each outstanding share of the Holding Company's common stock, which was paid on February 5, 1996 to stockholders of record on that date (the "Rights"). Until it is announced that a person or group has acquired 10% or more of the outstanding common stock of the Holding Company (an "Acquiring Person") or has commenced a tender offer that could result in the ownership of 10% or more of such common stock, the Rights are initially redeemable for $.01 each, are evidenced solely by the Holding Company's common stock certificates, automatically trade with the Holding Company's common stock and are not exercisable. Following any such announcement, separate Rights would be distributed, with each Right entitling its owner to purchase participating preferred stock of the Holding Company having economic and voting terms similar to those of one share of the Holding Company's common stock for an exercise price of $45. Upon announcement that any person or group has become an Acquiring Person and unless the Board acts to redeem the Rights, then twenty business days thereafter (the "Flip-in Date"), each Right (other than Rights beneficially owned by any Acquiring Person or transferee thereof, which become void) will entitle the holder to purchase, for the $45 exercise price, a number of shares of the Holding Company's common stock having a market value of $90. In addition, if after an Acquiring Person gains control of the Board, the Holding Company is involved in a merger or sells more than 50% of its assets or assets generating more than 50% of its operating income or cash flow, or has entered into an agreement to do any of the foregoing (or an Acquiring Person is to receive different treatment than all other stockholders), each Right will entitle its holder to purchase, for the $45 exercise price, a number of shares of common stock of the Acquiring Person having a market value of $90. If any person or group acquires more than 50% of the outstanding common stock of the Holding Company, the Board may, at its option, exchange one share of such common stock for each Right. The Rights may also be redeemed by the Board for $0.01 per Right prior to the Flip-in Date.

16.  FAIR VALUE OF FINANCIAL INSTRUMENTS
SFAS No. 107, "Disclosures About Fair Value of Financial Instruments" requires the Company to disclose estimated fair values for substantially all of its financial instruments. The fair value of a financial instrument is the amount at which the asset or obligation could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the entire holdings of a particular financial instrument. Because no market value exists for a significant portion of the financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature, involve uncertainties and matters of judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are determined for on and off-balance sheet financial instruments, without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Additionally, tax consequences related to the realization of the unrealized gains and losses can have a potential effect on fair value estimates and have not been considered in many of the estimates.

The following table summarizes the carrying values and estimated fair values of the Company's on-balance sheet financial instruments at December 31:

                                                       1999                  1998
                                                          Estimated             Estimated
                                                Carrying    Fair      Carrying    Fair
(In thousands)                                   Value      Value      Value      Value
Financial Assets:
Cash and cash equivalents                      $  42,717    42,717      44,808    44,808
Securities available for sale                    937,299   937,299     889,251   889,251
Loans held for sale                               82,709    82,709      54,188    54,188
FHLB-NY stock                                     27,865    27,865      21,990    21,990
Loans receivable, net                          1,790,126 1,727,837   1,296,702 1,313,057
Accrued interest receivable                       15,825    15,825      12,108    12,108
Financial Liabilities:
Deposits                                       2,080,613 2,075,948   1,722,710 1,727,676
Borrowed funds                                   749,232   746,259     440,346   446,813
Due to broker                                       -         -         97,458    97,458
Accrued interest payable                           2,774     2,774       1,670     1,670

The methods and significant assumptions used to estimate fair values for different categories of financial instruments are as follows:

Cash and cash equivalents - The estimated fair values of cash and cash equivalents are assumed to equal the carrying values as these financial instruments are either due on demand or mature within 90 days.

Securities available for sale - Estimated fair value for substantially all of the Company's bonds, notes and equity securities are based on market quotes as provided by an independent pricing service. For MBSs, the Company obtains bids from broker dealers to estimate fair value. For those occasional securities for which a market price cannot be obtained, market prices of comparable securities are used.

Loans held for sale - The estimated fair value is based on current prices established in the secondary market.

FHLB-NY stock - The estimated fair value of the Company's investment in FHLB-NY stock is deemed to be equal to its carrying value which represents the price at which it may be redeemed. Residential loans - Residential loans include one-to four-family mortgages and individual cooperative apartment loans. Estimated fair value is based on discounted cash flow analysis. The residential loan portfolio is segmented by loan type (fixed conventional, adjustable products, etc.) with weighted average coupon rate, remaining term, and other pertinent information for each segment. A discount rate is determined based on the U.S. Treasury yield curve plus a pricing spread. The discount rate for fixed rate products is based on the FNMA yield curve plus a pricing spread. Expected principal prepayments, consistent with empirical evidence and management's future expectations, are used to modify the future cash flows. For potential problem loans, the present value result is separately adjusted downward consistent with management's assumptions in evaluating the adequacy of the allowance for loan losses.

Commercial real estate and other loans - Estimated fair value is based on discounted cash flow analysis which takes into account the contractual coupon rate and maturity date of each loan. A discount rate is determined based on the U.S. Treasury yield curve, the prime rate or LIBOR plus a pricing spread, depending on the index to which the product is tied. For potential problem loans, the present value result is separately adjusted downward consistent with management's assumptions regarding the value of any collateral underlying the loans.

Deposits - Certificates of deposit are valued by performing a discounted cash flow analysis of the remaining contractual maturities of outstanding certificates. The discount rates used are wholesale secondary market rates as of the valuation date. For all other deposits, fair value is deemed to be equivalent to the amount payable on demand as of the valuation date.

Borrowed funds - Borrowings are fair valued based on rates available to the Company in either public or private markets for debt with similar terms and remaining maturities.
Accrued interest receivable, accrued interest payable, and due to broker - The fair values are estimated to equal the carrying values of short-term receivables and payables, including accrued interest, mortgage escrow funds and due to broker.

The estimated fair value of commitments to extend credit is estimated using the fees charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present credit worthiness of the counterparties. Generally, for fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed interest rates. The estimated fair value of these off-balance sheet financial instruments resulted in no unrealized gain or loss at December 31, 1999 and 1998.

17.  PARENT COMPANY ONLY CONDENSED FINANCIAL STATEMENTS
The condensed financial statements of the Holding Company (parent company only) are as follows:

Parent Company Condensed Statements of Financial Condition
                                                   December 31,
(In thousands)                                    1999     1998
Assets:
Cash and money market investments               $ 3,809    1,730
Securities available for sale                     1,445    2,569
Other assets                                      3,980    3,826
Investment in net assets of Bank                147,028  137,217
Investment in net assets of other subsidiaries    4,404    2,073
Total assets                                    160,666  147,415
Liabilities:
Junior subordinated debt issued to Haven
    Capital Trust I                              25,774   25,774
    Capital Trust II                             26,083     -
Other liabilities, net                            3,226    1,774
Total liabilities                                55,083   27,548
Total stockholders' equity                      105,583  119,867
Total liabilities and stockholders' equity    $ 160,666  147,415

Parent Company Only Condensed Statements of Operations
                                         Years Ended December 31,
(In thousands)                             1999    1998    1997
Dividend from Bank                       $ -      2,500    -
Dividend from Trust                         134      81      72
Interest income                             216     345     514
Interest expense                         (4,285) (2,697) (2,389)
Other operating expenses, net            (1,317) (1,148)   (935)
(Loss) before income tax
    benefit and equity in undistributed
    net income of Bank                   (5,252)   (919) (2,738)
Income tax benefit                         (142) (1,403) (1,277)
Net (loss) income before equity in
    undistributed net income of Bank     (5,110)    484  (1,461)
Equity in undistributed net income of
  Bank                                   17,717   7,666  12,544
Net income                              $12,607   8,150  11,083

Parent Company Only Condensed Statements of Cash Flows

                                                       Years Ended December 31,
(In thousands)                                          1999     1998     1997
Operating activities:
Net income                                            $12,607    8,150   11,083
Adjustments to reconcile net income to net cash
  used in operating activities:
Equity in undistributed net income of the Bank        (17,717)  (7,666) (12,544)
Gain on sale of interest earning assets                  -        (109)    -
Increase in other assets                                 (154)      (3)  (3,462)
Increase (decrease) in other liabilities                1,452   (1,878)   3,189
Net cash used in operating activities                  (3,812)  (1,506)  (1,734)
Investing activities:
Purchases of securities available for sale               -      (2,135)  (4,095)
Proceeds from sales of securities available for sale    1,067    3,704     -
Additional investment in the Bank                     (21,737)    -     (14,007)
Investment in net assets of other subsidiaries          2,331   (1,283)    -
Net cash (used in) provided by investing activities   (18,339)     286  (18,102)
Financing activities:
Proceeds from issuance of debt                         26,083     -      24,984
Payment of common stock dividends                      (2,599)  (2,627)  (2,598)
Exercise of stock options                                 747      360      760
Net cash (used in) provided by financing activities    24,231   (2,267)  23,146
Net increase (decrease) in cash                         2,080   (3,487)   3,310
Cash at beginning of year                               1,730    5,217    1,907
Cash at end of year                                   $ 3,810    1,730    5,217







18.  QUARTERLY FINANCIAL DATA (Unaudited)

The following table is a summary of financial data by quarter for the years ended December 31, 1999 and 1998:

                                               1999                                        1998
(Dollars in thousands,         1st        2nd        3rd        4th        1st        2nd        3rd        4th
  except for share data)     Quarter    Quarter    Quarter    Quarter    Quarter    Quarter    Quarter    Quarter
Interest income             $  40,480     44,236     48,478     50,669     34,963     36,732     39,979     40,011
Interest expense               24,274     26,316     29,926     32,390     21,469     22,582     25,041     24,684
Net interest income before
    provision for loan losses  16,206     17,920     18,552     18,279     13,494     14,150     14,938     15,327
Provision for loan losses         675        880      1,035      1,035        670        650        670        675
Net interest income after
    provision for loan losses  15,531     17,040     17,517     17,244     12,824     13,500     14,268     14,652
Non-interest income             8,798      9,028      8,115      8,427      4,459      4,406      7,763      9,217
Non-interest expense           20,126     20,729     20,792     20,583     14,067     16,204     19,389     20,353
Income before income
    tax expense                 4,203      5,339      4,840      5,088      3,216      1,702      2,642      3,516
Income tax expense              1,603      2,011      1,890      1,359      1,067        471        402        986
Net income                    $ 2,600      3,328      2,950      3,729      2,149      1,231      2,240      2,530
Net earnings per common share:
Basic                          $ 0.30       0.38       0.34       0.42       0.25       0.14       0.26       0.29
Diluted                        $ 0.29       0.37       0.32       0.40       0.24       0.13       0.24       0.28
Weighted average number of
  shares outstanding:
                    Basic   8,634,171  8,723,706  8,760,665  8,791,511  8,526,864  8,567,111  8,590,777  8,611,172
                    Diluted 9,021,614  9,076,293  9,212,577  9,226,025  9,129,745  9,247,139  9,207,719  9,014,489
















Independent Auditors' report

To The Board of Directors and Stockholders of
Haven Bancorp, Inc.:

We have audited the accompanying consolidated statements of financial condition of Haven Bancorp, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Haven Bancorp, Inc. and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999 in conformity with generally accepted accounting principles.


KPMG LLP
Melville, New York
January 27, 2000

Directors and officers

Directors
Haven Bancorp, Inc. and CFS Bank

Philip S. Messina
Chairman of the Board

George S. Worgul
Former Chairman of the Board and Retired President of Haven
Bancorp, Inc. and CFS Bank

Robert M. Sprotte
President, Schmelz Bros., Inc.
President, RDR Realty Corp.
President, Three Rams Realty

Michael J. Fitzpatrick
C.P.A., Financial Consultant
Retired, former Vice President, National Thrift Director,
E.F. Hutton & Co.

William J. Jennings II
President and Chief Operating Officer

Michael J. Levine
President, Norse Realty Group Inc. & Affiliates
Partner, Levine & Schmutter, CPAs

Msgr. Thomas J. Hartman
Director of Radio and Television for the Diocese of Rockville
Centre

Michael A. McManus, Jr.
President and Chief Executive Officer, Misonex, Inc.

Hanif Dahya
President and Chief Executive Officer, Farah Ashley Capital

Executive Officers
Haven Bancorp, Inc. and CFS Bank

Philip S. Messina
Chairman of the Board and Chief Executive Officer

William J. Jennings II
President and Chief Operating Officer

Thomas J. Seery
Executive Vice President, Operations

Catherine Califano
Senior Vice President and Chief Financial Officer

Mark A. Ricca
Senior Vice President, Residential and Consumer Lending and
Secretary

Dennis Hodne
Senior Vice President, Retail Banking

James J. Carpenter
Senior Vice President, Commercial Real Estate Lending

Stockholder Information

Administrative Headquarters
Haven Bancorp, Inc.
615 Merrick Avenue
Westbury, NY 11590
(516) 683-4100

Annual Meeting
The annual meeting of stockholders will be held on Wednesday, May 17, 2000 at 9:00 A.M., at the Huntington Hilton, 598 Broadhollow Road, Melville, New York, 11747. A notice of the meeting, a proxy statement and a proxy form are included with this mailing to stockholders of record as of March 29, 2000.

Common Stock Information
Haven Bancorp common stock is traded on the Nasdaq National
Market under the symbol HAVN. The table below shows the reported high and low sales prices of the common stock during the periods indicated in 1999 and 1998.

                     1999             1998
                 High    Low      High    Low
First Quarter   16 1/8  12 3/4   25      19 7/8
Second Quarter  16 1/2  10 1/2   28 3/4  24 3/4
Third Quarter   19      14 9/16  26 2/4  14 3/8
Fourth Quarter  17 1/8  14 3/8   17 5/8  10 3/8

As of March 22, 2000, the Company had approximately 406 stockholders of record, not including the number of persons or entities holding stock in nominee or street name through various brokers and banks. At December 31, 1999, there were 9,000,237 shares of common stock outstanding.

Transfer Agent and Registrar
Inquiries regarding stockholder administration and services should be directed to:
ChaseMellon Shareholder Services, L.L.C.
Overpeck Center
85 Challenger Road
Ridgefield Park, NJ 07660
1-800-851-9677
**World Wide Web Site: http://www.chasemellon.com

Independent Auditors
KPMG LLP
1305 Walt Whitman Road, Suite 200
Melville, NY 11747

Legal Counsel
Thacher Proffitt & Wood
Two World Trade Center
New York, NY 10048

Investor Relations
Inquiries regarding Haven Bancorp, Inc.
should be directed to:
Catherine Califano
Haven Bancorp, Inc.
615 Merrick Avenue
Westbury, NY 11590
(516) 683-4100

Annual Report on Form 10-K
A copy of the annual report on Form 10-K for the year ended
December 31, 1999, as filed with the Securities and Exchange
Commission, is available to stockholders (excluding exhibits) at no charge, upon written requests to:

Investor Relations
Haven Bancorp, Inc.
615 Merrick Avenue
Westbury, NY 11590
** World Wide Web Site: http://www.cfsb.com

Locations
Administrative Headquarters
Haven Bancorp, Inc.
615 Merrick Avenue, Westbury, NY 11590
CFS Bank Locations
Woodhaven
93-22 Jamaica Avenue, Woodhaven, NY 11421
Forest Parkway
80-35 Jamaica Avenue, Woodhaven, NY 11421
Forest Hills
106-19 Continental Avenue, Forest Hills, NY 11375
Ozone Park
98-16 101st Avenue, Ozone Park, NY 11416
Howard Beach
82-10 153rd Avenue, Howard Beach, NY 11414
Rockaway
104-08 Rockaway Beach Boulevard, Rockaway, NY 11694
Bellerose
244-19 Braddock Avenue, Bellerose, NY 11426
Snug Harbor
343 Merrick Road, Amityville, NY 11701
CFS Bank Supermarket Branches
NEW YORK
ATLANTIC TERMINAL in Pathmark Supermarket
625 Atlantic Avenue and Fort Green Pl., Brooklyn, NY 11217
BALDWIN in Pathmark Supermarket
1764 Grand Avenue, Baldwin, NY 11510
BAY SHORE in ShopRite Supermarket
1905 Sunrise Hwy., Bayshore, NY 11706
BORO PARK in Pathmark Supermarket
1245 61st Street, Boro Park, NY 11219
BRENTWOOD in Pathmark Supermarket
101 Wicks Road, Brentwood, NY 11717
CENTEREACH in Pathmark Supermarket
2150 Middle Country Road, Centereach, NY 11746
COMMACK in Pathmark Supermarket
6070 Jericho Turnpike, Commack, NY 11725
EAST ISLIP in Edwards Super Food Stores
2650 Sunrise Highway, East Islip, NY 11730
EAST MEADOW in Pathmark Supermarket
1897 Front Street, East Meadow, NY 11554
EAST ROCKAWAY in Pathmark Supermarket
492 East Atlantic Ave., East Rockaway, NY 11518
FARMINGVILLE in Edwards Super Food Store
2350 North Ocean Ave., Farmingville, NY 11738
FLUSHING in Pathmark Supermarket
155-15 Aguilar Ave, Flushing, NY 11367
FRANKLIN SQUARE in Pathmark Supermarket
460 Franklin Ave., Franklin Square, NY 11010
GOWANUS in Pathmark Supermarket
1-37 12th St., Brooklyn, NY 11205
GREENVALE in Pathmark Supermarket
130 Wheatley Plaza, Greenvale, NY 11548
HAUPPAUGE in ShopRite Supermarket
335 Nesconset Highway, Hauppauge, NY 11788
HOLBROOK in Pathmark Supermarket
5801 Sunrise Highway, Sayville, NY 11741
ISLIP in Pathmark Supermarket
155 Islip Avenue, Islip, NY 11751
JERICHO in Pathmark Supermarket
360 North Broadway, Jericho, NY 11753
LEVITTOWN in Pathmark Supermarket
3535 Hempstead Turnpike, Levittown, NY 11756
LONG ISLAND CITY in Pathmark Supermarket
42-02 Northern Blvd., Long Island City, NY 11100
MASSAPEQUA in Grand-Union Mini-branch
941 Carmans Road, Massapequa, NY 11758
MEDFORD in Edwards Super Food Stores
700-60 Patchogue-Yaphank Road, Medford, NY 11763
MONSEY in Pathmark Supermarket
45 Route 59, Monsey, NY 10952
MT. VERNON in Pathmark Supermarket
1 Pathmark Plaza, East 2nd & 3rd Ave., Mount Vernon, NY 10550
NANUET in Pathmark Supermarket
195 Rockland Center, Route 59 East, Nanuet, NY 10954
NEW HYDE PARK in Pathmark Supermarket
2335 New Hyde Park Road, New Hyde Park, NY 11040
NORTH BABYLON in Pathmark Supermarket
1251 Deer Park Avenue, North Babylon, NY 11703
NORTH YONKERS in Pathmark Supermarket
2540 Central Park Avenue, North Yonkers, NY 10710
OZONE PARK in Pathmark Supermarket
92-10 Atlantic Avenue, Ozone Park, NY 11416
PATCHOGUE in Pathmark Supermarket
395 Route 112, Patchogue, NY 11772
PIKE SLIP in Pathmark Supermarket
227 Cherry Street, New York, NY 10002
PORT CHESTER in Pathmark Supermarket
130 Midland Avenue, Port Chester, NY 10573
PORT JEFFERSON in Pathmark Supermarket
5145 Nesconset Hwy., Port Jefferson, NY 11776
SEAFORD in Pathmark Supermarket
4055 Merrick Road, Seaford, NY 11783
SHIRLEY in Pathmark Supermarket
800 Montauk Highway, Shirley, NY 11967
SPRINGFIELD GARDENS in Pathmark Supermarket
134-40 Springfield Blvd. Springfield Gardens, NY 11413
STARRETT CITY in Pathmark Supermarket
111-10 Flatlands Avenue, Brooklyn, NY 11207
STATEN ISLAND in Pathmark Supermarket
1351 Forest Avenue, Staten Island, NY 10302
STATEN ISLAND in Pathmark Supermarket
2875 Richmond Avenue, Staten Island, NY 10306
STATEN ISLAND in ShopRite Supermarket
2424 Hylan Blvd, Staten Island, NY 10306
UNIONDALE in ShopRite Supermarket
1121 Jerusalem Avenue, Uniondale, NY 11553
WEST BABYLON in Pathmark Supermarket
531 Montauk Highway, West Babylon, NY 11704
WEST BABYLON in Edwards Super Food Store
575 Montauk Highway, West Babylon, NY 11704
WHITESTONE in Pathmark Supermarket
31-06 Farrington Street, Whitestone, NY 11357
WOODBURY in Pathmark Supermarket
81-01 Jericho Turnpike, Woodbury, NY 11797
YONKERS in Pathmark Supermarket
1757 Central Park Avenue, Yonkers, NY 10710
New JERSEY
BOUND BROOK in ShopRite Supermarket
Route 28 & Union Avenue, Bound Brook, NJ 08805
BRICKTOWN in ShopRite Supermarket
Rt. 70 & Chambers Bridge Road, Bricktown, NJ 08723
HACKENSACK in ShopRite Supermarket
S. River St. & E. Main Moonachie Rd.,Hackensack, NJ 07601
HILLSIDE in Shoprite Supermarket
367 Highway 22 West, Hillside, NJ 07205
PALISADES PARK in ShopRite Supermarket
201 Roosevelt Place, Palisades Park, NJ 07650
WAYNE in ShopRite Supermarket
625 Hamburg Turnpike, Wayne, NJ 07470
WEST LONG BRANCH in ShopRite Supermarket
145 Highway 36, West Long Branch, NJ 07764
WEST MILFORD in ShopRite Supermarket
23 Marshall Hill Road, West Milford, NJ 07480
CONNECTICUT
ANSONIA In Big Y Supermarket
404 Main Street, Ansonia, CT 06401
BRIDGEPORT in Shaws Supermarket
500 Sylvan Avenue, Bridgeport, CT 06610
MERIDAN in ShopRite Supermarket
533 South Broad Street, Meridan, CT 06450
MILFORD in ShopRite Supermarket
157 Cherry Street, Milford, CT 06460
NEWTOWN in Big Y Supermarket
6 Queen Street, Newtown, CT 06470
WATERBURY in ShopRite Supermarket
650 Wolcott Street, Waterbury, CT 06705
WEST HAVEN in ShopRite Supermarket
1131 Campbell Avenue, West Haven, CT 06516
CFS INSURANCE LOCATIONS
Centereach
2100 Middle Country Road, Centereach, NY 11720
Holbrook
941 Main Street, Holbrook, NY 11741
Huntington
850 East Jericho Turnpike, Huntington, NY 11743

                         Exhibit 23.0






      Consent of Independent Certified Public Accountants



The Stockholders and the
 Board of Directors
 Haven Bancorp, Inc.:


We consent to incorporation by reference in the Registration Statement Nos. 333-79740, No. 333-85056, 333-07083, and No. 333-
20823 on Forms S-8 and the Registration Statement Nos. 333-31129 and 333-76191 on Forms S-3 of Haven Bancorp, Inc. of our report dated January 27, 2000, relating to the consolidated statements of financial condition of Haven Bancorp, Inc. as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999, which report is incorporated by reference in the December 31, 1999 Annual Report on Form 10-K of Haven Bancorp, Inc.


KPMG LLP

Melville, New York
March 30, 2000

                                                                           EX-27

[ARTICLE] 9

[LEGEND]
This schedule contains summary financial information extracted from the Consolidated Statement of Financial Condition at December 31, 1999 and the Consolidated Statement of Operations for the twelve months Ended December 31, 1999 and is qualified in its entirety by reference to such financial statements.
[/LEGEND]
[MULTIPLIER] 1,000

[PERIOD-TYPE]                   12-MOS
[FISCAL-YEAR-END]                          DEC-31-1999
[PERIOD-END]                               DEC-31-1999
[CASH]                                          41,479
[INT-BEARING-DEPOSITS]                       1,967,136
[FED-FUNDS-SOLD]                                     0
[TRADING-ASSETS]                                     0
[INVESTMENTS-HELD-FOR-SALE]                    937,299
[INVESTMENTS-CARRYING]                               0
[INVESTMENTS-MARKET]                                 0
[LOANS]                                      1,806,825
[ALLOWANCE]                                     16,699
[TOTAL-ASSETS]                               2,965,850
[DEPOSITS]                                   2,080,613
[SHORT-TERM]                                   288,386
[LIABILITIES-OTHER]                             30,422
[LONG-TERM]                                    460,846
[PREFERRED-MANDATORY]                                0
[PREFERRED]                                          0
[COMMON]                                           100
[OTHER-SE]                                     105,483
[TOTAL-LIABILITIES-AND-EQUITY]               2,965,850
[INTEREST-LOAN]                                119,413
[INTEREST-INVEST]                               64,450
[INTEREST-OTHER]                                     0
[INTEREST-TOTAL]                               183,863
[INTEREST-DEPOSIT]                              75,441
[INTEREST-EXPENSE]                             112,906
[INTEREST-INCOME-NET]                           70,957
[LOAN-LOSSES]                                    3,625
[SECURITIES-GAINS]                                 750
[EXPENSE-OTHER]                                 82,230
[INCOME-PRETAX]                                 19,470
[INCOME-PRE-EXTRAORDINARY]                      19,470
[EXTRAORDINARY]                                      0
[CHANGES]                                            0
[NET-INCOME]                                    12,607
[EPS-BASIC]                                       1.44
[EPS-DILUTED]                                     1.38
[YIELD-ACTUAL]                                    7.06
[LOANS-NON]                                      6,994
[LOANS-PAST]                                         0
[LOANS-TROUBLED]                                   717
[LOANS-PROBLEM]                                  6,876
[ALLOWANCE-OPEN]                                13,978
[CHARGE-OFFS]                                    1,350
[RECOVERIES]                                       446
[ALLOWANCE-CLOSE]                               16,699
[ALLOWANCE-DOMESTIC]                            16,699
[ALLOWANCE-FOREIGN]                                  0
[ALLOWANCE-UNALLOCATED]                              0